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                                 EXHIBIT 10.(t)

                  Coal Supply Agreement dated January 15, 1996
                      between Mettiki Coal Corporation and
                      Virginia Electric and Power Company
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          THIS AGREEMENT, effective as of January 15, 1996, is by and between the VIRGINIA ELECTRIC AND POWER COMPANY, a Virginia public service corporation with its principal office located in Richmond, Virginia, trading in Virginia as Virginia Power and North Carolina as North Carolina Power (hereinafter referred to as "Buyer"), and Mettiki Coal Corporation a Delaware corporation with its principal office located in Tulsa, Oklahoma, (hereinafter referred to as "Seller"). Both Buyer and Seller are herein individually referred to as "party" and collectively referred to as "parties."

                                R E C I T A L S

          WHEREAS, Buyer owns and operates Mt. Storm Power Station ("Station"), which is located in Grant County, West Virginia; and

          WHEREAS, Buyer desires to contract for a supply of coal for shipment to the Station; and

          WHEREAS, Seller owns, leases, or otherwise controls sufficient reserves of coal from which Seller can produce coal in the quantity and of the quality required by Buyer;

          WHEREAS, as part of Seller's obligation to supply coal to Buyer hereunder, Seller and/or Seller's subcontractor(s) will construct, operate, use, maintain and repair a primary truck unloading facility at the Station as provided herein;

          WHEREAS, Seller's parent company, MAPCO Coal Inc., whose address is the same as Seller's address, guarantees Seller's performance under this Agreement under the conditions set forth in the Guarantee Agreement attached hereto, this Agreement being expressly contingent upon execution of the Guarantee Agreement, and MAPCO shall act as Seller's agent for administration of this Agreement;

          NOW THEREFORE, in consideration of the above Recitals which are incorporated herein, and the covenants and premises herein set forth, Seller agrees to sell and deliver and Buyer agrees
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to purchase, accept, and pay for coal in the quantity, of the quality, during the period, at the Price and upon the other terms and conditions set forth herein.

ARTICLE 1 - DEFINITIONS AND TERM

 1.1      Definitions

          Wherever the following terms appear in this Agreement, they shall have the meaning stated below:

          (a) As-Received - Analysis data calculated to the moisture condition of the sample representing the coal as it arrived at the Station.

          (b) Btu - British thermal unit of heat quantity.

          (c) Business Day - Monday through Friday excluding legal holidays and holidays recognized by Buyer or Seller.

          (d) Calendar Day or day - A Calendar Day shall be the 24 hour period beginning and ending at 12:00 midnight Eastern Standard Time (or Eastern Daylight Saving Time, as applicable). The terms day and Calendar Day may be used interchangeably and shall have the same definition.

          (e) Calendar Month or month - A Calendar Month shall begin at 12:00 midnight Eastern Standard Time (or Eastern Daylight Saving Time, as applicable) on the last day of the preceding month and shall end at 12:00 midnight Eastern Standard Time (or Eastern Daylight Saving Time, as applicable) on the last day of the current month. The terms month and Calendar Month may be used interchangeably and shall have the same definition.

          (f) Calendar Year or year - A Calendar Year shall be the 12 month period beginning at 12:00 midnight Eastern Standard Time on December 31 and ending at 12:00 midnight





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              Eastern Standard Time on December 31.  The terms year and
              Calendar Year may be used interchangeably and shall have the same definition.

          (g) Coal Remittance Advice - Buyer's documentation of coal received from individual Shipments.

          (h) Coal Silos - Two 10,000 ton coal silos located on Station property.

          (i) Delivered Cost - For truck/conveyor Shipments, the Delivered Cost shall be the Price. For rail shipments, the Delivered Cost shall be the sum of the Price minus $2.37/ton (with the figure $2.37/ton to be adjusted by the percentage increase or decrease in the Price as calculated in accordance with Article 7, excluding claims, if any, made under Section 7.5), plus the applicable rail freight rate for the coal supplied hereunder from the Shipping Point to the Station. The Delivered Cost shall not include extra costs related to transportation incurred by either party due to circumstances such as demurrage or substitution of sources.

          (j) Dry Basis - Analysis data calculated to a theoretical base of no moisture associated with the sample.

          (k) Mine - The mining operation, identified by name in Section 3.2, from which coal is supplied hereunder.

          (l) Price - The price to be paid by Buyer to Seller for coal received hereunder, shall be calculated in accordance with Article 7 of this Agreement. There is a specific price related to the 1.5 pound sulfur/mmBtu and the 1.9 pound sulfur/mmBtu coal delivered by Seller. Should Buyer purchase only one (1) sulfur specification of coal under this Agreement, there will be only one (1) Price. Should Buyer purchase two (2) sulfur specifications of coal under this Agreement, there will be two
              (2) Prices.  Both the 1.5





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              pound sulfur/mmBtu Price and the 1.9 pound sulfur/mmBtu Price shall be referred to as the Price.

          (m) Proximate Analysis - Determination of moisture, volatile matter, ash, and fixed carbon. For purposes of this Agreement, the Proximate Analysis shall also include determination of total sulfur, heating value, and ash fusion temperature.

          (n) Receipt - For truck/conveyor Shipments, Receipt shall occur when coal is progressively dumped into the two 10,000 ton Coal Silos located on Station property or other mutually agreed location on Station property. For rail Shipments, Receipt of coal supplied under this Agreement shall occur at the point in time at which the delivering rail carrier places railcars at the Station for unloading.

          (o) Shipment - For truck/conveyor deliveries, unless administratively changed by the parties upon mutual agreement, a Shipment shall consist of all coal weighed at the Mine and delivered into the Buyer's Coal Silos, or other mutually agreed location on Station property, in one Calendar Day consistent with other provisions of this Agreement. For rail deliveries, Shipment of coal shall consist of and shall occur at the point in time at which Seller completes loading coal at the Shipping Point into one or more railcars as provided in this Agreement and tenders the loaded car(s) at one time in one Calendar Day along with the bill of lading or individual mine cards/tags to the delivering carrier for delivery to the Station. All railcars included in a bill of lading or individual mine cards/tags for delivery to the Station shall be considered part of the same Shipment.

          (p) Shipping Point - The loading point, identified by name in Section 3.2, from which the Seller ships the coal supplied hereunder.

          (q) Ton or ton - A short ton of 2,000 pounds (avoirdupois).





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          (r) Trainload - A Shipment of a minimum of 6,000 net tons loaded in a
              24 hour period from a single origin on a single bill of lading, with each car loaded to not less than the applicable minimum weight.

          (s) Calendar Week or week - A Calendar Week shall be the 7 day period beginning at 12:00 midnight Eastern Standard Time (or Eastern Daylight Saving Time, as applicable) on Sunday and ending at 12:00 midnight Eastern Standard Time (or Eastern Daylight Saving Time, as applicable) on Sunday. The terms week and Calendar Week may be used interchangeably and shall have the same definition.

 1.2      Term

          The term of this Agreement shall be ten years, eleven months and sixteen (16) days, beginning January 15, 1996, and continuing through December 31, 2006, unless terminated or canceled sooner in accordance with the provisions of this Agreement.

          This Agreement shall terminate automatically, without further obligation to either party, except for liabilities or obligations based upon prior breach or performance, at the end of the term.

ARTICLE 2 - TRUCK UNLOADING FACILITY

 2.1      Design, Construction, Operation and Maintenance of the Facility

          Seller, and/or Seller's subcontractor(s), will design, construct, operate, use, maintain, and repair a truck unloading and conveyor belt facility ("Facility") at the Station that will transfer coal to Buyer's Coal Silos, for purposes of receiving, handling, sampling, and delivering of coal to Buyer as part of Seller's performance under this Agreement. In addition to Seller's other obligations specified herein, Seller shall provide the following in the performance of this Agreement:

          (a) Design and construct all physical systems, on Station property, that are necessary for the Facility and its support, operation and maintenance, and provide or make available all other physical





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              systems expressly required under this Agreement for Seller's performance.

          (b) Provide design and perform construction of the Facility that shall meet or exceed the criteria of Annex J.

          (c) Fulfill its obligations in accordance with the Performance
              Schedule in Annex J.

          Buyer's obligations under this Agreement are expressly contingent on Buyer and Seller entering into a Lease Agreement for the parcel of Station property, as described in Annex J, for the purposes of leasing land on the Station to Seller for Seller's construction, operation, use, maintenance, and repair of the Facility ("Lease") on or before January 15, 1996, unless mutually extended by the parties.

 2.2      Warranties - Design and Construction, and Availability

          (a) Design and Construction - Seller warrants that as of the date of approval of the Facility by Buyer for initial operation as provided herein, the Facility shall be designed and constructed in a good and workmanlike manner; that the Facility shall be designed and constructed in accordance with Annex J; and that when completed, the Facility shall be free from material defects in workmanship and from material defects in design and suitable for its intended purpose. If the Facility fails to conform to this warranty, upon oral or written notice from Buyer, Seller shall, as a condition to receiving Buyer's approval for initial Facility operation as provided herein, at Seller's sole expense, promptly take down, remove, replace, or repair as reasonably determined by Buyer, all portions of the Facility that fail to conform to the above warranties. The above warranty shall apply to all repair or replacement work performed by Seller.

          (b) Performance Availability - Seller warrants the performance of the Facility will meet the requirements of Section 2.1 above and will be available to support the delivery of coal ordered and scheduled beginning January 1, 1997. Consistent with the parties' performance obligations identified in Annex J, in the event the Facility is not so available on January 1, 1997 for:





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              (1)      Seller's nonperformance due to reasons other than force
majeure - Seller shall deliver by rail, at the same Delivered Cost for truck/conveyor shipments all coal ordered and scheduled by Buyer hereunder until Buyer determines that the Facility is fully operational as required in this Agreement; or,

              (2) Seller's or Buyer's nonperformance due to force majeure, or Buyer's nonperformance due to reasons other than force majeure - Seller shall deliver by rail, at the Price minus $2.37/ton (with the figure $2.37/ton to be adjusted by the percentage increase or decrease in the Price as calculated in accordance with Article 7, excluding claims, if any, made under
Section 7.5), and/or truck at the Station's truck dump facility, at the Price, all coal ordered and scheduled by Buyer hereunder until Buyer determines that the Facility is fully operational as required in this Agreement. Buyer shall be responsible for payment of transportation costs for rail deliveries. Buyer and Seller shall mutually schedule deliveries to fully utilize the excess capacity of Buyer's truck dump facility.

          The remedies set forth in this Article are in addition to such other remedies as may be available to Buyer or Seller at law or in equity. Seller shall not be excused from its obligations under this Article by Buyer's failure to inspect, failure to discover defective work or approval of the work or any portion thereof. If Seller fails within a reasonable time or refuses to repair, replace, correct, or maintain the Facility as required herein, Buyer may, at its reasonable discretion, repair, replace, maintain, or take other remedial action. Seller shall indemnify Buyer for all costs so incurred.

ARTICLE 3 - SALE, PURCHASE AND TRANSPORTATION OF COAL

 3.1      Type of Coal, Quantity and Scheduling

          (a) As more specifically provided hereinafter in Section 3.1(f), Buyer has the option to purchase a 1.50 lb. sulfur/mmBtu coal and/or a 1.90 lb. sulfur/mmBtu coal. Unless otherwise stated,





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all tonnage volumes throughout this Agreement are for a 1.50 lb. sulfur/mmBtu coal whether or not such descriptive reference is so stated.

          (b) The quantity of coal to be ordered by Buyer hereunder for delivery from January 1, 1997 through December 31, 2006 under this Agreement, subject to reduction for Force Majeure events and other excused events, shall be 11,250,000 tons + or - 5% during the five calendar year period 1997 through 2001, and 11,250,000 tons + or - 8% during the five calendar year period 2002 through 2006.

          (c) During each of the calendar years 1997 through 2006, the base annual tonnage sold and purchased hereunder shall be 2,250,000 tons. Through Buyer's monthly scheduling orders, as hereinafter provided, Buyer shall have the option to increase or decrease the calendar year base annual tonnage by + or - 10% each calendar year, provided however, the total tonnage elected by Buyer for each calendar year during the separate five calendar year periods 1997 through 2001 and 2002 through 2006, when totaled in the aggregate, satisfies the provisions of Section 3.1(b) above.

          (d) Subject to the provisions of Section 3.1(c) above, the quantity of coal ordered by Buyer during any Calendar Month shall be no less than 165,000 tons and no more than 212,500 tons unless otherwise mutually agreed upon by both parties or makeup of shortfall tonnage is required under other provisions of this Agreement. Notwithstanding the immediately preceding sentence, due to anticipated adverse weather and adverse weather related road conditions, Buyer shall not order more than 187,500 tons per month during the Calendar Months of December, January and February, unless otherwise mutually agreed to between the parties.

          Seller shall deliver the monthly tonnage ordered by Buyer in substantially equal daily quantities throughout the month seven (7) days per week, excluding holidays, scheduled or unscheduled outages of the truck load-out facility at the Mine and/or of the Facility at the Station, Buyer's reasonable requests for delay of Shipments, force majeure events, or at such other times as Seller may direct due to, in Seller's determination, abnormal impacts on transportation of daily


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truck/conveyor Shipments.  Except as provided in the immediately preceding sentence, Seller shall have the discretion to deliver truck shipments of coal 365 days a year, 7 (seven) days a week, 24 (twenty-four) hours a day to meet Buyer's monthly coal orders. In no event shall Seller deliver more than 10,000 tons in one Calendar Day unless mutually agreed to by both parties.

          Buyer and Seller shall exert all reasonable efforts to meet the operational needs of the other party, taking into consideration Buyer's and Seller's scheduled outages, the consumption of coal, transportation, mining, seasons of the year as they relate to anticipated adverse weather conditions, mining conditions, and storage capabilities of each party. Accordingly, the parties shall exert all reasonable efforts to work toward mutually agreeable delivery schedules and make changes in previously established shipping schedules, if so requested by either party. The parties shall provide written notice for scheduled outages and prompt notice of unscheduled outages that will impact delivery.

          Subject to the foregoing, Seller agrees to sell and deliver such monthly quantities as Buyer shall order. Buyer shall order coal by providing written notice to Seller by means of monthly forecast letters specifying the quantities of coal to be purchased by Buyer for the following three months. Quantities specified for delivery in the first and second months of the forecast letters shall be firm quantities (to be confirmed by a Purchase Notice from Buyer for those months), unless revisions are mutually agreed to and confirmed in writing by Buyer and Seller. The quantities specified for the third month of the forecast letters are for planning purposes only and shall not be considered binding on either party hereto. Such three-month quantity forecast letters shall be provided to Seller by the 20th of the month preceeding the three (3) month period.

          The actual tonnage delivered by Seller during any six-month period of January through June and July through December must be within 10,000 tons of the tonnage ordered by Buyer during such six-month period. If the actual tonnage delivered is less than the ordered tonnage and such failure





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is not the result of a force majeure event as defined in Section 9.1 or Buyer's request to delay Shipments pursuant to Section 3.12, taking into account the 10,000 ton allowable variance, such shortfall quantity shall be made up within twelve (12) months on a mutually agreed upon delivery schedule. Such coal shall be shipped at the Price applicable during the month the coal was originally scheduled to be delivered.

          (e) Buyer shall not be required to accept any quantity of coal shipped during a Calendar Month in excess of the total monthly amount ordered by Buyer, but if Buyer accepts any excess quantity of coal, Buyer may, upon written notice to Seller, require that such excess amount be deducted from the total monthly quantity to be shipped during any of the six Calendar Months immediately following the month in which the excess quantity was shipped.

          (f) Throughout the term of this Agreement, Buyer may elect to scrub its Unit No. 1 and/or Unit No. 2 at the Station and, therefore, upon providing six months advance written notice to Seller, Buyer has the option to purchase certain quantities of a 1.90 lb. sulfur/mmBtu coal in lieu of a 1.50 lb. sulfur/mmBtu coal. If Buyer elects to receive any quantities of the 1.90 lb. sulfur/mmBtu coal, the parties' obligations for the sale and purchase of the
1.90 lb. sulfur/mmBtu coal shall be determined by the tonnage volumes stated herein for a 1.50 lb. sulfur/mmBtu coal adjusted upward by a tonnage conversion factor of 1.21551 to arrive at the corresponding tonnage obligations for the
1.90 lb. sulfur/mmBtu coal (e.g., if Buyer elects to convert totally for the supply of 1.90 lb. sulfur/mmBtu coal, calculation is as follows: 2,250,000 tons 1.50 lb. sulfur/mmBtu coal x 1.21551 equals 2,734,898 tons of 1.90 lb. sulfur/mmBtu coal). Through Buyer's monthly coal ordering process set forth in
Section 3.1(d), Buyer shall specifically state the separate monthly quantities of 1.50 lb. sulfur/mmBtu coal and/or 1.90 lb. sulfur/mmBtu coal Buyer elects to receive. Buyer and Seller understand that all monthly, annual and/or any other stated tonnage volumes stated throughout this Agreement and any attachments hereto shall be appropriately increased to reflect application of





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the tonnage conversion factor  of 1.21551 for each one ton of 1.50 lb.
sulfur/mmBtu coal Buyer elects to receive as a 1.90 lb. sulfur/mmBtu coal.

          If Buyer, through the order process given in this Article and Section 3.1(d) above, directs Seller to deliver both 1.50 and 1.90 lb. sulfur/mmBtu coal in the same month(s) Seller will make delivery(ies) based upon individual shipping schedules coordinated with the Station. Seller shall deliver only one
(1) sulfur specification in any given Calendar Day unless changed upon mutual agreement of the parties. This coordination will permit Buyer to control the different coal qualities going into Buyer's Coal Silos for Station operation.

          (g) This Agreement is not and shall not be construed as a contract for all of Buyer's coal requirements for the Station.

 3.2      Source and Substitute Coal

          The coal sold and purchased hereunder shall be produced from Seller's Mettiki mine ("Mine") more specifically described in Annex A and shipped from Mettiki Loadout, Garrett County, Maryland (origin station number B6377) ("Shipping Point"). Seller shall not produce coal for Shipment to Buyer from any source other than the Mine nor load coal for Shipment to Buyer at any location other than the Shipping Point unless Buyer shall have given its prior written consent which shall not be unreasonably withheld. At Buyer's option, such consent may be conditioned upon a test burn(s) of up to 30,000 tons of coal for each test burn. If Seller proposes to supply coal hereunder from a source other than the Mine and/or Shipping Point specified herein ("Substitute Source"), such proposal shall be given to Buyer in writing and signed by Seller. Buyer shall have no obligation to accept any Shipment of coal from a Substitute Source prior to agreement in writing. Notwithstanding the above, Seller at its option shall have the right to supply up to 100,000 tons of coal per year from other sources provided that such coal is prepared and/or blended and loaded with Seller's produced coal at the Mine and that the quality specifications for the delivered coal hereunder





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are met.  In addition, Buyer pre-approves the use by Seller of coal produced from the Steyer mine in Garrett county, MD, and/or its successor due to name change or new ownership, for the purposes of being blended and loaded with Seller's produced coal at the Mine. This pre-approval is made based on the parties' recognition that the coal produced by Steyer mine (and/or its successor due to name change or new ownership) is not, by itself, a natural coal supply for the Station and it is being used for blending purposes to support Seller's ability to meet the delivered sulfur quality specifications. The Mine is to produce a substantial majority of the coal to be supplied under this Agreement. Seller's right to supply substitute coal as provided in this
Section 3.2 shall not affect Seller's right to claim force majeure as provided in Section 9.1

          Seller shall reimburse Buyer for any additional cost incurred by Buyer if the Delivered Cost of coal supplied from a Substitute Source pursuant to Buyer's written consent exceeds the Delivered Cost of coal produced and shipped from the Mine and Shipping Point specified herein. If the Delivered Cost of coal produced from such source exceeds the Delivered Cost of coal supplied from the Mine and Shipping Point, Buyer shall have the option (a) to take credit for such excess cost at the time of payment for such coal or on a future invoice covering payment for coal, or (b) to require cash reimbursement of such excess cost from Seller within 15 Business Days of Seller's receipt of Buyer's written request for reimbursement. Approved Shipments of coal supplied from a Substitute Source shall comply with and be subject to all terms and conditions of this Agreement.

          Any coal sold and purchased hereunder produced in the State of West Virginia shall be certified as such pursuant to Subsection 11-13H-4 of Article 13H of the West Virginia Tax Code (The West Virginia Business and Occupation Tax Credit). Seller shall certify (and provide certification for the producer of the coal, if Seller is not the producer) coal that is mined in West Virginia in the manner set forth herein. For each year during the term of this Agreement (or until Subsection 11-13H-4 of Article 13H of the West Virginia Tax Code expires, is repealed, or is





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otherwise declared null and void) Buyer shall mail Seller a West Virginia Coal
Certification form, provided as Annex H, during the first quarter of the year following the year in which the coal was delivered. Seller shall complete and return the form to Buyer within ten Business Days from the date the form is received by Seller. Seller agrees to indemnify and hold harmless Buyer and Buyer's employees, agents, officers, and directors against any and all expenses (including reasonable attorney's fees), losses (including tax losses), damages, and liabilities caused by or resulting from Seller's and/or the producer's failure to provide or obtain approval of the required certification (including, but not limited to, penalties imposed by the State of West Virginia). Upon reasonable notice, the certification procedure specified herein may be modified in accordance with changes in certification requirements established by Buyer and/or the State of West Virginia.

 3.3      Delivery Procedures

          Unless otherwise mutually agreed to in writing, or unless Seller is required to deliver by rail as a result of the performance warranty of Section 2.2(b), all coal supplied hereunder shall be delivered by Seller to Buyer by a truck/conveyor method of delivery. For the full term of this Agreement, Seller shall ensure a sufficient number of trucks are available to deliver the quantities of coal as set forth in Section 3.1. Subject to the other terms of this Agreement, Seller, at its sole discretion, may subcontract the truck delivery of coal to independent third party trucking contractor(s), and/or operate its own fleet of trucks to meet the delivery requirements hereunder.

          For the purposes of delivering coal to the Station by the truck/conveyor method of delivery, Seller shall, either directly or by the use of subcontractor(s), design, construct, maintain and operate the Facility at the Station. Upon arrival at the Station, the trucks shall unload the coal into the Facility which shall transfer the coal directly into the Station's storage Silo No. 1, and/or into the Station's storage Silo No. 2.





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 3.4      Facility Purchase Obligation

          Buyer shall purchase the Facility upon expiration, termination or cancellation of this Agreement. Upon such event, Seller and Buyer shall take the following actions: (1) within sixty (60) days from receipt of Seller's invoice, Buyer shall pay Seller the purchase price for the Facility specified in the fifteen (15) year depreciation/buyout schedule set forth in Annex F;
(2) Seller shall submit with Seller's invoice for the purchase price for the Facility, an itemized list of spare parts inventory for the Facility, including the individual cost of each itemized spare part, and Buyer at its sole option shall within twenty (20) days provide Seller a list of any of the spare parts inventory it elects to purchase from Seller; (3) Seller shall submit to Buyer with its invoice: all maintenance and operating cost records; all current drawings, permits, operating manuals; in addition to all other relevant information and records in Seller's possession deemed necessary by Buyer for Buyer to take over the responsibility for overseeing the operation of the Facility. Upon termination of this Agreement Buyer and Seller shall transfer operation and maintenance responsibilities in a coordinated manner to minimize any impact to the operation of the Facility.

          Seller intends to subcontract the responsibilities for operation and maintenance of the Facility at the Station. Upon Buyer's purchase of the Facility, Buyer shall not be obligated to continue using the services provided by Seller and/or Seller's subcontractor(s), or their employees, and Seller and/or Seller's subcontractor(s) and their employees shall neither be obligated nor entitled to continue providing such services to Buyer, unless otherwise mutually agreed to under a separate written agreement between Buyer and Seller and/or Seller's subcontractor(s). Seller shall be solely responsible for any termination costs and other responsibilities and liabilities associated with termination of any of Seller's agreements, contracts or subcontracts associated with the Facility or cancellation or termination of this Agreement, and shall indemnify Buyer from and against any claims of Seller's subcontractor(s) or their employees arising from such termination. Seller shall transfer the Facility to Buyer free and clear of any liens, encumbrances or claims.

 3.5      Buyer's Right to Operate Facility

          (a) If, at any time during the term of this Agreement, for any reason whether excused or unexcused, including but not limited to force majeure suffered by Seller, Seller is unable to deliver coal to Buyer in the quantity and quality ordered by Buyer under this Agreement, Buyer shall have the right to order and receive, through the Facility, incoming deliveries of coal which are produced from sources other than from Seller's Mine. In such event, Seller and/or Seller's subcontractor(s) shall continue providing its services for overseeing the operation of the Facility. Buyer's right to use the Facility for such purposes is not conditioned upon Seller's breach of this Agreement or other fault of Seller. Buyer's exercise of such right of entry and use of the Facility shall be without obligation or liability to Seller, except as Buyer's responsibility for expenses of operation and maintenance, and reimbursement for damage to the Facility as expressly provided for herein. At any time that Buyer operates the Facility under this Section 3.5, Buyer shall operate the Facility in accordance with the O&M manuals referenced in Annex J.

          (b) Coal Supply Problems from the Mine

              (1) If there occurs a total reduction in Seller's deliveries to the Station which is otherwise excused under the provisions of this Agreement, and Buyer has exercised its rights under Section 3.5(a), Buyer shall reimburse Seller for all properly documented direct costs incurred by Seller and/or Seller's subcontractor(s) in operating and maintaining the Facility during such period of time, which shall include, but not be limited to, reimbursement of all direct and indirect labor costs, operating costs, maintenance costs and sampling costs as documented by Seller.

              (2) If there occurs a partial reduction in Seller's deliveries to the Station which is otherwise excused under the provisions of this Agreement, and Buyer has exercised its rights under

Section 3.5(a), Buyer shall reimburse to Seller only those proportionate amounts of all documented direct and indirect costs identified under the immediately preceding paragraph as they relate to the volume of coal dumped into the Facility by third party(ies) delivering coal compared to the volume of coal dumped into the Facility by Seller.

              (3) If there occurs an unexcused total or partial reduction in Seller's deliveries from the Mine to the Station, and Buyer has exercised its rights under Section 3.5(a), all direct and indirect costs for operating the Facility shall continue to be Seller's sole responsibility during the period in which Buyer excerises its rights under Section 3.5(a).

          (c) From time to time during the term of this Agreement, Buyer may request Seller to allow deliveries of coal into Seller's Facility from sources other than from Seller's Mine, even though Seller is delivering the full quantity of coal ordered by Buyer hereunder. In such event, Seller shall exert all reasonable efforts to comply with Buyer's request taking into account the excess utilization capacity of the Facility, if any, as well as any adverse conditions which may arise and interfere with Seller's ability to deliver and Buyer's ability to receive the quantity and/or quality of coal ordered under this Agreement. Seller shall take into account certain considerations including but not limited to: interruption to transportation schedules, transportation delays, contamination of sampling equipment with alternate quality coals. If Seller, in its sole discretion, determines it can provide Buyer with use of the Facility to receive coal(s) from sources other than from Seller's Mine, and such use will not impact Seller's utilization of the Facility or Buyer's and Seller's obligations under this Agreement, Buyer and Seller shall then mutually agree to acceptable procedures and all allocations of costs for the throughput of third party coal through the Facility.

          (d) If Seller and/or Seller's subcontractor(s) fails to perform its obligations in operating the Facility for receiving incoming deliveries of coal hereunder, during such period Buyer shall have the right to temporarily, or permanently if due to termination of the Lease, assume the responsibility for operating the Facility, and Buyer shall be responsible for maintaining the Facility to the standards as defined in Section 3.6, along with maintaining all of Seller's maintenance records during such period. Seller shall reimburse Buyer for all costs of operation of the Facility if Buyer exercises its rights under this Section 3.5(d). Seller shall identify to Buyer corrective actions that Seller, and/or Seller's subcontractor(s), shall undertake to remedy Buyer's need to assume responsibility for operating the Facility. Buyer shall review and approve, such approval not to be unreasonbly withheld, Seller's corrective actions.

          (e) If Buyer exercises its rights under any provisions of this
Section 3.5, Buyer shall reimburse Seller for all direct costs to repair damage to the Facility, if still owned by Seller, caused by the negligence or intentional acts or omission(s) of Buyer and/or Buyer's third party(ies) delivering coal into the Facility.

          (f) For purposes of this Section 3.5, both Buyer and Seller agree that maintenance costs shall mean the actual maintenance cost per ton of coal delivered hereunder for the maintenance of the Facility, determined by actual operating experience. In the event that the Seller has not operated the Facility for at least twelve calendar months prior to Buyer exercising its rights under any of the provisions of this Section 3.5, the maintenance costs shall be assumed to be $0.10 per ton.

 3.6      Maintenance of Facility

          Throughout the entire term of this Agreement Seller shall materially maintain the Facility by prudent utility practices, which shall mean those practices, designs, methods, means, techniques, equipment and acts then generally accepted by the electric utility industry and commonly used engineering and operations consistent with good business practices, reliability, safety, efficiency and economy as they may apply to units of the size and service of the Facility.

          (a) Seller shall also maintain copies of all records of maintenance and other work done on the Facility during the term of this Agreement. Buyer shall have the right to inspect and audit such records at Buyer's request. Seller shall provide Buyer with all of such records upon transfer of ownership of the Facility to Buyer.

          (b) If, at any time during the term of this Agreement, Buyer determines that Seller is not materially maintaining the Facility as required in subparagraph (a) above, Buyer may provide written notice citing areas of Seller's nonperformance. If Seller fails to materially correct such nonperformance within thirty (30) days of receipt of Buyer's written notice, then Buyer may, in its sole discretion and at Seller's sole expense, perform such maintenance or repairs to the Facility as Buyer may reasonably deem advisable and, in such event, Buyer shall have the right to enter upon the Facility at any time to perform such maintenance or repairs. Buyer may deduct such costs and expenses so incurred by Buyer from amounts due Seller under this Agreement.

          (c) Except as expressly otherwise provided in this Agreement or the Lease, Buyer shall not be obligated to perform any maintenance or make any alterations, repairs or improvements to the Facility during the term of this Agreement. Nothing herein shall be construed to require Buyer to maintain or repair any of Seller's equipment at the Facility.

 3.7      Compliance With Transportation Laws

          Seller and/or its subcontractor(s) shall comply at all times with all federal, state, local and municipal laws, rules, regulations and ordinances applicable to the loading, transportation and unloading of truck deliveries of coal made under this Agreement. Such compliance with the laws shall include, and not be limited to, laws, rules, regulations and ordinances applicable to vehicle weight, weight restrictions and size, vehicle and driver safety, environmental matters, employer's liability, workmens' compensation and workers' insurance, as such laws are then interpreted and enforced by enforcement agencies.

 3.8      Coal Weights

          The weight of coal delivered to the Station shall be determined by use of Seller's certified truck scales at the Mine. For each Shipment, Seller shall provide to Buyer a daily weight which shall list the weight of each individual truck load of coal which is weighed at the Mine and delivered to the Station through the Facility. For each Shipment, Seller shall provide to Buyer a daily weight via facsimile, next day express mail delivery, by hand delivery, or such other means as agreed to by the parties to assure timely exchange of information.

          The daily weights described above shall be the basis for determining invoice billings, daily, weekly and/or monthly weighted average quality determinations, monthly tonnage shipments and used for all other purposes for which shipping weights are required under this Agreement. If a party wishes to dispute as to the accuracy of such daily weights, such party shall notify the other of such dispute and the parties shall engage in good faith efforts to resolve such dispute.

          Seller shall have an independent third party inspect, test and calibrate Seller's certified scales approximately once every three (3) calendar months, and shall maintain such scale(s) in accord with the directives of the State regulatory body having jurisdiction over weights and measures. Seller shall conduct monthly material tests of such scale(s) by passing a quantity of preweighed material over the scale(s) in a manner as similar as feasible to actual loading conditions, to verify the accuracy of the individual weighing devices against each other. Buyer may, at its expense, have a representative present to observe such inspections, tests and calibrations. Documentation of the inspection, testing and calibration shall be promptly provided by the independent third party for the certified test and Seller or Seller's subcontractor(s) for the material test to both Seller and Buyer. Any expenses for such testing shall be for Seller's account.

          The weight that is determined by Seller's certified scales shall be binding on both parties hereto; except that in the event that such scales are found to be more than one-half (1/2) percent in error, an equitable adjustment in the quantity of coal received hereunder shall be promptly made to Buyer or Seller, as appropriate, and, in the absence of definite information as to when such error began, the adjustment shall be made on the basis of such error having existed for one-half the time between the discovery of the error and the most recent test indicating that the Seller's certified scales were accurate. In the event of a known breakdown or malfunction of Seller's certified scales, the parties agree to use per truckload average weights as determined herein during the five days prior to such time there has been a known breakdown or malfunction of the scales. However, upon mutual agreement between the parties, an alternate method of weight determination may be utilized.

 3.9      Legal Haul Limits

          Seller and /or its subcontractor(s) shall comply with legal haul limits for coal delivered to the Station. Such compliance shall be in accordance with the provisions of Section 3.7, Compliance With Transportation Laws, and Seller shall indemnify Buyer in accordance with Section 12.11, Indemnity, with regard to Seller's and/or its subcontractor's(s') performance or failure to perform with regard to its obligations hereunder.

          If during any Calendar Month Buyer determines that Seller and/or its subcontractor(s) are not complying with the provisions herein, Buyer shall notify Seller and request that Seller and/or its subcontractor(s) comply. Should Seller and/or its subcontractor(s) fail to remedy the non-compliance within one week of notification, Buyer may suspend ten percent of the tonnage ordered for the current month and the following months until Seller implements corrective action and provides written assurances to Buyer that the requirements of this Section shall be met. At Buyer's sole option, the tonnage suspended prior to corrective action taken by Seller will not be made up and will be credited toward Buyer's obligation to satisfy any and all tonnage obligations under this Agreement including Attachment 1, Guarantee Agreement. If such suspended tonnage is made up, Buyer must elect to take such suspended tonnage on a mutually agreed schedule within twelve (12) months and the cost for such suspended tonnage shall be the Price in effect at the time the tonnage was suspended.

          Buyer's option to suspend tonnage from the following months' ordered quantity is a right which Buyer may, in its sole discretion, choose to exercise or not. Any exercise of, or failure to exercise such right by Buyer shall not relieve Seller of any obligations or liabilities under this Agreement or the Lease and shall not limit or negate any other right Buyer may have under this Agreement or the Lease including but not limited to Buyer's rights to indemnification by Seller as provided in this Agreement but shall not be a cause for Buyer to terminate this Agreement.

          Further, Buyer's observations or determinations of legal haul limit violations and Buyer's exercise of, or failure to exercise any right under this
Section 3.9 shall not be construed as an assumption by Buyer of any responsibility or liability for legal haul limit violations, including but not limited to claims, damages, penalties and liabilities arising therefrom.

 3.10     Trucking and/or Facility Operations Subcontractor(s) Insurance

          In the event Seller elects to use a subcontractor(s) to provide the trucking and/or operation and maintenance of the Facility, Seller shall ensure that each such subcontractor(s) shall maintain and provide indemnity and insurance equivalent to those required of the Seller hereunder, of which written confirmation thereof, including insurance certificates, or proof of self-insurance if self-insurance is acceptable to Buyer, Buyer' s acceptance shall not be unreasonably withheld, shall be provided by Seller to Buyer upon Buyer's request.

 3.11     Buyer's Right of Rejection

          Buyer may reject any Shipment of coal or any portion of a shipment hereunder prior to or a reasonable time after its Receipt at the Station if Buyer determines through a visual or other inspection that all or any portion of such Shipment contains coal that fails to comply with the specifications set forth in 4.1(b), 4.1(f) or 4.1(i). For truck/conveyor shipments, Buyer may cancel delivery of the remaining trucks scheduled for the same daily Shipment in which the nonconforming coal was rejected.

 3.12     Delay of Shipments

          Buyer may, at its sole option and upon reasonable notice, delay previously scheduled Shipments to initiate preventive maintenance outages or equipment repair to coal handling equipment in order to insure efficient operation of such equipment. Upon Seller's receipt of such notice, Seller shall use its best efforts to meet Buyer's monthly purchase notice before and after any request for Buyer's delay of Shipments. Notwithstanding the above, in the event that: (a) Buyer cannot accept Seller's deliveries due to reaching Coal Silo storage capacity at the Station, (b) Buyer fails to provide, maintain or comply with necessary permits or statutory requirements required of Buyer hereunder, (c) Buyer experiences other temporary Station operational disruptions; or (d) Buyer fails to provide Seller with any necessary services and/or utilities that are the sole responsibility of Buyer under this Agreement or the Lease for Seller to operate and maintain the Facility, then such occurrence shall be considered a request by Buyer for delay of Shipment. If such occurrences are not corrected within thirty (30) days of Seller's written notice to Buyer, then such occurrence shall be considered a breach of this Agreement by Buyer unless Buyer resumes receiving deliveries hereunder within such thirty (30) day period. Such Shipments will be made up on a mutually agreed upon schedule within twelve (12) months and at the Price in effect for the month for which such make up coal is delivered.

 3.13     Title and Risk of Loss

          Seller warrants that title to all coal received by Buyer hereunder shall be good, and its transfer rightful, and that such coal shall be free of any lien, claim, demand, security interest, or other encumbrance. Seller shall indemnify and hold Buyer harmless from any and all expenses (including reasonable attorneys' fees), losses, damages, and liabilities resulting from or arising out of any breach of this warranty.

          Title and risk of loss to the coal shall pass from Seller to Buyer upon Receipt of coal by Buyer at the Station.

 3.14     Reserves

          Seller warrants that Seller now owns, leases, or controls, and has dedicated to the Mine, a sufficient number of tons of recoverable coal contiguous and accessible to the Mine (the "Reserves") to enable Seller to supply coal in the total quantity and of the quality called for by this Agreement. A description of such Reserves is set forth in Annex A, and a map depicting such Reserves is attached. Seller warrants that these Reserves are sufficient to fulfill the quantity requirements of this Agreement and that the coal from these Reserves can and will meet the quality specifications herein.

          Seller covenants that it will not sell, lease, contract to sell, or otherwise transfer or agree to transfer to others coal, or any interest therein, from such Reserves in such quantity as to jeopardize Seller's ability to supply the total quantity and quality of coal called for by this Agreement or as to interrupt monthly shipment schedules. Nothing in this Section 3.14 shall be construed as preventing Seller from (1) mining and selling coal from such Reserves to others, provided Seller's ability to meet the requirements of
Section 3.1 has not been impaired and the foregoing covenants and warranties with respect to such Reserves are complied with, or (2) selling an interest in such Reserves provided Seller retains sufficient Reserves to enable Seller to supply coal in the total quantity and of the quality called for by this Agreement.

          The parties further acknowledge that the provisions of this Section
3.14 shall not be construed as a limitation on Seller's obligations hereunder.

ARTICLE 4 - QUALITY

 4.1      Specifications

          Unless otherwise changed pursuant to Section 4.5, the coal supplied under this Agreement shall meet the following guaranteed specifications, based on As-Received analyses:

                                                                For 1.5 lbs.              For 1.9 lbs.
                       Type Specification                       Sulfur/mmBtu              Sulfur/mmBtu
                       ------------------                       ------------              ------------
              (a)      Ash                                       16.0% (Max.)             18.0% (Max.)

              (b)      Moisture                                   8.0% (Max.)              8.0% (Max.)

              (c)      Volatile Matter                           28.0% (Max.)             28.0% (Max.)
                       Volatile Matter                           15.0% (Min.)             15.0% (Min.)

              (d)      Heating Value in Btu
                       per lb.                                  12,000 (Min.)            11,700 (Min.)

              (e)      Ash Fusion Temperature                    2,400 (Min.)             2,400 (Min.)
                       (Hemispherical temp. where height = 1/2 width under reducing atmospheric conditioning)

              (f)      Size Consist
                         Top Size (Round Screen)                    2" (Max.)                2" (Max.)
                         Fines (28-mesh x 0-mesh)                  30% (Max.)               30% (Max.)

              (g)      lbs. Sulfur/mmBtu                          1.50 (Max.)              1.90 (Max.)
                       lbs. Sulfur/mmBtu                          1.10 (Min.)              1.10 (Min.)

              (h)      Grindability (Typical)                       95 (Min.)                95 (Min.)
                         (Hardgrove Grindability Index [HGI])

              (i)      General: No additives shall be used to change the natural heating value of the coal.  The coal shall be free of debris, wood, metal, plastic and other foreign material.

          SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE
MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE COAL SUPPLIED HEREUNDER, OR AS TO THE RESULT FROM USE THEREOF. Notwithstanding the disclaimer contained within the foregoing sentence, Seller shall not be relieved of its obligation to deliver coal conforming to the specifications set forth in this Section 4.1.

 4.2      Sampling and Analysis

          Seller and Buyer may perform concurrent analytical testing on coals sampled via the mechanical sampling system of which sampling shall be taken at the Station's receiving point for truck/conveyor delivery as specified in Annex D, Attachment A.

          The Mt. Storm Power Station's Laboratory or a qualified, competent third party laboratory selected by Buyer which shall assume all of the duties and responsibilities of the Mt. Storm Power Station's Laboratory, hereinafter referred to individually or collectively as "Buyer's Laboratory", shall employ as a minimum the standard operating procedures as outlined in Annex G when performing all analytical testing of coals. All analytical testing performed by Buyer's Laboratory shall be at Buyer's expense.

          Seller shall select a qualified, competent third party laboratory to serve as "Seller's Laboratory". Seller's Laboratory shall meet the Minimum Qualification Performance Standards as specified in Annex D, Attachment B when performing all analytical testing of coal samples. All analytical testing performed by Seller's Laboratory shall be at Seller's expense.

          Four separate 8-mesh sample splits of the daily sample lot shall be prepared by the sample system operator, hereinafter referred to as "Operator", properly sealed in airtight containers, and labeled with sample identification data, tonnage data, and any other pertinent data required by either Buyer or Seller. The Operator shall provide separate 8-mesh sample splits of each daily sample to Buyer's Laboratory and Seller's Laboratory to be analyzed concurrently for Moisture, Ash, Sulfur, Volatile Matter, and BTU as per the ASTM testing methods referenced in Annex D, Attachment C. The remaining two separate 8-mesh sample splits shall remain with the Operator of the sampling system at the Station or other mutually agreed upon location for referee and reproducability check purposes, as hereinafter defined, for a minimum period of thirty (30) days after the last day of the calendar month which the sample lot represented.

          Buyer's Laboratory and Seller's Laboratory each shall provide the analytical data derived from the daily sample splits to both Buyer and Seller by facsimile or other mutually agreed to method within five business days from the receipt of the sample split in their respective laboratories.

          If Buyer's Laboratory results are received by the Seller within five business days from receipt of the sample split in the Buyer's Laboratory, Buyer's Laboratory results shall be binding on both parties with regard to coal quality and rejection and suspension limits. However, in the event Buyer's Laboratory results are received by the Seller (either by facsimile, or other mutually agreed upon method) later than five business days from receipt of the sample split at Buyers' laboratory, Seller's results shall be binding on both parties. Notwithstanding the above, in the event both laboratories fail to provide analytical results within the specified five business day time frame, Buyer's laboratory results shall be binding if received by Seller within ten
(10) Business Days of receipt of the sample split at Buyer's Laboratory.

          If analytical results are not received by either party within five business days and not considered for binding analysis, but either Buyer or Seller wish to have their individual sample analysis included for purposes of determining monthly reproducibility comparisons, as defined below, the sample analysis must be received by both parties within ten (10) business days from the date the sample was taken.

          Seller and/or Buyer shall assume the duties of tracking the proper binding analysis on a daily basis as specified above. Tracking shall include Seller's analysis results including date and time, Buyer's analysis results including date and time, tonnage, binding analysis as specified above, and any other pertinent data required by either Buyer or Seller in the administration of this Agreement.

          If any single binding analysis as provided by either the Buyer's Laboratory or the Seller's Laboratory, which ever is applicable, causes Buyer to adjust Sellers delivered price on a single analysis basis, as defined in Article 4 of this Agreement, one of the two remaining 8 mesh sample splits in the possession of the Operator shall be sent to a mutually agreed upon, independent laboratory hereinafter referred to as "Referee Laboratory" (listed in Annex I), - separate from Seller's Laboratory or Buyer's Laboratory - which meets the minimum laboratory specifications outlined in Annex D, Attachment B, within 5 working days of receipt of the penalizing binding analysis as specified above. The Referee Laboratory shall submit to both the Buyer and Seller the Referee analysis for all quality parameters, within 5 working days of receipt in their Laboratory. The dry basis result produced by the Referee Laboratory for the parameter(s) in question converted to the as-received basis by using the average of the total moisture analysis of Seller's and Buyer's analysis shall then be deemed to be the binding referee analysis for the sample in question. The cost for the Referee Laboratory analysis and inherent delivery costs shall be equally shared by both the Buyer and Seller.

          In addition to the procedures and practices outlined in Annex D, Attachment B of this Agreement for Seller's Laboratory and procedures and practices outlined in Annex G for Buyer's Laboratory, and in order to gauge laboratory performance over time, a monthly comparison of the Seller's Laboratory and Buyer's Laboratory between laboratory reproducibility compliance shall be performed as follows:

              Within fifteen (15) days after the end of each calendar month (to allow receipt of referee analysis and analysis provided within ten (10) Business Days from the date of sampling for the sole purpose of qualifying for inclusion in determining reproducibility comparisons that are provided by Buyer's, Seller's or Referee Laboratory), Seller's and/or Buyer's Laboratory shall perform a statistical comparison of the prevailing daily binding analysis compared to the corresponding daily non-binding analysis for all qualifying timely received daily analyses analyzed in the preceding month for Moisture and on a dry basis for Ash, Sulfur, and BTU. This statistical comparison shall be used for determining bias trends, reproducibility, and or other ASTM methods competency and shall include common statistical methodologies as delineated in ASTM Section 14, Volume 14.02, ASTM Section 05, Volume 05.05, part D4621, X4, or other applicable and relevant publications. "Mean" and "Range" charts shall be generated with "control" sample being defined as all 8 mesh splits generated from one sample lot of coal.

              The laboratory specific mean difference shall be calculated for each qualifying available data set for each sample lot analyzed for the month. Each mean difference shall be plotted as a point on a mean difference limit chart pertaining to the individual parameter referenced. The laboratory(s) shall be deemed in control if a data point does not orient itself above or below the following upper and lower control limits as derived from the latest revision to ASTM and/or the latest revision to the individual ASTM method reproducibility limits.

              Total Moisture + or - .38
              Sulfur + or - .067
              Btu + or - 47
              Ash + or - .38

              Within fifteen (15) working days of the end of the calendar month a mathematical weighted average of all binding daily shipment analysis determinations made that month by either Buyer's Laboratory, Seller's Laboratory, or the Referee Laboratory (whichever is applicable), shall be calculated by Seller and/or Buyer and confirmed by the other party to determine the final binding quality analyses for all coal delivered during the month.

          Within five (5) working days of the confirming party's receipt of the final binding quality analyses for all coal delivered during the month, the Buyer and/or Seller at their sole discretion may contest the final binding quality analyses for all coal delivered during the month for one or more individual quality parameters.

          If either the Buyer or Seller contest the final binding quality analyses for all coal delivered during the month for one or more individual quality parameter(s), then if the ASTM 8-mesh between laboratory reproducibility limits on each individually contested quality parameter are not exceeded in this monthly comparison as defined in the respective test methods listed in Annex D, Attachment C, or as defined in ASTM section D.05.21.01, 8-mesh tolerance ballot of 1992, (or when separately published by ASTM section D.05.21.01), which ever is more stringent, the binding analysis for the individual analysis shall stand.

          In the event one or more individual quality parameters exceed the prescribed ASTM reproducibility limits, as defined in the respective test methods listed in Annex D, Attachment C or as defined in ASTM section D.05.21.01, 8-mesh tolerance ballot of 1992, (or when separately published by ASTM section D.05.21.01.) which ever is more stringent, the Referee Laboratory shall perform a reproducibility re-run analysis on the remaining third, or if applicable, fourth sample split of the sample in question held by the Operator. The dry basis result produced by the Referee Laboratory for the quality parameter(s) in question converted to the as-received basis by averaging the total moisture analysis for the Seller's and Buyer's moisture analysis for the sample in question- shall then be deemed the final binding analysis for the sample in question. The cost for the Referee Laboratory analysis and related sample delivery costs shall be shared equally by Buyer and Seller. The results of any reproducibility re-run analysis shall be provided to Buyer and Seller within five (5) working days of receipt .

          The above referenced statistical comparison shall be used for determining bias trends. A bias (systematic error) is defined as an error that is consistently negative or consistently positive, and the mean of errors resulting from a series of observations which does not tend towards zero.

          If at any time a series of five (5) or more mean differences in either Ash, Btu or Sulfur that (on a dry basis) are oriented all above or all below the zero line, a bias situation shall be suspected to exist and each individual population of five (5) or more analysis for any of these three parameters shall be deemed to be suspect, and the corresponding remaining 8-mesh split in possession of the operator shall be submitted to the Referee Laboratory for binding analysis on the parameters in question. The cost for the Referee Laboratory analysis and inherent delivery costs shall be equally shared by both the Buyer and Seller.

          The parties recognize and agree that after identification and review of the statistical comparison of quality parameters, no parameter that falls outside of the applicable reproducability limits or series of five (5) or more observations that gives rise to suspect a bias shall be contested as identified herein, unless either party has a reasonable basis to believe that the results of such contestment will result in a economic impact that is forthcoming from a redetermination of the monthly weighted averages of the individual quality parameter(s) for the coal delivered. It is further agreed, that if either party requests a contestment, then all individual analyses that meet the criteria to be contested on an individual basis, shall be contested, unless both parties reach mutually agreement to submit a subset thereof.

          The re-run analysis shall be binding for the sample(s) in question and a mathematical weighted average of all binding daily shipment analysis determinations made that month by either Buyer's Laboratory, Seller's Laboratory, or the Referee Laboratory, whichever is applicable, shall be calculated by Seller or Buyer and confirmed by the other party to determine the final binding quality analyses for all coal delivered during the month.

          Both the Buyer and Seller shall have the right to retain an independent and specialized third party to act as their representative. Buyer, Seller, or their representatives have the right to be present at any and all times to observe the analytical procedures of the laboratories performing work under this Agreement. Both Buyer and Seller and their representatives shall also have the right to inspect and examine the performance of any equipment employed in the sampling or analysis of coal pursuant to this Agreement. In resolving disputes on Laboratory differences the Buyer and Seller and their representatives shall have the right to request sample splits or any remaining 8-mesh samples not utilized above or other relevant or pertinent material(s) and/or information from the other party or their third party laboratory(s) in reviewing analytical procedures and compliance with provisions of this article. Such requests shall not be unreasonably made by either party.

 4.3      Adjustments for Quality Variation

          The parties recognize that the failure of Seller to meet the heating value, ash, and sulfur specifications set forth in Section 4.1 may cause Buyer to be unable to operate the Station without violating certain federal, state, or local environmental laws, rules, regulations, or ordinances, which violation could result in Buyer being subject to civil and criminal penalties or enjoined from operating the coal-fired units at the Station. The parties also recognize that Seller must meet these specifications in order to ensure proper operation of the Station's boilers and coal-handling equipment and to allow full power generation at the Station. Seller shall therefore use all reasonable means to ensure that the heating value, ash, and sulfur content of all coal shipped hereunder meet the specifications set forth in Sections 4.1 (a), (d), and (g). The Price for coal as determined under Article 7 shall be adjusted as follows for variation in heating value, ash, and/or sulfur content. Such adjustments shall be cumulative.

              (a) The Price shall be adjusted in the manner set forth below to compensate for any difference between the weighted average heating value of all coal received for each Calendar Month under this Agreement and 12,000 Btu/pound for 1.50 lb. sulfur/mmBtu coal, and 11,700 Btu/pound for 1.90 lb. sulfur/mmBtu coal. Sample calculations for Btu adjustments are provided in Annex B.

                 (1) For coal received that contains, on a monthly weighted average basis, a heating value of greater than or equal to 11,700 Btu/pound for
1.50 sulfur/mmBtu coal, and 11,400 Btu/pound for 1.90 lb. sulfur/mmBtu coal, the Price will be adjusted as follows: The Delivered Cost in effect on the last day of the month will be multiplied by a fraction, the numerator of which shall be the As-Received monthly weighted average heating value and the denominator of which is 12,000 and 11,700 for the 1.50 lb. sulfur/mmBtu coal and the 1.90 lb. sulfur/mmBtu coal, respectively. The difference between the product thus determined and the Delivered Cost in effect on the last day of the month shall be the premium or reduction applicable to the Price of such coal.

                 (2) For coal received that contains, on a monthly weighted average basis, a heating value less than 11,700 Btu/pound and 11,400 Btu/pound for the 1.50 lb. sulfur/mmBtu coal and the 1.90 lb. sulfur/mmBtu coal, respectively, the Price adjustment shall be determined in accordance with the method set out in Subparagraph (1) above and the Price shall be further reduced by five percent of the Delivered Cost in effect on the last day of the month.

              (b) For coal received that contains, on a monthly weighted average basis, an ash content of greater than 17.0% for the 1.50 lb. sulfur/mmBtu coal or an ash content greater than 19.0% for the 1.90 lb. sulfur/mmBtu, the Price shall be adjusted as set forth below.

                 (1) For coal received that contains, on a monthly weighted average basis, an ash content of greater than 17.0% and 19% for the 1.50 lb. sulfur/mmBtu coal and the 1.90 lb. sulfur/mmBtu coal, respectively, and a heating value less than 12,000 Btu/pound and 11,700 Btu/pound for the 1.50 lb. sulfur/mmBtu coal and the 1.90 lb. sulfur/mmBtu coal, respectively, the Price shall be reduced by five percent of the Delivered Cost in effect on the last day of the month.

                 (2) For coal received that contains, on a monthly weighted average basis, an ash content of greater than 17.0% and 19% for the 1.50 lb. sulfur/mmBtu coal and the 1.90 lb. sulfur/mmBtu coal, respectively, and a heating value equal to or greater than 12,000 Btu/pound and 11,700 Btu/pound for the 1.50 lb. sulfur/mmBtu coal and the 1.90 lb. sulfur/mmBtu coal, respectively, the Price shall be reduced by the indicated percentage of the Delivered Cost in effect on the last day of the month as specified below.

              % Ash Content for                % Ash Content for                    % Reduction
              1.50 lb. Sulfur Coal             1.90 lb. Sulfur Coal              of Delivered Cost
              --------------------             --------------------              -----------------
              17.00 or less                       19.00 or less                          0.0
              17.01 - 17.10                       19.01 - 19.10                          1.0
              17.11 - 17.20                       19.11 - 19.20                          2.0
              17.21 - 17.30                       19.21 - 19.30                          3.0
              17.31 - 17.40                       19.31 - 19.40                          4.0
              17.41 or greater                    19.41 or greater                       5.0

              (c) For coal received that contains a sulfur content exceeding the limits specified in Subparagraphs (1), (2), or (3) below, the Price shall be adjusted as set forth below.

                 (1) For coal received that contains, on a monthly weighted average basis, greater than 1.50 lb. sulfur/mmBtu and 1.90 lb. sulfur/mmBtu for the 1.50 lb. sulfur/mmBtu coal and the 1.90 lb. sulfur/mmBtu coal, respectively, the Price shall be reduced by $0.10 per ton for each .01 lbs. sulfur/mmBtu by which the monthly weighted average exceeds 1.50 lb. sulfur/mmBtu and 1.90 lbs. sulfur/mmBtu for the 1.50 lb. sulfur/mmBtu coal and the 1.90 lb. sulfur/mmBtu coal, respectively. To calculate the monthly weighted average sulfur content in terms of lbs. sulfur/mmBtu, the following formula shall be used. The product of the As-Received monthly weighted average sulfur percentage (expressed to two significant digits) and 10,000 shall be divided by the As-Received monthly weighted average heating value (expressed to the nearest whole integer) to determine the sulfur content. The sulfur content shall be expressed to two significant digits with 1) the third decimal rounded up when it has a value equal to or greater than five, or 2) the third decimal rounded to zero when it has a value less than five.

                 (2) For the 1.5 lb. sulfur/mmBtu coal ordered and received that contains, on a single analysis basis from no less than 5,000 tons, greater than 1.68 lbs. sulfur/mmBtu, the Price adjustment shall be determined in accordance with the method set out in Subparagraph (1) above, if applicable, and the Price for the coal represented by that sample shall be further reduced by $0.50 per ton.

                 (3) For coal received that contains, on a monthly weighted average less than 1.1 lbs. Sulfur/mmBtu for 1.50 lbs. Sulfur/mmBtu coal and/or less than 1.1 lbs Sulfur/mmBtu for 1.90 lbs. Sulfur/mmBtu coal, the Price shall be reduced by $.50 per ton.

              (d)  The adjustments provided for in Sections 4.3 (a), (b), and
(c) are intended to be adjustments to reflect the increase or decrease in the value of coal supplied to Buyer according to the heating value, ash, and sulfur content of that coal. They are not intended to be, nor shall they be construed to be, either liquidated damages or penalties. Application of these adjustments shall not be construed to allow a range of specifications different from those specified in Section 4.1 and shall not prevent Buyer from exercising any other rights or remedies as provided herein if Seller delivers coal that does not meet the heating value, ash, or sulfur specifications set forth in
Section 4.1.

 4.4      Suspension of Shipments and Cancellation

              (a) Shipments of coal under this Agreement may be suspended and/or canceled in accordance with Sections 4.4 (b), (c), and (d) if coal received hereunder fails to comply with the following specifications based on the As-Received analyses:




                      THIS SPACE LEFT INTENTIONALLY BLANK

                                                 For 1.50 lb. Sulfur Coal
                                                 ------------------------
                          Three                                      2 Analyses Per
                       Consecutive                                   30 Consecutive              Each
                         Months(1)           Monthly(2)              Day Period(3)             Analysis (4)
                         ------              -------                 ----------                --------
Vol. Matter %              --                 15-28                        --                     --

Moisture %                 --                8.0 (max.)                    --                     --

Ash %                   16.0 (max.)                                   18.0 (max.)                 --

Sulfur                     --                1.0 - 1.6                     --                     --
(lbs./mmBtu)

Grind (HGI)             65 (min.)               --                         --                     --

Ash Fusion degreesF        --                   --                         --                  2,400 (min.)
(Hemis.)

Heating
Value (Btu/lb.)        12,000 (min.)        11,700 (min.)             11,600 (min.)               --

Size                       --                   --                          --                 2"x0" 30%
                                                                                               fines (max.)
                                                                                               (no debris,
                                                                                               etc.)


NOTES

   (1) The weighted average (weighted by the tons delivered for each month) of the monthly prorated analyses of coal shipped during any three consecutive Calendar Months shall not deviate from any of the limits in this column.

   (2) The monthly prorated analysis of coal shipped during any Calendar Month shall not deviate from any of the limits in this column.

   (3) No two Proximate Analyses of coal shipped during any 30 consecutive day period shall deviate from any of the limits in this column.

   (4) No one Proximate Analysis or size analysis of coal shipped during any time period shall deviate from any of the limits in this column.





                      THIS SPACE LEFT INTENTIONALLY BLANK

                                                 For 1.90 lb Sulfur Coal
                                                 -----------------------
                            Three                               2 Analyses Per
                          Consecutive                           30 Consecutive     Each
                           Months(1)           Monthly(2)       Day Period(3)    Analysis(4)
                           ------              -------          ----------       --------
Vol. Matter %                --                 15 - 28            --               --

Moisture %                   --                 8.0 (max.)         --               --

Ash %                     19.0 (max.)                            21.0 (max.)        --

Sulfur                       --                1.0 - 1.9            --              --
(lbs./mmBtu)

Grind (HGI)                 65 (min.)              --               --              --

Ash Fusion degrees F         --                    --               --           2,400 (min.)
(Hemis.)

Heating                 11,700 (min.)        11,400 (min.)     11,300 (min.)        --
Value (Btu/lb.)

Size                         --                    --               --           2"x0" 30%
                                                                                 fines (max.)
                                                                                 (no debris, etc.)


NOTES

   (1) The weighted average (weighted by the tons delivered for each month) of the monthly prorated analyses of coal shipped during any three consecutive Calendar Months shall not deviate from any of the limits in this column.

   (2) The monthly prorated analysis of coal shipped during any Calendar Month shall not deviate from any of the limits in this column.

   (3) No two Proximate Analyses of coal shipped during any 30 consecutive day period shall deviate from any of the limits in this column.

   (4) No one Proximate Analysis or size analysis of coal shipped during any time period shall deviate from any of the limits in this column.

              Compliance with the above specifications, except size, shall be determined by sampling and analysis in accordance with Section 4.2. Buyer shall perform size analysis once a month or as deemed necessary by Buyer.

              (b) If Seller ships coal that fails to comply with one or more of the specifications set forth in Section 4.4(a), Buyer may provide Seller notice of such noncompliance and request that Seller provide Buyer assurances that future shipments will comply with such specifications. Pending receipt of such assurances, or in the event Seller provides assurances but any subsequent Shipment fails to meet the specification in Section 4.4(a) that resulted in the request for assurance, Buyer may direct Seller to suspend further Shipments of coal. Before permitting Seller to resume regular Shipments, Buyer may insist that Seller demonstrate its ability to perform in the future by shipping three consecutive provisional Shipments (each of not less than 2,500 tons) which meet all of the specifications set forth in Section
4.1. Shipments suspended pursuant to this Section 4.4 shall be made up at Buyer's option and shall be at the same Price that was in effect at the time of the suspension.

              Sampling, analysis, and testing of the coal in the provisional shipments shall be conducted prior to shipment by an independent firm acceptable to Buyer and shall be in accordance with procedures acceptable to Buyer. Seller shall bear the cost of such sampling, analysis, and testing as well as any demurrage or other charges imposed by the carrier as a result of delay pending receipt of the analysis and test conducted by the independent firm. Seller shall promptly provide Buyer with written results of such analysis and test. If the results of this analysis and test show that the coal in any of the provisional shipments fails to comply with one or more of the specifications in Section 4.1, Seller shall not ship to Buyer and Buyer shall not be required to accept the coal in such shipment.

              (c) For any suspension resulting from Seller's noncompliance with a specification based on a three (3) consecutive month period as set forth under Section 4.4(a), Buyer may cancel this Agreement if (1) Seller fails or refuses to provide documentation and assurances requested pursuant to Section 4.4(b) within thirty (30) Calendar Days after receiving Buyer's notice and request, or (2) subsequent to suspension and the resumption of regular shipments under this Agreement, coal shipped during the next six (6) months fails to meet the specification in Section

4.4(a) based on a three (3) consecutive month period for the parameter which resulted in the suspension.

                 For any other suspension resulting from Seller's noncompliance with a specification as set forth under Section 4.4(a), Buyer may cancel this Agreement if (1) Seller fails or refuses to provide assurances requested pursuant to Section 4.4(b) within thirty (30) Calendar Days after receiving Buyer's notice and request for such assurances, (2) Seller fails to correct the problem giving rise to any noncompliance with the specifications set forth in Paragraph 4.4(a) within sixty (60) calendar days after receiving notice of noncompliance, or (3) during any one of three (3) consecutive months following the month in which the problem giving rise to the noncompliance is corrected, coal supplied hereunder fails to comply with the specifications giving rise to such noncompliance in Section 4.4(a).

                 If Buyer exercises its right to cancel this Agreement, such cancellation shall be effective upon Seller's receipt of Buyer's written notice of cancellation. Such written notice must be given within ninety (90) Calendar Days of the date on which Buyer first had the right to cancel.

              (d) Nothing in this Section 4.4 shall be construed as providing an exclusive remedy for Buyer and, after Buyer has exhausted the remedial steps set forth in Sections 4.4(b) and (c), Buyer may, in lieu of cancellation (or in addition to cancellation if other rights and remedies are also legally available to Buyer) pursue any other rights and remedies available under this Agreement or at law or in equity for Seller's failure to ship coal that meets the quality specifications set forth in Section 4.1. For Seller's failure to perform in accordance with terms and conditions of this Agreement other than coal quality specifications, Buyer shall not be required to exhaust remedial steps set forth in this Section 4.4 before pursuing any other rights and remedies available under this Agreement, at law, or in equity.

 4.5      Quality Change

          If Buyer determines it necessary to burn coal having specifications different from or in addition to those set forth herein as a result of any law, regulation, order, rule, or action of any governmental body or authority including consent orders between Buyer and applicable governmental body or authority (hereinafter referred to as "Regulatory Requirement"), or if it would be necessary for Buyer to make modifications to the Station or the operations of the Station in order to continue burning coal supplied hereunder to comply with such Regulatory Requirement, Buyer shall so notify Seller and may request Seller to commence shipping coal conforming to revised specifications within 60 Calendar Days after the date of Buyer's notice, under terms and conditions (including pricing terms) to be mutually agreed upon. During the period of negotiations for shipment of coal meeting the revised specifications, Buyer may require Seller to ship for test burn purposes coal proposed to meet such revised specifications up to an amount to be specified by Buyer. The Price for such test coal shall be mutually agreed upon by Buyer and Seller. If Seller is unable or refuses to ship coal conforming to the revised specifications, or if the parties, negotiating in good faith, cannot reach agreement on applicable terms and conditions (including pricing terms) within the 60 Calendar Day period, Buyer may terminate this Agreement without further obligation to Seller, except for those obligations with respect to performance required hereunder prior to the effective date of such termination, those identified in
Section 12.4 ("Survival of Obligations"), any obligation to pay for coal already delivered hereunder and for payment of the Facility, by providing written notice of termination to Seller, such termination to be effective upon Seller's receipt of Buyer's written notice of termination or as otherwise provided in such written notice.

ARTICLE 5 - MEASUREMENT OF RAIL COAL RECEIVED

          The provisions of this Article 5 and Annex E shall apply to shipments by rail only.

          Coal received hereunder that is shipped by rail shall be weighed on Buyer's weighing devices at the Station in accordance with Station procedures. Buyer shall maintain and certify these weighing devices in accordance with the appropriate State requirements. Seller may, at its own expense, have a representative present to observe such certifications.

          If Buyer's weighing devices become inoperable, and Seller has weighing devices that are maintained and certified in accordance with the appropriate State requirements and that are acceptable both to Buyer and to the appropriate rail carrier, then Seller's weighing devices shall be used. Buyer and/or the appropriate rail carrier may, at their own expense, inspect Seller's weighing devices and be present at such certifications.

          If, for any reason, a shipment of coal or portion of a shipment of coal is not weighed using weighing devices owned by Buyer, Seller, or the rail carrier, then the weight of coal received will be determined as follows:

          The net weight per car will be based on the average net weight for all cars delivered by Seller to the Station for the previous two consecutive months. In the event that no coal was received from Seller during either of the previous two months, the net weight per car shall be calculated as 93% of the stenciled net weight of each car in the shipment that was not weighted.

          For rail shipments, weights determined in accordance with this
Article 5 shall be used for payment as well as for all other purposes under this Agreement.

ARTICLE 6 - PAYMENT AND RECORDS

 6.1      Payment

          (a) Buyer shall, no less frequently than once per week, prepare a Coal Receipt Advice for the coal received hereunder during a Calendar Week. No more than ten (10) days shall pass between completion of the Calendar Week and the preparation of the Coal Receipt Advice. Payment for the coal received hereunder during a Calendar Week shall be made within fifteen
(15) days of the preparation of each Coal Receipt Advice and shall be based on the Price in effect under the provisions of Article 7, using the weights determined in accordance with Article 3, or Article 5 for rail shipments, and assuming that the specifications in Section 4.1 are met.

          (b) Price adjustments for variations in quality shall be calculated by Buyer in accordance with Section 4.3 and forwarded by Buyer to Seller by written notice. Buyer will forward said written notice to Seller within sixty
(60) Calendar Days following the month in which coal was shipped unless delayed due to sampling and analysis disputes and/or other related quality disputes between the parties. Where payment is due Seller as a result of such adjustment, payment shall first be applied to any outstanding amounts due Buyer. Payment of the remainder, if any, shall accompany such written notice. Where Buyer is due a refund as a result of any such adjustment, or where Buyer is due reimbursement from Seller as the result of payment to an independent laboratory for a quality analysis that has been settled in accordance with Sections 4.2 or other documented costs reimbursable to Buyer, as allowed under this Agreement Buyer shall have the option to deduct such refund or reimbursement from a future invoice covering payment for coal or to require cash payment from Seller within twenty (20) Calendar Days of Seller's receipt of Buyer's written notice.

          (c) Pattern of late payments under this Agreement by Buyer, shall be cause for Buyer and Seller to discuss ways for Buyer to remedy such late payments.

          (d) For payment of all other amounts payable by Buyer to Seller unless specifically addressed elsewhere in this Agreement representing payment or reimbursement of other costs allowed under this Agreement, Seller shall invoice Buyer with supporting documentation. Payment for such invoice shall be initiated by Buyer within twenty (20) days following receipt of the invoice.

          (e) Payment to Seller shall be made by check to the following address:

                               MAPCO Coal Inc.
                               P. O. Box 70734
                               Chicago, IL     60673

          The above address may be changed by Seller upon thirty (30) days written notice to Buyer.

 6.2      Records

          Each party shall keep complete and accurate records and all other data required by each of them for the purposes of proper administration of this Agreement. All such records and data shall be maintained by Seller for three years after the year of performance such records and data apply. All such records and data shall be maintained by Buyer for one year after the expiration, termination, or cancellation of this Agreement and for any additional length of time required by regulatory agencies with jurisdiction over the parties.

          Either party shall have the right from time to time, upon written notice to the other, to examine the records and data of the other relating to this Agreement, including without limitation, the weights and analyses of the coal supplied hereunder, anytime during the period the records are required to be maintained.

ARTICLE 7 - PRICE

 7.1      Base Price(s)

          The January 1, 1997 Price(s) ("Base Price(s)") of coal delivered hereunder by truck/conveyor method of delivery to the Station shall be:

          (a) $24.82 (U.S. Dollars) per ton delivered to the Station for 1.50 lb./mmBtu sulfur coal; and/or,

          (b) $22.32 (U.S. Dollars) per ton delivered to the Station for 1.90 lb./mmBtu sulfur coal.

The Base Price(s) shall be subject to adjustment only as specifically provided in this Agreement.

 7.2      Price

          The Base Price specified in Section 7.1 shall be the respective Price in effect through the end of the first calendar quarter of 1997. Prior to the beginning of each subsequent calendar quarter, commencing with the second calendar quarter of 1997, Seller shall calculate on the form in Annex C the respective Price applicable to coal to be shipped, if applicable, for that quarter based on percentage changes from the Base to Reference Indexes pursuant to Section 7.4. Seller shall forward a complete and accurate Annex C to Buyer so that Buyer will receive the Annex C at least ten (10) Business Days prior to the beginning of the calendar quarter to which the Price so calculated shall apply. Seller shall document the data used to derive the index figures appearing on Annex C on the "Worksheet for Obtaining Quarterly Price," which Seller shall submit to Buyer as part of such Annex.

 7.3      Base Price Components

          The Base Price is composed of four cost components: (1) Labor, (2) Supplies (divided into subcomponents as indicated below), (3) Capital and Other Direct Costs, and (4) Fixed Portion of Base Price. For the purposes of Price determination, the percentage of the Base Price allocated to each component and subcomponent and the index representing such component and subcomponent are as follows:

                      THIS SPACE INTENTIONALLY LEFT BLANK

                             % of Base                % of Base
                             Price for                Price for
                             1.50 lb/mmBtu            1.90 lb./mmBtu
Component                    Sulfur Coal              Sulfur Coal                    Index
- ---------                    -----------              -----------                    -----
Labor                           17.9%                     17.4%              Average Hourly Earnings ---
                                                                             Bituminous Coal & Lignite
                                                                             Mining (1987 SIC Code 122)

Labor Benefits                   5.3%                      5.2%              Employment Cost Index
                                                                             (Benefits Only) Private
                                                                             Industry Workers by
                                                                             Occupation
                                                                             Blue Collar Occupations
                                                                             Table 10 B

Supplies:                        2.3%                      2.5%              No. 2 Diesel Fuel, Direct
                                                                             Sales to End Users
                                                                             (PPI 2911-4132)

                                11.2%                     10.9%              Drills and Other Mining
                                                                             Machinery
                                                                             (PPI 1192-03)

                                12.1%                     11.8%              Mining Machinery Parts,
                                                                             Excluding Drills
                                                                             (PPI 1192-5301)

                                 6.5%                      7.2%              Industrial Power,
                                                                             Middle Atlantic
                                                                             (PPI 4981-132)

Other Supplies:                  6.6%                      6.4%              PPI - Industrial Commodities
                                                                             Less Fuels and Related Products and Power

Capital & Other                                                              Implicit Price Deflator of
Direct Costs                    27.0%                     26.3%              the Gross Domestic Product

Fixed Portion of
Base Price                      11.1%                     12.3%                      - - -
                                -----                  --------
TOTAL                          100.0%                    100.0%

          All percentage allocations of the Base Price components and subcomponents shall remain fixed for the term of this Agreement.

          Should any of the indexes specified herein be discontinued, indexes specified by the appropriate government agency as the replacement indexes, if any, shall be used. If no replacement indexes are so specified, new indexes that most accurately reflect changes in the applicable cost component or subcomponent shall be substituted by mutual agreement of the parties. If the basis of the calculation of the indexes specified herein is substantially modified, the indexes as modified may continue to be used or proper indexes may be substituted by mutual agreement of the parties. Changes in the base year(s) reporting basis, minor changes in weighting, and minor changes in benchmarks shall not be construed as substantial modification to the indexes and the affected values shall be reestablished in accordance with the instructions issued by the appropriate government agency.

 7.4      Quarterly Price Adjustments

          Commencing with the second calendar quarter of 1997, the Labor, Supplies, and Capital and Other Direct Costs components of the Base Price shall be subject to individual adjustment on a quarterly basis to reflect changes in the indexes specified above. These adjustments shall be calculated based on percentage change from the Base to Reference Indexes as follows:

          (a) Base Indexes for Labor and Supplies shall be determined for each appropriate cost component or subcomponent by averaging the first indexes published applicable to each for the months comprising the third quarter of 1996 (the "Base Period"). The Base Index for Labor Benefits and Capital and Other Direct Costs will be the index first published for the third quarter of 1996.

          (b) Reference Indexes for Labor and Supplies shall be determined for each appropriate cost component or subcomponent by averaging the first indexes published applicable to each for the months comprising the second calendar quarter immediately preceding the calendar quarter for which a Price determination is being made. For example, the months of October, November and December of 1996 would be used for determining the Reference Index for the calendar quarter of April, May and June of 1997. The Reference Index for Labor Benefits and Capital and Other Direct Costs shall be the index first published for the second calendar quarter immediately preceding the calendar quarter for which a Price determination is being made.

          (c) Calculation of Quarterly Average Index Levels - In calculating the quarterly average Base Index and Reference Index levels for all cost components and subcomponents, the quarterly average index level for any index in any quarter shall be calculated as the straight arithmetic average of the monthly values published for that index. If such information is not published for any one or two of the months comprising a quarter and the index has not been discontinued, the average shall be calculated as a straight arithmetic average of the months for which values were published. If such information is not published for all the months comprising a quarter and the index has not been discontinued, the average for the quarter in question shall be set equal to the average calculated for the previous quarter. In the event there is a UMWA sanctioned or unsanctioned strike on a national industry wide basis, or a selective company basis ("UMWA strike"), that has the effect of causing an increase or a decrease in a monthly SIC-122 hourly wage rate, then such monthly hourly wage rate shall be excluded in the calculation of the quarterly average SIC- 122 hourly wage rate. The parties shall jointly and simultaneously confer with Bureau of Labor Statistics' economists within the division of Monthly Industry Employment Statistics. The economists' assessment as to whether an increase or a decrease occurred in a monthly SIC-122 hourly wage due to a UMWA strike shall be binding and shall govern as to the use or exclusion of the monthly SIC-122 hourly wage rate in question and shall govern as to when the SIC-122 hourly wage rate will be used to again (i.e., after the strike) to calculate the quarterly average index levels.

          (d) Price Adjustment - The amount of the Base Price representing each cost component or subcomponent, as indicated in Section 7.3, except the Fixed Portion of the Base Price component, shall be adjusted for changes in the indexes representing such component or subcomponent. The

Reference Index for each component or subcomponent shall be compared with the Base Index for such component or subcomponent and a percentage increase or decrease shall be determined. The adjustment applicable to each component or subcomponent shall be the product of such percentage increase or decrease and the amount of the Base Price representing that component or subcomponent. The Price calculation formula for calculating the Price for a given calendar quarter, based on adjustments to cost components as set forth above, is provided in Annex C.

          (e) Fixed Portion of Base Price Component - The amount of the Base Price representing the Fixed Portion of the Base Price is not subject to quarterly cost adjustment.

 7.5      Regulatory Changes

          It is recognized that changes in Seller's actual per ton costs of producing, and delivering and selling coal hereunder may occur after March 22, 1995 as a result of statutory or regulatory changes made by federal, state, county or city governmental bodies. These changes that may affect the mining industry and that affect the cost of producing, delivering and selling coal hereunder, may not be reflected in or accommodated by the indexes specified in
Section 7.3 above. Provided that such a statutory or regulatory change made by a federal, state, county or city governmental body (1) becomes effective on or after March 22, 1995, (2) results in a change in Seller's actual cost of producing, delivering and selling coal to be supplied under this Agreement, (3) is written in a manner that it could impact other coal producers if they were engaged in mining in the State of Maryland, and (4) is not reflected in or accommodated by the indexes specified in Section 7.3 above, (such a change meeting these requirements is hereinafter referred to as "Regulatory Change"), the Price determined under Article 7 shall be adjusted as follows to include such change in actual cost. Such adjustments to the Price shall not be subject to quarterly adjustment as provided for in Sections 7.2, 7.3, and 7.4. For any adjustment made under the provisions of this Section 7.5, the Price shall also be adjusted to offset Seller's change in costs for royalty and severance tax, if any, measured on a percentage of Price basis. Nothing in this Section 7.5 shall be deemed to include a pass through of any income tax or other general business tax assessed or measured on the profits of Seller.

          (a) In the event a Regulatory Change(s) results in the addition or removal of a charge on each ton of coal produced, delivered or sold by Seller under this Agreement (or the addition or removal of a charge defined as a percentage of selling Price), the Price per ton of coal shall be adjusted as necessary to include or remove the charge. Any such adjustment shall not be made until the beginning of the first Calendar Month following the date such Regulatory Change(s) becomes effective and is published in an official publication of the federal, state, county or city government. The entire amount of the charge imposed or removed on each ton of coal supplied under this Agreement shall be added to or subtracted from, as applicable, the Price determined in accordance with Section 7.2.

          (b) In the event a Regulatory Change(s) does not result in a charge covered under Section (a) above, but cumulatively for one or more Regulatory Changes results in an increase or decrease of 25 cents per ton or more in the actual cost to Seller to produce, deliver or sell coal under this Agreement, Seller shall notify Buyer of such Change(s) and request in writing a meeting with Buyer to determine if a charge or credit should be imposed on each ton of coal supplied under this Agreement; provided that (1) the Regulatory Change(s) is published in an official publication of the federal, state , county or city government and the Change(s) have accumulated to at least a 25 cents per ton increase or decrease in the actual cost to Seller to produce, deliver or sell coal under this Agreement, (2) Seller provides Buyer with documentation of the resultant increase or decrease in production, delivery or selling costs that is satisfactory to Buyer, and (3) Buyer or Buyer's auditor is given the opportunity to examine Seller's records pertinent to such Change(s) in cost. The parties shall have three months from Buyer's receipt of Seller's notification of Change(s) to agree whether a charge or credit should be imposed on each ton of delivered coal, and if so, the amount of the charge
or credit.   During this period of negotiation, the current Price provision as well as all other provisions of this Agreement shall remain in effect. Upon agreement by the parties that a charge or credit should be imposed on each ton of coal and on the amount of the charge or credit, such charge or credit shall be applied retroactively beginning with the first day of the Calendar Month immediately following the date the Regulatory Change(s) becomes effective and is published in an official publication of the federal, state, county or city government. Any charge or credit agreed upon pursuant to this Section (b) shall be applied to the Price determined in accordance with Section 7.2 on a fixed basis, or an adjusted basis as determined by the quarterly Price changes, as the parties may agree. If agreement on the amount of any charge or credit cannot be reached within the three month period, then the matter will be resolved by arbitration pursuant to Section 12.9.

          (c) In the event Seller supplies Buyer with coal produced in different states and one or more of said states effects a Regulatory Change(s) that would result in the application of a charge or credit under Sections (a) or (b) above, as appropriate, such charge or credit shall be applied to the Price determined in accordance with Section 7.2 in the proportion that coal supplied from that state(s) bears to the total amount of coal supplied hereunder.

 7.6      Affiliate Pricing Covenant

          If any part of this Agreement, now or in the future, involves cost-plus pricing, Seller warrants and agrees that: it has and will, during the term of this Agreement, fully disclose to Buyer the names and addresses of all of its affiliates from whom it has purchased services, materials or supplies in connection with any cost-plus portion of this Agreement, or from whom it makes any such purchases during the term of this Agreement; and will provide Buyer with a schedule of such expected or planned purchasing transactions between Seller and any of its affiliates relating to any cost-plus portion of this Agreement. Seller further warrants that it shall pay for services, materials, or supplies provided by its affiliates in connection with any cost-plus portion of this Agreement at prices that are no higher than the market or general prices paid by the affiliate's direct customers. As used in this Agreement, business concerns are "affiliates" when, either directly or indirectly: one concern controls or has the power to control the other; or, a third party controls or has the power to control both.

 7.7      Price Reduction for the Calendar Years 2002 through 2006

          From the Price calculated in accordance with Sections 7.2 and 7.5, beginning with the first Price adjustment of year six (6) of this Agreement (i.e., the first calender quarter of 2002) and adjusted thereafter for the remaining term of this Agreement, there shall be a bottom-line price reduction of $0.50/ton for 1.50 lbs. Sulfur/mmBtu coal and $0.43/ton for 1.90 lbs. Sulfur/mmBtu coal. The Price so adjusted shall be the Price used for determining quality adjustments and for all other purposes under this Agreement. The Price reductions given in this Section 7.7 shall remain fixed and shall not be subject to change for any reason.

ARTICLE 8 - RIGHT TO VISIT

          Each party grants to the other (including its agents) the right to visit its facilities at reasonable times, from time to time, upon reasonable notice, and subject to the applicable rules and regulations of the facilities, in order to witness and review operations related to this Agreement, including the weighing, sampling and analysis of coal.

ARTICLE 9 - FORCE MAJEURE, SUSPENSION OF SHIPMENTS AND TERMINATION

 9.1      Force Majeure

          (a) Seller shall not be liable for any delay, reduction, or suspension of shipments resulting from any event of force majeure, and Buyer shall not be liable for failure, refusal, or inability to perform its obligations under this Agreement resulting from any event of force majeure, provided that Buyer or Seller, as the case may be, (1) promptly notifies the other party of such event and its cause and confirms such in writing within 15 Calendar Days of its occurrence, (2) promptly supplies such information about the event and its cause that may be reasonably requested by the other party, and (3) exercises due diligence to remove the cause of the event or to lessen its effect. Seller shall also notify its truck transportation subcontractor(s), if any, of any event of force majeure. Notwithstanding the foregoing, the settlement of labor disputes shall be entirely at the discretion of the affected party.

          (b) Events of force majeure shall be events beyond the control and without the fault or negligence of the party claiming such event, including but not limited to floods, fires, accidents, extreme geological conditions at the Mine, strikes or other labor disputes, frozen coal, major restrictions on use or breakdown of equipment (including equipment utilized for unloading coal supplied pursuant to this Agreement at the Station), a reduction or interruption of generation of electricity at the Station resulting from a total or partial forced outage of a coal-fired unit at the Station, governmental regulations or restrictions, unexpected loss of electric load, or any cause, whether of the same or a different nature, existing or future, foreseen or unforeseen.

          (c) In no event shall this Section 9.1 be construed to relieve either party of any obligations hereunder solely because of increased costs or other adverse economic consequences that may be incurred through the performance of such obligations of the parties.

          (d) In the event that force majeure affects some but not all of the production or the delivery of coal from Seller's Mine, Seller shall equitably prorate deliveries of the available coal only among Buyer and any other of its purchasers with contracts with Seller having terms greater than one year at the time of force majeure. In the event that force majeure affects some but not all of the use of coal at Buyer's Station, Buyer shall equitably prorate shipments of coal only among Seller and Buyer's other suppliers with existing contracts with Buyer having terms greater than one year at the time for force majeure. In either case above, the percentage of prorated deliveries shall be equal to the percentage of tons sold or purchased, as applicable, prior to the force majeure event nonprorated deliveries (e.g., 80% of Seller's production goes to Buyer before and after Seller's force majeure event). Buyer and Seller will pay for the operation and maintenance of the Facility as stated in Section 3.5 during the force majeure event. Seller will assist in scheduling and operation of the Facility during the force majeure event.

          (e) No event of force majeure shall invalidate this Agreement and, on termination of the event of force majeure, shipments of coal shall resume pursuant to the terms and conditions of this Agreement. Shipments not made or not accepted due to an event of force majeure shall be made up in whole or in part at the option of the party not declaring the event provided that notice of such decision to make up force majeure tonnage is provided within 30 Calendar Days from the date the event of force majeure was terminated. All such make up tonnage will be rescheduled to be delivered on a mutually agreed upon schedule. The Price to be paid for any such make up coal shall be the Price in effect for the month for which the make up coal is delivered.

 9.2      Termination for Continued Force Majeure

          If either Buyer or Seller suffers an event of force majeure that prevents its performance hereunder, in whole or in substantial part, and continues uninterrupted for a period of 180 days or more, the other party shall have the right to terminate this Agreement without further liability or obligation to either party, except for those liabilities or obligations with respect to performance required hereunder prior to the effective date of such termination, those identified in Section 12.4 ("Survival of Obligations"), any obligation to pay for coal already delivered hereunder and for payment of the Facility, by providing written notice of termination to the nonterminating party, such termination to be effective upon receipt of such notice.

 9.3      Gross Inequity

          Buyer and Seller recognize that the volume of coal to be supplied under this Agreement represents a significant portion of the Station's fuel requirements based on base load operation of the

Station as well as a significant portion of Seller's Mine production. Further, the parties recognize that the term, volume and pricing of this Agreement is intended to support Buyer's ability to continue to economically base load the Station which in turn will result in volume sales by Seller to support Seller's profitable Mine operation.

          If, during the last five years of this Agreement (January 1, 2002 through December 31, 2006), Buyer is prevented from economically dispatching the Station and maintaining base load operations determined in accordance with then existing generally accepted accounting principles for the utility industry for any rolling six month period in either a regulated or competitive electric utility industry due to either (a) the price of coal under this Agreement or
(b) statutory or regulatory changes made by governmental authority imposed on Buyer after the effective date of this Agreement, the parties agree that continued performance of this Agreement may cause a "gross inequity" for Buyer. In addition, if during the last five years of this Agreement Seller's Mine operation is unprofitable whereby due to non-temporary conditions Seller's actual total cost per ton sold from the Mine operation, excluding profits but including indirect and overhead costs, for its total Mine operation in any six rolling month period is in excess of the Price of the coal sold under this Agreement, determined pursuant to Seller's profit and loss statements in accordance with then existing generally accepted accounting principles for the mining industry, the parties agree that continued performance of this Agreement may cause a "gross inequity" for Seller.

          In either event, the affected party will notify the non-affected party of such gross inequity in writing and request that the parties negotiate an equitable solution. Upon delivery and receipt of such notice, Seller and Buyer shall negotiate in good faith to eliminate the gross inequity. The affected party has the responsibility to provide the non-affected party all reasonable documentation and evidence to substantiate the claim of gross inequity. Such negotiations may include but are not limited to changes in pricing of coal to be delivered under this Agreement. Both parties shall continue to perform under the Agreement during the negotiations. If, after six months following delivery and receipt of notice of gross inequity, the parties are unable to agree in writing upon a mutually acceptable solution, the party experiencing the gross inequity may, at its sole option, provide written notice of termination of this Agreement. Such termination shall be effective three
(3) months after receipt of such notice of termination, without penalty and without further obligation upon the terminating party except for those liabilities or obligations with respect to performance required hereunder prior to the effective date of such termination, those identified in Section 12.4 ("Survival of Obligations"), any obligation to pay for coal already delivered hereunder and for payment of the Facility, provided that termination shall be effective only if the affected party shall have provided the other party updated statements (profit and loss statements, income statements, etc.) generated in accordance with then existing generally acceptable accounting practices, consistent with the requirements herein, that substantiate the condition of gross inequity continues to exist from the initial receipt of notice of gross inequity up through the effective date of termination, and provided further that the affected party can show proof that such condition of gross inequity is expected to persistently continue. In no event shall either party deviate from their currently used accounting methods with respect to then existing generally accepted accounting principles which would have the effect of overstating expenses and/or understating profits and thereby invoke the provisions of this Section 9.3.

ARTICLE 10 - REMEDIES, LIMITATION OF LIABILITY AND WAIVER

10.1      Remedies

          In the event either party fails to perform its obligations hereunder in accordance with the terms and conditions of this Agreement, the other party may exercise all remedies available to it at law or in equity, in addition to any other remedies provided herein.

10.2      Limitation of Liability

          Neither party shall be liable to the other for indirect, special or consequential damages. However, in no event shall the following costs, losses or damages incurred by Buyer be considered indirect, special or consequential damages: transportation costs of delivering or receiving coal, or incremental or increased costs of receiving and handling coal (including increased costs of labor and maintenance of necessary Station facilities). Nothing in this
Section 10.2 shall limit or negate any right or remedy (including but not limited to indemnity) expressly provided elsewhere in this Agreement.

10.3      Waiver

          Waiver by either party of any breach or failure to require strict performance of the terms and conditions of this Agreement at any time shall in no way affect, limit, or waive such party's right thereafter to enforce and compel strict compliance with this Agreement and shall in no way be construed as a consent to any continuing or subsequent breach or failure to perform in strict compliance with this Agreement.

ARTICLE 11 - GOVERNMENTAL AUTHORITY

11.1      Compliance with Laws and Regulations

          In the performance of this Agreement Buyer, Seller, and Seller's subcontractor(s) shall comply with all applicable laws, rules, regulations, and ordinances of any governmental body or authority having jurisdiction as they are interpreted and enforced by an enforcement agency. Seller shall ensure that its subcontractor(s) complies with this Article 11.

          Buyer shall comply at all times with all federal, state, local and municipal laws, rules, regulations, and ordinances as they are interpreted and enforced by an enforcement agency, including but not limited to, Buyer's requirement to obtain and comply with site construction permits, air quality permits, water discharge permits and/or any other requirements for Buyer to receive coal at the Station by the truck/conveyor method of delivery required specifically under this Agreement.

11.2      Equal Employment Opportunity

          Seller agrees to comply with all applicable provisions and successor provisions thereto, of Executive Order 11246, as amended; Section 503 of the Rehabilitation Act of 1973, as amended; Section 402 of the Vietnam Era
Veterans Readjustment Assistance Act of 1974, as amended; and implementing regulations set forth in 41 C.F.R. Sections 60-1, 60-250 and 60-741; and the applicable provisions relating to the utilization of small and minority business concerns as set forth in 15 U.S.C. Section 637, as amended. Seller agrees that the equal opportunity clause set forth in 41 C.F.R. Section
60-1.4, the affirmative action clauses set forth in 41 C.F.R. Sections
60-250.4 and 60-741.4, and the clauses relating to the utilization of small and minority business concerns set forth in 15 U.S.C. Section 637(d)(3) and 48 C.F.R. Section 52-219.9 are hereby incorporated by reference and made part of this Agreement. If this Agreement has a value of more than $500,000, Seller shall adopt and comply with a small business and Small Disadvantaged Business Subcontracting Plan that shall conform to the requirements set forth in 15 U.S.C. Section 637(d)(6). The provisions of this Section 11.2 shall apply to Seller only to the extent that (a) such provisions are required of Seller under existing law, (b) Seller is not otherwise exempt from said provisions, and (c) compliance with said provisions is consistent with and not violative of 42 U.S.C. Section 2000e, et seq., 42 U.S.C. Section 1981, et seq., or other acts of Congress.

11.3      Permits and Licenses

          Seller and Buyer each warrants to the other that it has or will obtain any licenses and permits that, under the laws, rules, regulations, or ordinances of any federal, state, or local government, it may be required to hold in order to perform its obligations hereunder. Seller and Buyer shall hold and maintain such licenses and permits for so long as this Agreement shall remain in effect.

11.4      Fines

          Any fines or other penalties incurred by a party or its agents, employees or subcontractor(s) for noncompliance with laws, rules, regulations or ordinances with which compliance is required shall not be reimbursed by the other party but shall be the sole responsibility of the noncomplying party.

          If fines, penalties or legal costs are assessed against a party by any government agency or court due to noncompliance by the other party with any of the laws, rules, regulations or ordinances with which compliance is required under this Agreement, or if performance of a party or any part thereof is delayed or stopped by order of any government agency or court due to the other party's noncompliance therewith, the noncomplying party shall indemnify and hold harmless the other party against any and all losses, liabilities, damages, claims and costs suffered or incurred because of the failure of the noncomplying party to comply therewith. The noncomplying party shall reimburse the other party for any and all legal or other expenses (including attorney's fees) reasonably incurred by the other party in connection with such losses, liabilities, damages or claims.

ARTICLE 12 - MISCELLANEOUS

12.1      Assignment

          (a) Subject to the conditions hereinafter set forth in this Section 12.1, neither this Agreement nor any of the obligations created herein or by law may be assigned by Buyer or Seller without the prior written consent of the other party, which consent shall not be unreasonably withheld. In considering approval of an assignment, the non-assigning party agrees that it will not seek to alter the terms of this Agreement, except as to matter of form for assignment, or require any changes which would diminish the value of this Agreement.

          (b) Notwithstanding the above, either Buyer or Seller shall have the right, without obtaining the other party's prior consent, to assign this Agreement to a parent, subsidiary, or affiliated company, provided that such assignment does not cause or result in the following: (1) diminishing or in any way altering the ability of Buyer or Seller to perform their respective obligations required herein, (2) assignment by Seller having the effect of materially diminishing or lessening competition for the supply of coal to the Station, or (3) an assignment by Buyer having the effect of materially diminishing or lessening the available market demand for the sale of coal from Seller's Mine. The assigning party shall provide notice to the non-assigning party of an assignment, provided, that on request, the non-assigning party shall hold the information provided in such notice in strict confidentiality and shall not disseminate such information without prior approval of the assigning party to any entities other than the non- assigning party's employees who have a business need to know the information, or pursuant to order of court, government agency or proper discovery request.

          (c) Except as provided herein, any assignment made without the prior written consent of the other party shall be null and void. Additionally, any assignment that causes any of the results identified in subsection 12.1(b) shall be null and void. Any assignment made as provided herein shall not relieve either party of any responsibility for the due and faithful performance hereof. The assigning party shall be liable for all acts and omissions of its assignees.

12.2      Independent Contractor

          Seller shall at all times act as and be deemed to be an independent contractor for all purposes of this Agreement and shall not act as nor be deemed to be an employee or agent of Buyer.

12.3      Succession

          Except as provided in Section 12.1, this Agreement and the obligations created herein shall inure to the benefit of and be binding in all respects on the successors and assigns of each of the parties.

12.4      Survival of Obligations

          All remedial, indemnification, and confidentiality rights and obligations provided in this Agreement shall survive the termination, cancellation, or expiration of this Agreement.

12.5      Governing Law

          This Agreement shall be governed by and construed and enforced in accordance with, and its validity determined under the laws of the Commonwealth of Virginia, including the Uniform Commercial Code as adopted in Virginia. It is agreed that this Agreement shall be deemed executed in the Commonwealth of Virginia regardless of the actual place of signature or performance.

12.6      Severability

          If any term or provision of this Agreement or the application thereof to the Buyer, Seller, or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to the Buyer, Seller or circumstances other than as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

12.7      Confidentiality

          Seller and Buyer agree to retain in confidence this Agreement and any information obtained as a result of negotiation and performance of this Agreement that either party identifies to the other as being proprietary in nature. It is agreed, however, that such information may be disclosed when requested by a court or government agency or proper discovery request, and that certain cost and physical property information related to fuel purchases are routinely reported to state regulatory agencies and the Federal Energy Regulatory Commission. It is further agreed that Buyer's consultants can use such information to make economic forecasts and that Buyer can disclose such information when and to the extent Buyer determines it necessary (1) in support of arbitration, (2) when related to negotiations, the failure of which may result in arbitration, to which Buyer is or may be a party, or (3) for the purpose of supporting price adjustment provisions contained in other agreement(s) for the supply of coal between Buyer and other coal supplier(s) or broker(s). As a condition precedent to the disclosure of such information for the purposes of (1), (2) or (3) above, the use by such other party of any information so disclosed shall be limited to use in negotiations, arbitration or price adjustment. Any such disclosure to such other party for the purpose of (1), (2), or (3) above will be pursuant to a written confidentiality agreement which will be subject to Seller's review and reasonable comment.

12.8      Headings

          Article and section headings set forth in this Agreement are inserted for convenience only and shall have no effect whatsoever on the interpretation or construction of this Agreement.

12.9      Arbitration

          Any dispute arising under Section 7.5(b) of this Agreement shall be resolved in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA") and under the auspices of the AAA. The arbitration shall take place in Richmond, Virginia, unless otherwise mutually agreed. The method of selecting arbitrators shall be as follows:

              (a) The parties shall agree on a panel of three arbitrators chosen pursuant to the Rules, or if the parties cannot agree on such a panel;

              (b) Each party shall designate one arbitrator and the arbitrators shall jointly select a third arbitrator, or if this arbitrator selection process fails;

              (c)  Either party may request the AAA to appoint the arbitrators.


          The panel of three arbitrators shall decide the dispute by at least a majority vote. The arbitrators shall endeavor to reach their decision within 60 days after selection of the third arbitrator. In making any award, the arbitrators shall be bound by the applicable terms of this Agreement, applying Virginia law as necessary. Neither party shall interrupt its performance under this Agreement pending the outcome of the written award of the arbitrators.
The award of the arbitrators shall determine the amount of the charge or credit to be applied to the Price and whether such charge or credit shall be applied to the Price on a fixed basis or on an adjusted basis as determined by the quarterly Price adjustments. The amount of such charge or credit awarded by the arbitrators shall not exceed the original charge or credit proposed by Seller in writing to Buyer under Section 7.5(b). The award of the arbitrators shall be final and binding. Judgment upon the award rendered by the arbitrators may be entered in any court of law having jurisdiction. This agreement to arbitrate is specifically enforceable. Notwithstanding any award of the arbitrators, any joint expenses of the arbitration hearing, including but not limited to arbitrator's expenses and fees, shall be shared equally by the parties. Notwithstanding any award by the arbitrators, each party shall bear its own cost and expense of arbitration, including but not limited to its counsel fees.

12.10     Insurance

          (a) Policies and Coverages

          Prior to the arrival of Seller's personnel on the Station, Seller shall obtain and maintain, and require its subcontractor(s) to obtain and maintain, the following policies of insurance during the term of this
Agreement:

              (1) Workers' compensation insurance for all employees in all states where work is performed and any other states where the employees performing the work or any portion thereof are normally employed and applicable employers' liability insurance.

              (2) Commercial general liability insurance with bodily injury and property damage combined single limits of at least $1,000,000 per occurrence. Such insurance shall include, but not be limited to, specific coverage for contractual liability encompassing the indemnity provisions in Section
                   12.11 -Indemnity, personal injury liability, products/completed operations liability, and, where applicable, explosion, collapse, underground hazards coverage and watercraft (protection and indemnity) liability.

              (3) Automobile liability insurance with bodily injury and property damage combined single limits of at least $1,000,000 per occurrence covering vehicles owned, hired or non-owned.

              (4) Umbrella or excess liability insurance with a single limit of $1,000,000 per occurrence in excess of the employer's liability, commercial general liability and automobile liability policies.

          The amounts of insurance required above may be satisfied by Seller's purchasing primary coverage in the amounts specified or by Seller's buying a separate excess umbrella liability policy together with lower limit primary underlying coverage. The structure of the coverage is at Seller's option, so long as the total amount of insurance meets Buyer's requirements.

          The coverages required in paragraphs 12.10.a.2, 12.10.a.3 and 12.10.a.4. above should be "occurrence" form policies. If said coverages are written on a "claims-made" form instead of an occurrence form, Seller shall arrange for adequate time for reporting losses. Failure to do so shall be at Seller's sole risk.

          The coverages required in paragraphs 12.10.a.2., 12.10.a.3. and 12.10.a.4. above shall provide for claims by one insured against another such that, except for the limits of insurance, the insurance shall apply separately to each insured against whom a claim is made or suit is brought.

          (b) Endorsements

          Seller and its authorized subcontractor(s) and assignees shall cause their insurers to amend their commercial general liability and, if applicable, umbrella or excess liability policies with the following endorsements 1, 2, and
3. Worker's compensation and automobile liability policies shall be amended with endorsement 3:

              (1) "Virginia Electric and Power Company, its directors, officers and employees are additional insureds under this policy", as related to paragraphs 12.10.a.1, 12.10.a.2., 12.10.a.3. and 12.10.a.4; and

              (2) "This insurance is primary with respect to the interest of Virginia Electric and Power Company, its directors, officers and employees, and any other insurance maintained by them is excess and not contributory with this insurance"; and

              (3) "Notwithstanding any provision of the policy to the contrary, this policy may not be canceled, non- renewed or materially changed by the insurer without giving thirty (30) days prior written notice to Virginia Electric and Power
                   Company.   All other terms and conditions of the policy
                   remain unchanged."

          (c)    Insurance Certificates

          Before starting work at the Station, Seller shall cause its insurers or agents to complete, sign and forward to Buyer a certificate of insurance evidencing the coverages and limits required by this Article. Failure of Buyer to receive certificates of insurance does not, however, relieve Seller of the requirements of this Article. Failure to obtain the insurance coverage required by this Article shall in no way relieve or limit Seller's obligations and liabilities under any other provisions of this Agreement.

12.11     Indemnity

          Except as other indemnity standards are expressly provided herein, Seller agrees to indemnify, save harmless and, at Buyer's sole option, defend Buyer and Buyer's directors, officers and employees from and against all claims, demands, damages, costs, losses, liabilities, expenses, attorneys' fees including attorneys' fees and costs relating to appellate level, in any manner arising out of, resulting from, caused by or in connection with any of Seller's performance hereunder or the performance of Seller's subcontractor(s) and supplier(s) of any tier, including but not limited to personal injury or death to persons and damage to Buyer's or Seller's property or facilities, or the property of any other person including Buyer's or Seller's employees, to the extent such injuries, deaths or damages arise from the negligence or willful misconduct of Seller, its subcontractor(s) and supplier(s).

          Notwithstanding the foregoing, Seller shall indemnify, save harmless and, at Buyer's sole option, defend Buyer and Buyer's directors, officers and employees from and against all claims, demands, damages, costs, losses, liabilities, expenses, attorneys' fees including attorneys' fees through the appellate level, in any manner arising out of, resulting from, caused by or in connection with (1) legal haul limit violations, and (2) any and all loss, damage and liability from contaminants, pollutants, hazardous substances or hazardous wastes which may result from Seller's operations hereunder. But nothing herein shall be construed as making Seller liable for any injuries, deaths or damage caused by the sole negligence of Buyer.

          Buyer agrees to indemnify, save harmless and, at Seller's sole option, defend Seller and Seller's directors, officers and employees from and against all claims, demands, damages, costs, losses, liabilities, expenses, attorneys' fees including attorneys' fees through the appellate level, in any manner arising out of, resulting from, caused by or in connection with any of Buyer's performance hereunder or the performance of Buyer's subcontractor(s) and supplier(s) of any tier, including, but not limited to personal injury or death to persons and damage to Seller's or Buyer's property or facilities, or the property of any other person including Seller's or Buyer's employees, to the extent such injuries, death or damages arise from the negligence or willful misconduct of Buyer, its subcontractor(s) and supplier(s). Notwithstanding the foregoing, in no event shall Buyer be required to indemnify Seller for any liabilities arising from legal haul limit violations or for losses, damages and liabilities from contaminants, pollutants, hazardous substances or hazardous wastes which may result from Seller's operations hereunder.

ARTICLE 13 - NOTICES

          Any notice or communication required to be in writing hereunder shall be given by registered, certified, or first class mail, telecopy (facsimile), or telegram, addressed to the respective parties at the addresses listed below. Except as expressly provided herein, any notice shall be deemed to have been given when sent. Any notice given by first class mail shall be considered sent at the time of posting. Communications by telecopy, or telegram shall be confirmed by depositing a copy of the same in the post office for transmission by registered, certified, or first class mail in an envelope properly addressed as follows:

          In the case of Seller to:

                                      MAPCO Coal Inc.
                                      P. O. Box 21628
                                      Tulsa, OK  74121-1628
                   Attention:         Vice President Marketing
                   Telecopy No.:      (918) 582-8421
          [S]
          In the case of Buyer to:
                   Virginia Electric & Power Company
                                      Innsbrook Technical Center
                                      5000 Dominion Boulevard
                                      Glen Allen, Virginia 23060-6711
                   Attention:         Supervisor - Contracts & Administration
                                      F&H Fuel Procurement and Transportation
                                      IN-3SE
                   Telecopy No.:      (804) 273-4140

In addition, Seller shall send a duplicate copy of every such notice and communication to Buyer's contract administrator as designated by Buyer from time to time and Buyer shall send a duplicate copy of every such notice and communication to Seller's General Manager of Operations at the Mine as designated by Seller from time to time. Either party may, by written notice to the other, change the representative for oral or written notices or the address to which written notices and communications hereunder are to be sent.

ARTICLE 14 - NON-COLLUSION

          Seller hereby affirms that neither it nor any person or entity acting or purporting to act on its behalf has entered into any combination, conspiracy, agreement, or other form of collusive arrangement with any person, corporation, partnership, or other entity that directly or indirectly has to any extent lessened competition between Seller and any other person or entity for the supply of coal being made pursuant to this Agreement.

ARTICLE 15 - AMENDMENTS

          This Agreement may be modified or amended at any time by mutual agreement of the parties, provided that such modification or amendment shall be in writing and executed by the duly authorized representatives of the parties.

ARTICLE 16 - ORDER OF PRECEDENCE

          In the event of a conflict between the terms and conditions of this Agreement, the provisions of any Annex hereto and the Lease; the terms and conditions of this Agreement shall have precedence over the conflicting provisions of the Annex and the Lease; and, the terms and conditions of the Annex of this Agreement shall have precedence over the conflicting provisions of the Lease.

ARTICLE 17 - ENTIRE AGREEMENT

          This Agreement, Annexes A through J, and Attachment 1 and 2 attached hereto, that are hereby incorporated by reference, embody the entire agreement and understanding between the parties with respect to the subject matter contained herein, supersede any prior or contemporaneous agreements or understandings between the parties, and may not be amended or changed except as provided herein. IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement.

Buyer:   VIRGINIA ELECTRIC AND POWER COMPANY

              By    /s/William R. Cartwright                   (SEAL)
                    ----------------------------------------
              Title Senior Vice President -  Fossil & Hydro
                    ----------------------------------------
              Date  December 22, 1995
                    ----------------------------------------

Seller:   METTIKI COAL CORPORATION

              By    /s/Gary J. Rathburn                        (SEAL)
                    ----------------------------------------
              Title Vice President-Marketing
                    ----------------------------------------
              Date  January 4, 1996
                    ----------------------------------------

                                    ANNEX A
                       DESCRIPTION OF DEDICATED RESERVES

The reserves of the Mine are delineated on the attached map with the next ten years of mining shown. The Mine's reserves lie in the Potomac Synclinal Basin with the borders being the North Branch of the Potomac River to the Southeast and the outcrop of the Upper Freeport to the Northwest. The Mine's reserves of saleable coal are tabulated yearly based on historical seam and run of mine recoveries and reported to the Securities and Exchange Commission (SEC) in the form 10-K and are as follows for the period ending 1994:

                    METTIKI COAL - RESERVES OF SALEABLE COAL
                               TONS IN THOUSANDS

                                  Measured         Indicated        Inferred         Total
                                  --------         ---------        --------         -----
Saleable coal -
U. Freeport                       20,530           16,719             6,203          43,452
Bakerstown                         8,435            2,418            11,565          22,418

The above reserve total has not been updated to reflect the results of Mettiki's ongoing drill exploration program for 1995. The 1995 form 10-K report will reflect tonnage movement from the indicated and inferred categories to the measured category based on seven drill holes completed in September. It will also reflect increases due to additional leases added in 1995.

                                   ANNEX B

                   SAMPLE CALCULATIONS FOR BTU ADJUSTMENTS

          Payments for coal shipped each Calendar Month in accordance with
Section 3.1 will be adjusted in accordance with Section 4.3, based on the monthly weighted average heating value of the coal. For the purposes of this example, assume that Seller's applicable Delivered Cost of coal, as defined in
Section 1.1.i and as qualified in Section 2.2.b.(1) and (2), effective on the last day of the month is $27.00 per ton, the heating value specified in Section
4.1 is 12,000 Btu per pound. Also assume that no price adjustments for sulfur or ash are to be made pursuant to Section 4.3. Payments for the month will be adjusted based on the monthly weighted average Btu content per Section 4.3:

                                                            Delivered          Adjusted
                                                            Cost               Delivered
                                                            per ton to         Cost per ton
Avg.Btu/lb                     Derivation                   Seller             To Seller(1)
- ----------                     ----------                   --------           ---------
12,700            12,700   /   12,000    =   105.83%          $27.00           $28.57

12,400            12,400   /   12,000    =   103.33%          $27.00           $27.90

12,100            12,100   /   12,000    =   100.83%          $27.00           $27.22

12,000            12,000   /   12,000    =   100.00%          $27.00           $27.00

11,900            11,900   /   12,000    =    99.17%          $27.00           $26.78

11,750            11,750   /   12,000    =    97.92%          $27.00           $26.44

11,600            11,600   /   12,000    =    96.67%          $27.00           $24.75

                                                 -5%(2)


    (1) Adjusted Delivered Cost for Btu is equal to the product of the Derivation and the applicable Delivered Cost. For shipments by Rail made in accordance with Section 2.2.b.(2) the Adjusted Delivered Cost per ton to Seller shall be reduced by the per ton rail rate payable by Buyer.

    (2) The Price of coal with a heating value equal to or less than the Btu values per pound given in paragraph 4.3.a.(2) will be further reduced by five percent of Delivered Cost.

                                   ANNEX C

                       DETERMINATION OF QUARTERLY PRICE

RE:  QUARTERLY PRICE PURSUANT TO AGREEMENT EFFECTIVE JANUARY 15, 1997.

    Pursuant to Article 7 of this Agreement, Seller has determined and hereby certifies the following Price for the period ___________________________ to _______________________ inclusive.

                          (LR1)*       (LR2)*       (SR1)*       (SR2)*      (SR3)*
PRICE = BASE PRICE  [.    (LB2)  + .   (LB2)  + .   (SB1)  + .   (SB2)  +  .  (SB3)

      (SR4)*       (SR5)*         (CR)*           Regulatory*     Applicable Adjustment
+ .   (SB4)  + .   (SB5)   + .    (CB)  + .  ] +    Changes     - pursuant to Section 7.7

* As determined on attached Worksheet For Obtaining Quarterly Price

    All computations of ratios made pursuant to this Annex C shall be calculated to the fifth decimal place. The final price per ton (excluding any Regulatory adjustments) shall be calculated to the nearest cent by applying the rounding method on page C-2, Worksheet For Obtaining Quarterly Price. Any Regulatory adjustments added to or subtracted from the Price shall be rounded to the nearest cent, applying the same rounding method.

                                        Seller
                                               -----------------------------

                                        Approved
                                                 ---------------------------

                                        Title
                                              ------------------------------

                                        Date
                                             -------------------------------

          WORKSHEET FOR OBTAINING QUARTERLY PRICE (Period: _______________ to _______________, inclusive)

    Decimal Places - All computations of the averages of the monthly index figures that comprise a calendar quarter pursuant to this Annex C shall be calculated to the second decimal place then rounded to the first decimal place. The following rounding method shall be used: when the number in the second decimal place is equal to or greater than five, the first number after the decimal place shall be raised to the next higher number. Otherwise, the number in the first decimal place shall not change.

A.  BASE AND REFERENCE PRICE INDEXES

    LABOR:
1)  SIC Code 122   (Source:  Average Hourly Earnings - Bituminous Coal and
                   Lignite Mining (1987 SIC Code 122) as first published in
                   Employment and Earnings by U.S. Department of Labor,
                   Bureau of Labor Statistics)

Year   Month        Base Index         Year     Month     Reference Index
- ----   -----        ----------         ----     -----     ---------------

1996  July
                -------------------    ----    -------    ---------------
      August
                -------------------            -------    ---------------
      September
                -------------------            -------    ---------------
      AVG.                          (LB1)      AVG.                      (LR1)
                ===================                       ===============



2)  Benefits       (Source:  Employment Cost Index (Benefits Only) Private
                   Industry Workers by Occupation Blue Collar Occupations, as first published, Table 10 B)

Year  Quarter       Base Index         Year    Quarter    Reference Index
- ----  -------       ----------         ----    -------    ---------------

1996  Third                      (LB2)                                   (LR2)
                =================      ----    -------    ===============

    SUPPLIES:
                   (Source: Specific Producer Prices and Price Indexes for Commodity Groupings and Individual Items, as set forth below, not seasonally adjusted, as first published by U.S. Department of Labor, Bureau of Labor Statistics)

1)  NO. 2 DIESEL FUEL, DIRECT SALES TO END USERS (PPI 2911-4132)

Year   Month       Base Index          Year     Month     Reference Index
- ----   -----       ----------          ----     -----     ---------------

1996  July
                -------------------    ----    -------    ---------------
      August
                -------------------            -------    ---------------
      September
                -------------------            -------    ---------------
      AVG.                         (SB1)       AVG.                      (SR1)
                ===================                       ===============


                                    - C2 -

2)  DRILLS AND OTHER MINING MACHINERY (PPI 1192-03)

Year   Month       Base Index          Year     Month     Reference Index
- ----   -----       ----------          ----     -----     ---------------

1996  July
                -------------------    ----    -------    ---------------
      August
                -------------------            -------    ---------------
      September
                -------------------            -------    ---------------
      AVG.                         (SB2)       AVG.                      (SR2)
                ===================                       ===============


3)  MINING MACHINERY PARTS, EXCLUDING DRILLS (PPI 1192-5301)

Year   Month        Base Index         Year     Month     Reference Index
- ----   -----        ----------         ----     -----     ---------------

1996  July
                -------------------    ----    -------    ---------------
      August
                -------------------            -------    ---------------
      September
                -------------------            -------    ---------------
      AVG.                         (SB3)       AVG.                      (SR3)
                ===================                       ===============


4)  INDUSTRIAL POWER, MIDDLE ATLANTIC (PPI 4981-132)

Year   Month       Base Index          Year     Month     Reference Index
- ----   -----       ----------          ----     -----     ---------------

1996  July
                -------------------    ----    -------    ---------------
      August
                -------------------            -------    ---------------
      September
                -------------------            -------    ---------------
      AVG.                         (SB4)       AVG.                      (SR4)
                ===================                       ===============


5) OTHER SUPPLIES (PPI - INDUSTRIAL COMMODITIES LESS FUELS AND RELATED PRODUCTS AND POWER)

Year   Month        Base Index         Year     Month     Reference Index
- ----   -----        ----------         ----     -----     ---------------

1996  July
                -------------------    ----    -------    ---------------
      August
                -------------------            -------    ---------------
      September
                -------------------            -------    ---------------
      AVG.                         (SB5)       AVG.                      (SR5)
                ===================                       ===============


CAPITAL AND OTHER   (Source:  Implicit Price Deflator of the Gross Domestic
DIRECT COSTS:       Product as first published in the Survey of Current
                    Business by U.S. Department of Commerce, Bureau of
                    Economic Analysis)

Year    Quarter      Base Index           Year    Quarter   Reference Index
- ----    -------      ----------           ----    -------   ---------------

1996     Third                  (CB)                                    (CR)
                   -------------         ----    -------    ------------





                                     - C3 -

B.  CALCULATION OF THE EFFECT OF REGULATORY CHANGES

                     *Change #1    *Change #2    *Change #3
                      Amount of     Amount of     Amount of       Total
                     Imposition    Imposition    Imposition    Imposition
                         or            or           or             or
                     (Reduction)   (Reduction)   (Reduction)   (Reduction)
                        $/Ton         $/Ton        $/Ton         $/Ton
    Quarter
    -------
    Quarter, 199
- ---             --   -----------   -----------   -----------     ------
    Quarter, 199
- ---             --   -----------   -----------   -----------     ------
    Quarter, 199
- ---             --   -----------   -----------   -----------     ------
    Quarter, 199
- ---             --   -----------   -----------   -----------     ------
    Quarter, 199
- ---             --   -----------   -----------   -----------     ------
    Quarter, 199
- ---             --   -----------   -----------   -----------     ------
    Quarter, 199
- ---             --   -----------   -----------   -----------     ------
    Quarter, 199
- ---             --   -----------   -----------   -----------     ------
    Quarter, 199
- ---             --   -----------   -----------   -----------     ------
    Quarter, 199
- ---             --   -----------   -----------   -----------     ------
    Quarter, 199
- ---             --   -----------   -----------   -----------     ------
    Quarter, 199
- ---             --   -----------   -----------   -----------     ------

  * Explanation of Regulatory Change, date of enactment, and date and name of publication
(1)
(2)
(3)





                                     - C4 -

                                    ANNEX D

               Sampling and Analysis Procedures and Requirements

                                  Attachment A

SAMPLING

(a) Seller, at its own expense, shall provide a mechanical sampling system at the truck dump receiving facility at the Station, which shall be used to collect representative samples meeting requirements of the most current published revisions of ASTM #D-2234 as they are issued. For purposes of D-2234, Seller's coal shall be deemed to be "two different portions of one seam".

         Within 3 months of startup and acceptance of the Facility by the Buyer, or on or before April 1, 1997, which ever is later, and no less than once every three calendar years during the term of this Agreement, Seller, at its cost, shall have a mutually agreed upon independent specialized third party conduct a bias test of the mechanical sample system utilized for sampling the coals delivered under this Agreement. Buyer, Seller and the agreed upon third party shall mutually agree upon the method to perform the bias test employing current industry standards. Seller shall further maintain said sampling device within ASTM specified or industry acceptable (which ever is more stringent) statistical parameters for acceptable sample bias during the term of this Agreement and shall implement any recommended modifications or corrections as a result of said bias test. To further assure a non-biased system, Seller, at its own expense, shall cause periodic dynamic bias tests to be performed at least once between each bias test of the mechanical sample system utilized for sampling the coals delivered under this Agreement. For each bias test conducted, Seller shall furnish Buyer a copy of the preliminary inspection report and also the final bias test data and report within 15 business days of its receipt by Seller.

(b) Seller, at its own expense, shall retain a qualified, competent organization to serve as the "Operator" of the sample system. The Operator shall operate and be present during sampling to perform sample system observations, attest to proper system performance, maintain sample system settings, and to properly collect , seal and assist in seeing that system samples are sent to Buyer's Laboratory and Seller's Laboratory for analysis. If, at any time during the term of this Agreement, either Buyer or Seller becomes dissatisfied with the then incumbent Operator for failure to perform duties as defined in this Attachment, the dissatisfaction shall be brought to the attention of the other party and Buyer, Seller and the Operator shall meet to determine mutually agreeable remedies to the issues causing dissatisfaction to Buyer and or Seller. If the Buyer, Seller and Operator fail to reach mutual agreement or settlement of any pertinent issues, the Operator shall be discharged and the parties shall, by mutual agreement, promptly select a qualified successor Operator; provided however that the discharged Operator shall continue to perform the functions of Operator under this Agreement until the parties' selection of a qualified successor Operator is in place.

         If the Operator (as a result of being discharged or otherwise) ceases to perform the functions of the Operator before the parties have selected a successor Operator, the parties shall mutually agree to substitute procedures for the sampling of coal. If the parties are unable to agree to such substitute procedures, Seller, at its own expense, shall immediately assume the responsibilities for sampling each shipment of coal at its loadout facilities at the Mine.

(c) The Operator shall monitor the performance of the mechanical sampling system and attest to the validity of the sample taken. Based upon such samples, the Operator shall, as soon as practicable after the taking of such samples, provide the sample to both Buyer's and Seller's





                                     - D2 -

Laboratories. A sample lot shall not exceed 10,000 tons unless mutually agreed upon by both Buyer and Seller prior to sampling. The Buyer, at its own expense, may have size analysis, grindability, and/or other tests performed that it deems necessary.

(d) The Operator shall be required to verify that only Buyers' coal is present to be sampled through the sample system. Any contamination of coal supplied to Buyer by third party suppliers will invalidate that sample portion.

(e) In the event that less than 85% of the coal delivered by the Seller during the month is sampled, the monthly weighted average quality analysis of the coal delivered for that month will be determined by calculating the weighted average of (1) the weighted average quality analysis for the coal sampled for the month and (2) the most recent three month historical weighted average quality analysis of coal delivered under this Agreement for the coal that is not sampled. If 85% or more of the coal is sampled in a given month, the weighted average of the analysis for this sampled coal shall apply to all tons delivered in that month.

         In the event the mechanical sampling system should fail to operate properly or be unavailable for proper sampling, the Operator shall notify Seller and Buyer immediately upon discovery. Mutually agreed upon procedures shall then be decided upon and instituted as soon as practicable for alternate sampling methods if the sample system is projected to be inoperable or inaccurate for a period of five (5) consecutive days or more.

(f) Except as otherwise provided herein, the certified reports of sampling made by the





                                     - D3 -

"Operator" shall be binding on the parties for all purposes under this Agreement and the performance of the parties under this Agreement shall be based on such reports.

(g) Each representative shipment sample collected for analysis by the Operator shall be divided into 4 (four) separate 8 mesh sample split portions as per ASTM #D-2013 by the Operator. Two 8 mesh samples splits shall remain in possession of the Operator of the sample system at the Station or other mutually agreed upon location for referee purposes. Both the Buyer's Laboratory and the Seller's Laboratory shall each receive one of the two remaining 8 mesh sample splits for analysis as per Article 4.2.

(h) Buyer and Seller shall have the right to have a representative present at any and all times to observe the sampling and analysis procedures. Buyer and Seller and their representatives shall also have the right to inspect and examine the performance of any equipment employed in the sampling or analysis of coal pursuant to this Agreement.

(i) All sampling of shipments performed by the Operator shall be in strict accordance with the most current published standards, methods, and procedures approved by either ASTM or ISO or as otherwise mutually agreed upon in writing by Buyer and Seller.





                                     - D4 -

                                    ANNEX D

               Sampling and Analysis Procedures and Requirements

                                  Attachment B

LABORATORY MINIMUM QUALIFICATION PERFORMANCE STANDARDS:

1. Have in place a written Total Quality Management system describing purpose, policies, procedures, instructions, and hierarchy of all elements of the Quality System. System shall be designed to conform with ISO 9000 (ANSI/ASQC Q 90) series of Quality Management System Standards (or equivalent) as they apply to the services and products provided by the laboratory. The TQM system shall be the means by which TQM is integrated into laboratory services.

2. TQM system shall allow for positive proof to Buyer and Seller that the system is documented (through procedures and work instructions), implemented (through training records), and working effectively (through work records).

3. TQM system shall have a documented procedure for delineating statistical nonconforming quality data and services and a system for controlling - and an action plan to eliminate and to minimize recurrence - specific cases of nonconformance.

4. TQM system shall document when to initiate preventive actions commensurate with the





                                     - D5 -
magnitude of the problem and be supported with written action plans which define responsibilities, activities, and time limits.

5. All laboratory data and services shall be controlled by various verifications before, during, and after completion, to insure that the results are accurate or within expected guidelines. Specific criteria shall be dependent upon the service or analysis provided, but the following shall be routinely used:

                 -        ASTM requirements
                 -        NIST traceable calibrations and verification materials
                 -        Batch quality control samples
                 -        Reserve split comparisons
                 -        Secondary reference
                 -        Duplicate analysis
                 -        Inter-laboratory sample exchanges (round robins)

6. Process control shall include following routine maintenance and calibration schedules for measuring, inspection, and testing equipment. Appropriate verification of the inspection process, personnel, and equipment shall be recorded and kept in the job files.

As relates individual analysis, the following shall be considered MINIMAL ACCEPTABLE

COMPLIANCE CRITERIA:

SAMPLING

1. Strict ASTM D-2234 adherence. Random sampling inspections shall be conducted once per week to gauge compliance of individuals.





                                     - D6 -

PREPARATION

1. Strict ASTM D-2013 adherence. Precision mechanical sampling system or similar device -may be used to subdivide 8-mesh sample. Two samples selected daily to prepare in duplicate to check system integrity. In one set, the total 8- mesh rejects shall be analyzed and compared to original split. Moisture, Ash, Sulfur, and BTU are analyzed daily and bias trends are run monthly. Daily repeatability maximums are as follows:

                 Total Moisture            0.30%
                 Ash                       0.50%
                 Volatile                  0.75%
                 Sulfur                    0.06% + .05 x (avg.%)
                 BTU                       100 BTUs'

         8-mesh crusher product sizing checked daily so as not to exceed 5%.

         60 mesh pulverizer feed is maintained at 1000 - 1300 grams and checked continually.

         60 mesh pulverizer screens checked daily and integrity checked every 50 samples by 60 mesh screen tests. If +60 mesh material is more than 1% of total product, screen is replaced.

         One 60 mesh sample is analyzed daily in duplicate for Moisture, Ash, Sulfur, and BTU to check pulverization quality.

         Quarterly 8-mesh round robin sample is analyzed for Total Moisture, Residual Moisture, Ash, Sulfur, Volatile Matter, and BTU content.

         Quarterly, the Variance of Division and Analysis (ASTM D-2013, A2) is conducted for five sets of four subsamples each. The ratio of the largest to the smallest estimate of Sda2nd power is determined. This ratio must not exceed 2.99 in order to be acceptable.

TOTAL MOISTURE

         Balance checked daily against reference weights.

         Oven temperature checked daily.

         8-mesh duplicates checked daily, standard deviations checked monthly.





                                     - D7 -

ANALYTICAL TESTING        ASTM D-4621, ASTM E 882 govern.

         Three 60 mesh samples analyzed in duplicate daily for Moisture, Ash, Sulfur, Volatile matter, and BTU. Repeatability limits shall be as follows:

                                    DAILY                            WEEKLY
                                   ------                            ------
         Total Moisture            0.20%                             0.25 %
         Ash                       0.50%                             0.25 %
         Volatile                  0.50%                             0.45 %
         Sulfur                    0.03% + 0.04 x (Avg. %)           0.12%
         BTU                       50 BTU's                          60 BTU's


         NIST certified coal samples analyzed weekly for Moisture, Ash, Sulfur, and BTU's.

THE RESULTS ARE COMPILED AND MAINTAINED ON RECORD.

         Monthly 60 mesh round robin samples for the above parameters.

         Quarterly, 8-mesh round robin samples analyzed for Moisture, Ash, Volatile, Sulfur, and BTU's.

         Bi-monthly 8-mesh round robin samples analyzed for Air dry loss, Residual moisture, Ash, Volatile, Sulfur, and BTU.

         Bi-Monthly 60 mesh round robin samples analyzed for Residual moisture, Ash, Volatile matter, Sulfur, BTU, and 8 point fusion . Trends for the above program compiled to alert to a bias development within the testing regimes.

         Mixing wheels used to thoroughly mix all 60 mesh samples prior to analysis.

SULFUR

         NIST calibrations standards used to establish internal daily calibration standards. Calibration checks run every 12 determinations. If two sample checks are out of repeatability limits, the channel is recalibrated and prior samples re-run.

         Weekly statistical evaluations run on the daily 60 mesh duplicates to check for bias development.

BTU

         Parr 1730 controller used to control instruments. Benzoic checks made with every oxygen bottle change, equipment repair, and at least every 50 firings of each bomb used.

         Energy equivalents checked once per month with NIST certified benzoic acid.





                                     - D8 -

         Bomb head thickness  micrometered weekly  to test integrity.

         3(three) 60 mesh duplicates analyzed daily for repeatability and compared weekly for Bias trends.

ASH

         Temperatures and air flow checked daily.

         3(three) 60 mesh duplicates analyzed daily for repeatability and compared weekly for Bias trends.

FUSION

         Nickel and Iron wire run with each determination.





                                     - D9 -

                                    ANNEX D

               Sampling and Analysis Procedures and Requirements

                                 Attachment C

LABORATORY ASTM STANDARDS

The ASTM methods to be used by Buyer's Laboratory, Seller's Laboratory and any Referee Laboratory performing analytical testing on behalf of Buyer or Seller for determining the coal specification analysis, are as follows:

      Moisture (total)                  D-2961

      Moisture (analysis sample)        D-3173 or D-5142*  (See Note 1. Below)

      Ash                               D-3174 or D-5142*  (See Note 1. Below)

      Sulfur                            D-4239

      Btu                               D-1989

      Volatile Matter                   D-3175 or D-5142*  (See Note 1. Below)


*Note 1. - Results obtained through the use of the instrumental tests have been shown to differ from those obtained with Test Methods D-3173, D-3174, and D-3175 on some coals. Where a relative bias between the instrumental methods and Test Methods D-3173, D-3174, and D-3175 for proximate analysis of coal are shown to exist, the instrumental results shall be corrected or the instrument calibrated using samples of known proximate analysis (NIST or equivalent).





                                    - D10 -

                                   ANNEX E

                        MOUNT STORM RAILROAD PROVISIONS

  I.  ORDERING RAILROAD CARS

      A. Seller shall ship coal ordered by Buyer pursuant to this Agreement in minimum trainload lots of 6000 tons from one origin in a 24 hour period ("trainload shipment").

      B. Seller shall coordinate placement of cars at the Shipping Point with Carrier. Seller shall be responsible for making timely requests for suitable and fit railcars in sufficient numbers to accommodate trainload shipments pursuant to this Agreement. For trainload shipments ordered by Buyer, cars shall be loaded with a single switch (Carrier places cars once and picks up cars once) and tendered to Carrier within 24 hours after Carrier has placed cars for loading. Any detention charges assessed by Carrier at Seller's mine or Shipping Point shall be paid by Seller directly to Carrier in accordance with applicable tariffs.

      C. Seller shall reimburse Buyer for any demurrage or related or similar charges assessed against Buyer as a result of Seller's failure to ship coal in accordance with the terms of this Agreement.

 II.  LOADING CARS

      A. Each car must be loaded to at least 93% of the stenciled net weight of that car.

      B. No car shall contain more than the stenciled net weight of the car nor less than the minimum lading specified by Carrier unless Carrier advised that lesser tonnage be loaded. Cars that contain more than the stenciled net weight may interfere with unloading equipment at the destination designated by Buyer. Buyer may reject any cars that are loaded in a manner that interferes with unloading equipment.

      C. Seller shall pay $100.00 per car for each car found to be loaded in excess of Carrier's track limitation.

      D. Seller shall be responsible for any additional charges assessed by Carrier for cars loaded less than 93% of the stenciled net weight in accordance with applicable tariffs.

III.  BILL OF LADING NOTATIONS

Seller shall indicate the following on CSXT's Bill of Lading:

      A.     "PURCHASE NOTICE NO. ______ "

             (enter P.N. number under which coal is being shipped)

      B.     SHIPPING DATE

      C. "CARS HAVE BEEN LOADED TO AT LEAST 93% OF STENCILED NET WEIGHT" (unless Carrier advises that lesser tonnage be loaded, in which case this lesser tonnage should be stated)

      D.     "FREIGHT COLLECT" (unless otherwise specified by Buyer)

      E.     CAR INITIALS AND NUMBERS

      F.     TONS SHIPPED

      G.     CARRIER DESIGNATED SHIPPING POINT AND STATION NUMBER

      H.     NAME OF SELLER'S MINE AS SPECIFIED ON THE FACE OF THE PURCHASE
             NOTICE

      I.     CONTRACT NO:  _________________________




                                    - E2 -

      J.     "DESTINATION WEIGHTS APPLY" (unless otherwise specified by Buyer)

      K.     FREEZE CONDITIONING

             If the coal has been treated with a freeze conditioning agent
             (FCA) as directed by Buyer, the Bill of Lading shall also include:

             1.   name and amount (pints/ton) of approved FCA applied;

             2.   notation designating which cars have been TREATED or NOT
                  TREATED.

 IV.  CARRIER EQUIPMENT SHORTAGE

      A. If Seller is unable to load a trainload shipment due to Carrier caused shortage of cars and Carrier determines to operate the train, Seller shall indicate the following on the Bill of Lading:
             "SHIPMENT IS TO BE BILLED ON ACTUAL TONNAGE AT THE TRAINLOAD RATE." Such notice shall also describe the particular circumstances causing the loading of less than the number of cars specified herein as a trainload shipment.

      B. Such notice and copies shall be mailed within 24 hours after release of the shipment to:

             1.   Director-Contract Administration
                  CSXT Transportation (J-860)
                  500 Water Street
                  Jacksonville, FL  32202

             2.   Local Agent of Carrier

             3.   via FACSIMILE (804) 273-4138 to:
                  Fuel Transportation Specialist
                  Ben Baughan
                  Virginia Power





                                     - E3 -

  V.  BILL OF LADING

      Seller shall provide written confirmation of shipment, at the time of shipment, by delivering a copy of the Bill of Lading to Buyer as specified below:

             via FACSIMILE (804) 273-4140 to:
             Ms. Sallie B. Wilkerson
             Virginia Power

      Seller shall, at the time of shipment, electronically transmit a copy of the Bill of Lading to CSX Transportation, in addition to tendering the Bill of Lading to the Carrier with the shipment.

 VI. GOVERNING TARIFFS - Except as set forth above and in this Agreement, shipments of coal pursuant to this Agreement shall be in accordance with published tariff(s) applicable to movements by Carrier with Seller as Consignor. In the event of a conflict between published tariff(s) and the applicable provisions specified herein and in this Agreement, the provisions specified herein and in this Agreement shall control.





                                     - E4 -

                                    ANNEX F

               TRUCK DUMP FACILITY DEPRECIATION/BUY OUT SCHEDULE

- --------------------------------------------------------------------------------------
   1997           1998           1999           2000           2001           2002
$1,938,000     $1,810,000     $1,680,000     $1,551,000     $1,422,000     $1,293,000
- --------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------
   2003           2004           2005           2006           2007           2008
$1,163,000     $1,034,000      $905,000       $776,000       $646,000       $517,000
- --------------------------------------------------------------------------------------

              --------------------------------------------------------
                  2009           2010           2011           2012
                $388,000       $259,000       $129,000          $0
              --------------------------------------------------------


The buy out purchase prices shown for each individual Calendar Year are based upon a January 1 buy out. If a buy out occurs after January 1 of any Calendar Year, the buy out amount shall be pro rata adjusted based upon the number of months remaining between the date of the buy out and the month of December 2011, compared to the number of months between the month of January of the scheduled year of the buy out through the month of December 2011. The following example is for a buy out on July 1, 2006:


                                  66 months
                      $776,000 x ----------- = $711,333
                                  72 months

          Notes
          66 months is from July 1, 2006 through December 31, 2011.
          72 months is from January 1, 2006 through December 31, 2011.

                                       ANNEX G

              SYNOPSIS OF BUYER'S SAMPLING AND ANALYSIS PROCEDURES

Buyer uses procedures found in Buyer's most current Fossil Fuel Sampling and Analysis Manual utilizing the most current ASTM Book of Standards Section 5 as a guideline. Laboratory Standard Operating Procedures are maintained at the station laboratory. The following is a synopsis of the current procedures used to sample, to prepare the sample, and to analytically evaluate all coal received at the Station.

COLLECTION OF A GROSS SAMPLE

Buyer uses ASTM Standard D2234 as a guideline to collect a sample from coal received. Buyer uses Type I, Condition B, Spacing 1 (I-B-1) sampling requirements. This I-B-1 sampling condition is accomplished by using mechanical samplers which are capable of sampling, under ideal conditions, 100% of all coal received at the Station. Sampling personnel are assigned to operate and help maintain the sampling system at the Station. A minimum of five rail cars or twenty trucks and a maximum of 10,000 tons can constitute a composite sample.

PREPARATION OF GROSS SAMPLES

Buyer uses ASTM Standard D2013 as a guideline to prepare the gross sample for analysis. The final 8 mesh sample collected by the mechanical sampler is riffled to a 1000 gram sample of which 500 grams are used for the proximate analysis and between 300 and 500 grams are used for the total moisture determination. After the 500 gram sample is air-dried, it is pulverized to 60 mesh sample for analysis by the laboratory.

TOTAL (AS-RECEIVED) MOISTURE

Buyer deviates slightly from ASTM Standard D2961 in determining the total moisture of the coal when it is received. Approximately 300 grams of the 8 mesh sample is placed in a drying oven for four hours at 107 + or - 3 degree C to determine weight loss which is converted into the percentage of total moisture in the coal. This moisture percentage is used to determine the as-received constituents of the coal, i.e. ash, BTU, volatile matter, and sulfur.

PROXIMATE ANALYZER

A proximate analyzer (Leco TGA) is used at the Station to determine analysis moisture, ash, and volatile matter on a dry basis. ASTM Standard D5142 is used as a guideline utilizing the formulas to determine repeatability and reproducibility results as written in the Standard. Leco proximate standards are run with each analyzer run. Data is validated by a quarterly round-robin quality control check using DOE or in-house prepared coal samples.

TOTAL SULFUR IN COAL

Buyer uses ASTM Standard D4239 as a guideline to determine the total sulfur content in the analysis sample. Buyer uses a high temperature combustion furnace with infrared absorption detection capability to burn an approximately one gram sample of coal which gives the total sulfur content of the coal. The Station laboratory uses a Leco analyzer. With each batch analyzed, the analyzer is calibrated with a NIST traceable standard and checked for linearity over the range.


                                    - G2 -

GROSS CALORIFIC VALUE OF COAL

Buyer uses ASTM Standard D1989 as a guideline to determine the gross calorific
(BTU) value of the analysis sample. Buyer burns a one gram sample in an isoperibal bomb calorimeter that is equipped with a microprocessor that controls the ignition and the water and the water temperatures and calculates the BTU value of the coal sample. It also provides a printout of the BTU content for future reference. The calorimeter is standardized with a benzoic acid standard from or traceable to the National Institute of Standards and Technology (NIST) to determine the water equivalent to be used in calculation of the calorific value. The calibration is checked on a periodic basis and also any time the equipment is repaired or moved from its normal location or if necessary as a result of quarterly round-robin quality control checks.

HARDGROVE GRINDABILITY INDEX OF COAL

Buyer uses ASTM Standard D409 as a guideline to determine the Hardgrove Grindability Index (HGI) of the coal sample. Buyer starts with the 8 mesh product collected by the mechanical sampler to produce the 16 X 30 mesh analysis sample used to determine the HGI of the coal. Each grindability machine is calibrated by using four grindability standards to develop a grindability index curve. Calibration is checked semiannually by using an in-house round-robin standard (may include a known DOE standard).





                                     - G3 -

FUSIBILITY OF COAL ASH

Buyer uses ASTM Standard D1857 as a guideline to determine the fusion-fluid temperature of the coal-ash sample. The Station uses an electric furnace to determine the fusion-fluid temperature. Buyer reports the hemispherical temperature (HT) as the fusion temperature and the fluid temperature (FT) as determined. The HT is the temperature at which the ash cone has fused to a hemispherical lump in which the height is one-half of the base. The FT is the temperature at which the fused mass has spread out in a nearly flat layer with a maximum height of 1/16 inch.

QUALITY CONTROL

A DOE or in-house prepared coal sample is distributed quarterly to the Station and to select independent laboratories for the determination of ash, volatile matter, sulfur, and BTU value. These results are reviewed by the System Chemist to evaluate the validity of the analyses. If any discrepancies exist, recommendations are made for the needed corrective action.

Buyer's lab uses ASTM Guide D4621 as a reference for quality control in the laboratory. Additionally the laboratory analytical balances are checked for accuracy and level daily. Twice annually, the balances are checked and calibrated, if required, by an authorized factory representative.





                                     - G4 -

                                   ANNEX H

                       WEST VIRGINIA COAL CERTIFICATION

          The records of Virginia Electric and Power Company (Buyer) indicate that we purchased a total of * tons of coal from your * Mine at our Mt. Storm Power Station during the Calendar Year *.

          ** (Seller) certifies that ** tons of coal were produced from eligible mines as defined in Subsection 11-13H-2 of the West Virginia Tax Code,
Article 13H - Business and Occupation Tax Credit, for the Calendar Year *. Seller agrees to indemnify and hold harmless Buyer and Buyer's employees, agents, officers, and directors against any and all losses (including reasonable attorneys fees and tax losses) arising from or connected with, or liability caused by or resulting from Seller's and/or Producer's failure to provide or obtain approval of the required certification (including penalties imposed by the State of West Virginia).

                               Seller:

                                      By:
                                               --------------------------------
                                      Title:
                                               --------------------------------
                                      Date:
                                               --------------------------------

Return to:       Virginia Electric and Power Company

                       Innsbrook Technical Center
                       5000 Dominion Boulevard
                       Glen Allen, Virginia 23060-6711
                       Attention:     Supervisor - Contracts & Administration
                                        F&H Fuel Procurement and Transportation
                                        IN-3SE





__________________________________

 *  To be completed by Buyer.

**  To be completed by Seller and/or Producer.

                                   ANNEX I

                             REFEREE LABORATORIES

          After execution of the Agreement but prior to delivery of coal under the Agreement, Buyer and Seller shall meet to discuss and mutually agree to the Laboratory(s) that shall be used under the Agreement as Referee Laboratory(s), which shall meet the minimum laboratory specifications outlined in Annex D, Attachment B.

Both the Buyer and Seller shall, from time to time during the term of this Agreement, (1) by mutual agreement, (2) in the event of noncompliance of approved Referee Laboratory(s) with the minimum laboratory specifications outlined in Annex D, Attachment B, mutually agree to the Laboratory(s) that shall be used under the Agreement as Referee Laboratory(s).

                                    ANNEX J

          PERFORMANCE CRITERIA FOR THE MOUNT STORM TRUCK DUMP FACILITY


         This Annex J describes Facility performance criteria and Buyer's and Seller's responsibility for the Facility referred to in Article 2 of the Agreement.

1.0      LOCATION

         Mount Storm Power Station

         The Facility is to be constructed, operated and maintained at the Station located on Route 93, two miles west of Bismarck, West Virginia.

2.0      DESCRIPTION OF THE WORK

         2.1     General

                 Seller shall design and construct the Facility on Station property ("Premises") described in the Lease. The performance criteria for the Facility design shall be as defined as provided in Section 2.1 of the Agreement. Seller's performance criteria and Buyer's responsibilities for construction of the Facility are defined in this Annex J. Other than as required by law or regulatory requirements, for all work completed by Seller and/or Seller's subcontractor(s) Buyer shall make no requirement on wage scale.

         2.2     Design Performance Criteria

                 The Facility shall be designed and constructed in accordance with the list of standards in Section 7 of this Annex J. The applicable provisions of those standards shall be the latest edition, revision and/or supplement in effect as of the date of construction.

                 The Facility shall be designed, constructed, tested and started up in accordance with the performance schedule ("Performance Schedule") in Section 8.0 of this Annex J.

         2.3     Equipment Mark Numbers

                 Seller shall identify equipment to current standards employed by the Station on all drawings and label all equipment in the field using Buyer's equipment identification and marking system. Buyer shall assist Seller in determining the specific mark number for each piece of equipment.

         2.4     Design Review

                 Both parties acknowledge that equipment and facilities being provided for the Facility are to be integrated into the existing coal handling facilities at the Station. To facilitate the integration of Seller's Facility design to the existing coal yard, Buyer's internal general, civil, mechanical and electrical design standards are available for Seller's review at the Station. Buyer also reserves the right to establish the following design review hold points for review and comment.

                 2.4.1    Hold Points

                          Conceptual Design - General arrangement has been
                                              established and physical
                                              layout is complete.  Site
                                              impacts can be studied.  The
                                              general arrangement drawings,
                                              given in

                                              Attachment 1 and incorporated
                                              into the Agreement by reference,
                                              will give the physical location of
                                              the Facility and Premises at
                                              the Station.

                          30% Design -        Equipment placement has been
                                              identified.  Mechanical and
                                              electrical systems routings
                                              are shown.  Operation and
                                              maintenance practices can be
                                              identified.

                          95% Design -        Physical design complete.
                                              Electrical and mechanical
                                              details near complete.  Final
                                              minor modifications only can
                                              be considered.

                 2.4.2    Equipment Review

                          Seller shall furnish Buyer a list of all major components being supplied. The list shall state vendor name and model and shall be included with the 95% Design package.

                 2.4.3    Review Cycle

                          Buyer shall review design and equipment and meet with Seller to provide comments in writing within fourteen
                          (14) Calendar Days after receipt from Seller, such approval shall not be unreasonably withheld.

         2.5     Construction

                 All work shall be completed per the approved drawings from
                 Section 2.4.1 above, and in accordance with the design standards in Section 7.

                 2.5.1    Acceptance of the Work

                          Buyer reserves the right to visit the Facility work site and monitor the work in progress. Seller will advise Buyer of any tests Seller will conduct in construction of the Facility so that Buyer may also witness those tests. Buyer will advise Seller of any deficiencies in either the work in progress or from the resulting tests. Seller shall, at Seller's expense promptly take down, remove, replace, or repair as reasonably determined by Buyer all portions of the work that fail to conform to the approved drawings from Section 2.4.1 and/or the design criteria of Section 7. The above acceptance shall apply to all repair or replacement work performed by Seller. The expense of all work incidental to such repair and/or replacement shall be to the Seller's account.

                 2.5.2    Test and Startup

                          Buyer reserves the right to witness Seller's test and startup activities. Seller shall furnish Buyer with a schedule of test and startup activities. Notice shall be given to Buyer twenty- four (24) hours in advance of when each activity is to begin. Testing methods shall be as per the applicable codes, standards and/or vendor recommendations.

                 2.5.3    Lead Paint

                          Seller shall assume all existing structural steel in the coal yard is coated with lead base paint. Seller shall perform all work required by OSHA to properly remove such products before welding to steel. All waste from lead paint removal shall be placed in hazardous waste drums supplied by Buyer. Buyer





                                     - J2 -
                          shall dispose of said drums.

3.0      RESPONSIBILITIES OF SELLER

         3.1     Materials

                 Seller shall furnish all permanent, temporary and consumable materials required to construct the Facility. All materials furnished by Seller shall be new and as specified in the approved drawings given from Section 2.4.1 and/or the design criteria of Section 7. All lumber, including plywood, used inside structures at the Station shall be fire retardant treated to the standards in Section 7.

         3.2     Equipment and Tools

                 Seller shall furnish and maintain all necessary equipment and tools required to construct the Facility. Seller shall provide fuel, oil, and repair services for all of its equipment. Equipment shall be maintained in safe operating order, and all cranes will bear current inspection certifications. Any equipment failing to meet required safety standards will not be used and shall be removed from the Station if requested by Buyer. Seller shall provide Buyer's site representative ("Site Representative") a copy of the current inspection certification for each crane brought on the site.

                 Seller shall also provide all necessary state-of-the-art test equipment, instruments, and devices as required to construct the Facility as shown on drawings, specifications, manufacturer's instructions and/or as described in this Annex
                 J. Cameras of any type will not be allowed on Station property unless approved by the Station Manager.

         3.3     Support Facilities

                 3.3.1    General

                          Seller shall provide and maintain all necessary facilities including, but not limited to, offices (including necessary furniture, supplies and equipment), change trailers, tool rooms and shops necessary to accommodate its personnel and equipment. Seller shall supply telephone and sanitary systems for these structures as required. Such facilities shall meet all federal, state and local requirements. Seller shall obtain any necessary permits for these facilities. Buyer shall have right of access to these facilities. The size, quantity, appearance and location of support facilities shall be approved by Buyer before such facilities may be brought on site or erected, such approval shall not be unreasonably withheld. Upon completion of the Facility construction, Seller shall promptly remove all Seller's support facilities from Station property and the Premises.

                 3.3.2    Temporary Power

                          Seller shall be responsible for distribution and maintenance of all temporary power required for the construction, testing and startup of the Facility. There is no Buyer supplied construction power source to the work area. Required maintenance of the electrical system shall be performed by qualified electricians furnished by Seller.

         3.4     Other Seller Responsibilities





                                     - J3 -

                 Seller shall furnish qualified supervision and labor, administrative and technical support necessary to construct, test and startup the Facility. Based upon reasonable cause, Buyer reserves the right to request removal of any employee for safety and/or drug/alcohol violations, whose presence is deemed detrimental to Buyer, or to the construction, testing and startup of the Facility.

                 3.4.1    Supervision

                          Seller shall furnish qualified supervision, labor, administrative and technical support, as necessary to construct, test and startup the Facility as required in the Performance Schedule and in a high quality manner.

                          Seller shall have at the project site, at all times work is being performed under the Agreement, an approved, competent, full time person ("Project Manager") and any necessary assistants. The Project Manager shall represent Seller. All identification of deficiencies shall by given to the Project Manager by Buyer.

                          Fourteen (14) days prior to beginning construction of the Facility, Seller shall submit to Buyer the name, job history and qualifications (i.e., a resume) of the proposed Project Manager. Seller shall also submit the names of its key employees who will be directly connected with the project and outline the duties and authority of each.

                          If the Project Manager ceases to be in Seller's employ, Seller shall immediately replace that position.

                          Seller shall at all times enforce strict discipline and good order among its employees, its contractors and subcontractors and shall not employ: any unfit person; anyone not skilled in the work assigned to him; and, anyone who is not satisfactory to Buyer as given in this Section 3.4.

                 3.4.2    Quality Control Coordinator

                          Seller shall ensure the quality of the Facility as required in this Agreement. To assist in this effort, Seller shall designate a competent individual (also defined as the Project Manager, above) who shall be adequately versed in the acceptance criteria of the applicable construction codes and standards associated with this Agreement. The Project Manager shall work closely with the Site Representative to verify that the specified quality is maintained, and shall, as a minimum, be responsible for: ensuring that all inspections and tests required by the specifications, codes and standards are performed in accordance with such requirements; and, are performed by qualified personnel. The Project Manager shall also maintain such records of all inspections and tests, individual qualification records (e.g. welder qualification, NDE personnel qualification, etc.) and written procedures as are required by the specifications.

                 3.4.3    Permits

                          Except for Seller's responsibilities as required under Section 3.3.1 and Section 20 of the Lease, no permits are furnished by Seller.

                 3.4.4    Project Record Documents





                                     - J4 -

                          Seller shall maintain at the Facility job site copies of all drawings, specifications, addenda, shop drawings, change orders, amendments, contract releases, changes, and other documents completed in compliance with this Agreement.

                          Seller shall clearly mark each of the project record documents "Project Record Copy" and maintain them throughout performance of this Agreement. Seller shall markup these documents to record all changes during the construction process and any details if not shown on the original drawings ("Project Record Documents"). Seller shall keep these Project Record Documents current and shall make them available for inspection by Buyer during normal working hours. No work shall be permanently concealed until the required information has been recorded. Where work is to be concealed, it shall be referenced on the Project Record Documents to visible and accessible identifying features of the building on site.

                          At the completion of testing and startup of the Facility, Seller shall furnish Buyer three (3) complete sets of final drawings revised to reflect the "as-built" conditions of the Facility. Additionally, as Seller updates or modifies the Facility, Seller will transmit to Buyer three (3) copies of the updated or modified "as-built" conditions of the Facility.

                 3.4.5.   Surveying

                          Seller shall provide all survey and layout work required to design and construct the Facility.

                 3.4.6.   Severe Weather

                          During periods of anticipated severe weather such as hurricanes, high winds, or frigid temperatures, Seller shall exercise all reasonable precautions to protect its work, the work of others (i.e., non-Seller work), existing site facilities and personnel from the potential damaging effect of such weather.

                 3.4.7    Clean-Up

                          Seller shall provide and maintain dumpsters for general construction debris and trash barrels for paper. Seller shall keep its work areas, both inside and outside the Premises, in a neat and orderly fashion. Seller shall, on a daily basis provide, for all clean up of its work areas outside the Premises and dispose of all trash and debris. Under no circumstances shall Seller use Buyer's trash containers.

                          Seller shall provide whatever manpower and equipment necessary to clean adequately and remove from the above work areas all trash, dirt and debris that results from the operations of Seller, its contractors and subsuppliers.

                          Seller shall maintain its material and equipment laydown areas outside the Premises in a neat and orderly fashion. All laydown areas shall be specifically designated by the Site Representative and as close to the construction site as practical.

                 3.4.8    Clean-Up Backcharge

                          Seller's clean-up effort shall be monitored by Buyer on a daily basis. Clean-





                                     - J5 -
                          up deficiencies shall be noted by Buyer and the Site Representative shall notify the Project Manager of the deficiencies. Seller shall remedy the deficiencies no later than 5:00 p.m. of the following Business Day. Should Seller fail to remedy the deficiencies to Buyer's satisfaction within this time frame, Buyer shall perform the required clean-up. Clean-up costs incurred by Buyer as a result of Seller's non-performance shall be charged to Seller.

                 3.4.9    Assurance of Equipment/Facilities Condition

                          Buyer may, but is not required to, make certain pieces of construction equipment and/or facilities available for Seller's use in constructing the Facility. In using Buyer's equipment and facilities, Seller shall assure itself before any use of Buyer's equipment and facilities that they are safe and Seller shall assume all risk and responsibility in their use. Notwithstanding any other provision in the Agreement, Seller shall indemnify and hold Buyer harmless against any damages and/or claims that may arise from such use. It is the responsibility of Seller to document in writing, before returning equipment to Buyer, that no part of the equipment loaned to Seller has been over-stressed or damaged in any way as the result of its use. Seller will be required to sign a waiver to this effect to use any of Buyer's equipment.

                 3.4.10   Welding Procedures

                          All welding shall be in accordance with the codes and standards in Section 7 of this Annex J.

                 3.4.11   Reference Standards

                          In all instances, the reference standard shall mean the latest edition, including amendment or revision, as of the date of construction unless specifically stated otherwise.

                          If referenced specifications or standards contain requirements at variance with each other or the individual sections of this Annex J, the more stringent provision shall govern unless otherwise approved in writing by Buyer.

                          Seller shall, upon written request by Buyer, or as required by the Agreement, deliver to Buyer evidence that the materials and/or workmanship meet or exceed the requirements of the specifically named code or standard, such request shall not be unreasonably made.

                 3.4.12   Project Meetings

                          As soon as possible after execution of the Agreement and as mutually scheduled thereafter, Seller shall arrange and attend meetings to discuss the Facility construction project in-depth. The first meeting shall be an overall project review meeting. Each meeting thereafter Buyer shall review the progress of the work relative to the Performance Schedule. The meetings shall occur no less than monthly. If Seller fails either to attend these meetings or does not respond promptly to recover the Performance Schedule, Buyer may institute those remedies given in the Agreement, in law or in equity.





                                     - J6 -

4.0      RESPONSIBILITIES OF BUYER

         4.1     Materials

                 None furnished.

         4.2     Other Buyer Responsibilities

                 Buyer shall furnish the following (if required to construct, test, startup and/or operate the Facility):

                 A)       Detailed investigation of site drainage.

                 B)       Power line relocation (excluding 500KV lines).

                 C) Required relocation of underground equipment or installations.

                 D)       Required roadway relocation.

                 E)       Required roadway paving.

                 F) Limited (20 gallons/minute) construction/non-potable water, or other amounts of water as required for future operation of the Facility as mutually agreed to by the parties.

                 G) Reliable permanent power sufficient to operate the Facility (minimum 1,000 kva- 480vac 3 phase)

                 H)       Removal and disposal of any asbestos siding.

                 4.2.1    Coordination

                          Seller shall work with Buyer to coordinate the construction, testing and startup of the Facility to minimize the impact on other projects at the Station. Seller shall immediately notify Buyer of any conflicts or ambiguities with the construction, testing and startup of the Facility, or as the construction, testing and startup of the Facility interrelates with the work of others. Such immediate notice shall be followed within two (2) Business Days by written notice. Failure of Seller to comply strictly with these notice provisions shall result in the Seller's forfeiture of any claims for delay caused by Buyer as given in Section 2.2 of the Agreement.

                 4.2.2    Inspection and Testing

                          Buyer reserves the right to observe any surveillance, inspection and test necessary to verify the quality of the Facility. Seller will promptly notify Buyer of any such surveillance, inspection and/or test. Seller shall provide safe and proper facilities at all times for the observation of any surveillance, inspection and/or test of the Facility.

                 4.2.3    Facilities

                          Buyer will provide areas for material storage and fabrication. Security enclosures and utilities for said areas shall be provided and maintained by Seller.

                 4.2.4    Permits

                          All permits including, but not limited to:
                          Construction, Air, Storm water runoff, Site drainage permits required for construction and operation of the Facility; and, Sanitary facilities permits required for operation of the Facility.

5.0      SAFETY


                                     - J7 -

         5.1     Safety Requirements

                 Seller shall perform all work under this Agreement in a safe manner consistent with regulatory requirements and industry practices. For Seller's information, Buyer has attached Buyer's latest edition of Buyer's safety procedure labeled "Safety"(Attachment 2).

6.0      REPORTS AND SUBMITTALS

         6.1     Schedule

                 Seller shall perform and complete the construction, testing and startup of the Facility in accordance with the Performance Schedule. Seller shall, within fourteen (14) Calendar Days after written notification from Buyer of Buyer's receipt of the construction permit(s), furnish a construction schedule, in the format of a time phased bar chart, to Buyer. Buyer shall review and comment on Seller's construction schedule within fourteen (14) days of receipt from Seller. Seller shall incorporate Buyer's comments in the construction schedule.

                 Unless specified otherwise by the Site Representative, the following holidays are observed by Buyer: New Year's Day, Good Friday, Memorial Day, Fourth of July, Labor Day, Veterans Day, Thanksgiving Day, Day after Thanksgiving, Christmas Eve, and Christmas Day.

                 As a matter of policy, representatives of the Station must be on site while Seller is performing work at the Station and Seller shall schedule its work accordingly. Any work to be performed out-of-shift, on holidays, Saturday or Sunday must be scheduled in advance.

                 Seller shall not allow reasonably foreseeable weather conditions to impede progress of the work and shall provide and maintain all services necessary to maintain progress of the work including the following: temporary weather protection; dewatering facilities; and snow, ice, mud or water removal.

                 The Performance Schedule shall be based upon seasonal weather conditions. Buyer shall reasonably consider and incorporate Seller delays caused by adverse weather conditions into any modification of the Performance Schedule.

         6.2     Technical Submittals

                 6.2.1.   Shop Drawings

                          Seller shall prepare all drawings accurately to scale and sufficiently large to show pertinent aspects of the item and its method of connection to the work.

                          Seller shall submit one reproducible sepia of all drawings.

                 6.2.2    Handling of Submittals

                          All submittals shall be accompanied by a letter of transmittal. The letter of transmittal shall list specifically each submittal item enclosed and the submittal itself shall be identified with a submittal number. Buyer shall not be responsible for any submittals not listed on a letter of transmittal or for any submittals not having a submittal number.

                          Seller shall maintain an accurate submittal log for the duration of the Agreement. This log shall show the current status of all submittals at all





                                     - J8 -
                          times. Seller shall make this log available to Buyer for review upon request.

                 6.2.3    Buyer's Review

                          Buyer's review of technical submittals shall not be construed as a complete check but only to check that the general method of design, construction and detailing is satisfactory. Review by Buyer shall not relieve Seller of its responsibility to perform the design and construction of the Facility as required in this Agreement. Buyer shall review design and equipment and meet with Seller to provide comments in writing within fourteen (14) Calendar Days after receipt from Seller. Release of hold points will be provided in writing to Seller upon satisfactory resolution of comments, such approval shall not be unreasonably withheld.

                          Seller shall not proceed with purchase or fabrication until Buyer has reviewed or conditionally reviewed the required submittals. If Seller does so proceed, it shall be at Seller's own risk unless approved in writing by Buyer.

                          Seller shall make all revisions to technical submittals that are required by Buyer. Each revision shall be identified by number, date and subject in a revision block on the face of the submittal.

         6.3     Operation and Maintenance Manuals

                 6.3.1 Seller shall submit to Buyer the final operation and maintenance ("O&M") manuals for the Facility and all products and equipment in the Facility that are provided under this Agreement by December 1, 1996 unless extended due to a change in the Performance Schedule. Information provided shall be sufficient to allow proper operation and care of the Facility. Seller shall submit draft O&M manuals prior to December 1, 1996 unless extended due to a change in the Performance Schedule. Seller shall also provide updated O&M manuals at time of Buyer's purchase of the Facility.

                 6.3.2 Seller shall submit three copies of the final O&M manuals to Buyer. These manuals shall be 8 1/2" x 11" in size and shall be neatly typewritten on white bond paper at least 20 pounds in weight. Drawings, preferably 11" in height, shall be bound in with the text. Foldouts are acceptable. Larger drawings are acceptable, but Seller shall fold them to fit within the manual and shall either bind them in with the text or place them in a drawing pocket on the inside of the rear cover. Each section of each manual shall be separated by neatly prepared fly-sheets briefly describing the contents of the following section. Front and back covers shall be of heavy duty plastic or cardboard, and the binding mechanism shall be concealed inside the manual (3 ring binders are acceptable). All measurements shall be shown in the American (i.e., non-metric) systems.

                 6.3.3 The cover of each manual shall show at least the name and location of the project, Seller's name and the general subject matter of the manual under the overall title "Operating and Maintenance Instructions." Each manual shall include at least the following:

                          o Vendor's name, address (mailing and street, if different), telephone





                                     - J9 -
                                  number and the name of a contact for warranty inquiries.

                          o Neatly typewritten table of contents near the front.

                          o Complete instructions regarding operation and maintenance of all equipment provided, including lubrication, disassembly and reassembly.

                          o       Complete nomenclature of all equipment parts.

                          o Complete nomenclature and part numbers for all replaceable parts, firm name, address and telephone number and contact person of nearest parts vendor and all other pertinent data relating to procurement of spare parts.

                          o       Copies of all guarantees and warranties
                                  issued.

                          o Manufacturer's bulletins, catalog cuts and descriptive data clearly indicating the precise items included in the installation and deleting, or otherwise clearly indicating, any manufacturers' data that is not relevant to the installed items.

         6.4     Progress Reports

                 During the design, construction, testing and start up of the Facility Seller shall furnish the Site Representative with a written progress report on a WEEKLY BASIS DUE EACH MONDAY BY 9:00 A.M. The progress report shall list all major accomplishments for the previous week. Abnormal weather or differing site conditions that effect the execution of the work shall also be listed.

                 Seller shall notify Buyer in writing any time Seller experiences delays caused by the Buyer's actions or inactions that impact or delay the project. The notification must be delivered within ten (10) days of the occurrence. Immediate verbal notification is requested so Buyer may act to correct the situation.





                                    - J10 -

                        SECTION 7.0 CODES AND STANDARDS

REFERENCE DOCUMENTS, CODES, AND STANDARDS

Unless otherwise specified, the equipment shall be designed and constructed in accordance with the applicable provisions of the following standards whose latest edition, revision and/or supplement is in effect on the date of issuance of this Annex J:

American Concrete Institute                                 (ACI)
American Gear Manufacturers Association                     (AGMA)
American Institute of Steel Construction                    (AISC)
American Iron and Steel Institute                           (AISI)
American National Standards Institute                       (ANSI)
American Petroleum Institute                                (API)
American Society of Civil Engineers                         (ASCE)
American Society of Mechanical Engineers                    (ASME)
American Society of Testing and Materials                   (ASTM)
American Welding Society                                    (AWS)
Anti-Friction Bearing Manufacturers Association             (AFBMA)
Building Officials of Code Administrators
         International, Inc.                                (BOCA)
Environmental Protection Agency                             (EPA)
Federal Specifications                                      (FS)
National Association of Architectural Metal Manufacturers   (NAAMM)
National Electric Code                                      (NEC)
National Fire Protection Association                        (NFPA)
Occupational Safety and Health Act                          (OSHA)
Sheet Metal and Air Conditioning Contractors
         National Association                               (SMACNA)
Steel Structures Painting Council                           (SSPC)
Underwriters Laboratory                                     (UL)
Conveyor Equipment Manufacturers Association                (CEMA)





                                    - J11 -

                        SECTION 8 - PERFORMANCE SCHEDULE


Seller shall employ and assign to the design, construction, testing and start up of the Facility such qualified personnel, working such hours and such shifts as shall be necessary to complete all work required by this Annex J, in accordance with the following Performance Schedule.


ACTIVITY                                                DATE
- --------                                                ----

Submit Conceptual Design Package for Review             Completed

Submit Preliminary (30%) Design Package for Review      January 3, 1996

Submit Final (95%) Design Package for Review            February 19, 1996

Mobilize On-site                                        April 1, 1996

Start Construction Activities                           April 8, 1996

Complete major Construction Activities                  August 30, 1996

Complete Test and Start-up Activities                   November 29, 1996

Completion of all construction activities
Demobilize Off-site                                     December 13, 1996

Place in Commercial Operation                           January 1, 1997

         If Buyer has not obtained all Construction Permits on or before May 15, 1996, then Buyer and Seller shall meet to discuss and mutually agree to applicable methods to recover the Performance Schedule consistent with the terms and conditions of this Annex specifically to include Section 6. If mutual agreement can not be reached to recover the Performance Schedule all completion dates and the commercial operation date set forth in the above Performance Schedule shall be extended for a period equivalent to the number of days between May 15, 1996 and the date on which such permits are received by Buyer.

         All other permits other than Construction Permits (the "Other Permits"), will be obtained by Buyer at such times as reasonably necessary for Seller to comply with dates set forth above in the Performance Schedule.


                                    - J12 -

                  ATTACHMENT 1 - GENERAL ARRANGEMENT DRAWINGS

                Description                     Drawing Number            Dated          Submittal Number
                -----------                     --------------            -----          ----------------
3D General Arrangement at Vepco Sight              9490-GA3D             11-08-95                 0100

3D General Arrangement at Vepco Sight             9490-GA3D1             11-08-95                 0101

3D General Arrangement at Vepco Sight             9490-GA3D2             11-08-95                 0102

3D General Arrangement at Vepco Sight             9490-GA3D3             11-08-95                 0103

3D General Arrangement at Vepco Sight -           9490-CLRNC1            11-15-95                 0104
         Power Line Clearance

3D General Arrangement at Vepco Sight -           9490-CLRNC2            11-15-95                 0105
         Power Line Clearance

3D General Arrangement at Vepco Sight -           9490-CLRNC3            11-15-95                 0106
         Power Line Clearance
                                                  9490-ROADG             12-07-95                 0107
General Arrangement/Topo at Vepco
                                                  9490-ROADG1            11-13-95                 0108
General Arrangement/Topo at Vepco
                                                 9490-CUT-FILL           11-14-95                 0109
Project Road Way Cut and Fill
                                                  9490-GA03B             11-07-95                 0110
General Arrangement Drawings at the Vepco
Sight
                                                  9490-GA03B1            11-08-95                 0111
General Arrangement/Elevation Drawings at
Vepco Sight
                                                   9490-TOPO             10-31-95                 0112
Topo at the Vepco Site
                                                   9490-E100             12-07-95                 0113
Proposed 480 Volt Service
                                                   9490-SPEC             10-31-95                 0114
Project General Specifications
                                                 9490-PROPDESC           12-07-95                 0115
Property Description


                                    - J13 -

                             ATTACHMENT 2 - SAFETY
                       (For Informational Purposes Only)

1.       General

         During performance of the Work, Supplier shall comply, and require its employees, subcontractors and agents to comply, with all safety requirements of Federal, state and local laws, rules, regulations and ordinances, along with accepted industry safety practices and applicable safety requirements and rules of Company. Company's safety requirements and rules applicable to the property or facility where the Work is being performed are available upon request. Company's Safety Coordinator shall have full access to Supplier's facilities and operations at the site to inspect and monitor safety conditions and practices. Such inspections shall not constitute an acceptance by Company of Supplier's safety policies, procedures or practices, nor shall they relieve Supplier of its responsibility for the safety and health of its employees.

         Unsatisfactory safety and health conditions discovered by Company may result in suspension of Supplier's work until the conditions or practices are corrected by Supplier, and Supplier shall not be entitled to any additional payment or extension of time for performance hereunder for the period of such suspension. Supplier's failure to correct any unsatisfactory health and safety condition, practice, policy or procedure may be cause for cancellation of the Order by Company.

         Supplier shall notify Company's Representative immediately of any safety, environmental or health hazards discovered by Supplier's personnel prior to or during progress of the Work.

         If Supplier's personnel are to be exposed to potential site hazards, such as fumes, asbestos, inorganic arsenic, lead, chemicals or overhead activities, Supplier shall provide its employees all necessary safety protection. Safety equipment such as personal protective devices, respirators, personnel nets, hardhats, coveralls, work tents, work procedures and safety instructions shall be in accordance with all applicable laws, rules, regulations and ordinances, accepted industry standards, and Company's safety requirements and rules.

         Supplier shall take all necessary precautions for safety and protection to prevent damage, injury or loss to all employees on the project and other persons who may be affected; all work, equipment and materials, on or off site; and other property including existing power station and facilities. Any damage to equipment, material, or site facilities shall be reported to Company's Representative.

         Supplier shall insure that his employees report to Company's Representative before the end of the shift, all injuries that require treatment by a physician. Any injuries resulting in lost time, hospitalization or fatality shall be reported to Company's Representative immediately. All injuries to Supplier's employees while performing work for Company shall be reported


                                    - J14 -
         by Supplier submitting to Company's Representative a Virginia Power Accident/Incident Report. Supplier shall report to Company's Representative on a monthly basis the number of employees working at a power station or on other property of Company and the number of hours each employee worked under the Order.

         Company prohibits the unauthorized or illegal possession, use or sale of alcoholic beverages, drugs, or other intoxicants ("Banned Substances") on Company property or job assignment. No employee of Supplier or any of its subcontractors shall be permitted to bring Banned Substances onto any location where work is being performed for Company; nor shall any such employee be allowed to perform work under the Order while under the influence of Banned Substances. Company reserves the right to prohibit any person violating this policy from performing work under the Order and to exclude any such person from property owned or controlled by Company by denial of access, suspension or revocation of access authorization, peremptory expulsion, or by other means; and Company may notify law enforcement authorities of any suspected criminal violation concerning possession and use of Banned Substances. Supplier shall require its employees, subcontractors, and subcontractors' employees performing work under the Order to comply with the foregoing policy.

         Company has established a Construction Safety Incident Rate goal of
         4.0 for all projects. Reportable injuries and manhours worked will be utilized to determine Incident Rate.

         Upon finding an individual violating safety rules, the following will apply:

         A.      First offense - a written warning will be issued to Supplier.

         B. Second offense - the individual will be suspended from the site for not fewer than three (3) working days.

         C. Third offense - the individual will be barred from Company's property.

         D. Any serious violation of safety rules or policies may result in individual being barred from Company's property on first offense.

         This provision shall in no way relieve Supplier of its responsibility to comply with all statutory and regulatory requirements applicable to health and safety, nor shall it operate to transfer any such responsibility to Company.

2.       Procedures/Documents

         Supplier and its subcontractors shall comply with the following Company's procedures. Failure to comply may result in removal of Supplier's personnel and its subcontractors personnel from Company's site. The following documents are available on the Station





                                    - J15 -
         premises for Supplier's review:

                 Station Safety and Fire Protection Administrative Procedures.

                 Contractor Safety Manual

                 Hazard Communication Manual

                 Loss Prevention Standards Manual

                 Accident Prevention Manual

                 Inorganic Arsenic Procedure

                 Lead Paint Removal Guidelines

                 Environmental Protection Manual

3.       Orientation Program

         Company shall provide Supplier's employees with safety orientation prior to the start of the Work. The orientation shall include, but not be limited to, emergency procedures, and any site-specific policies/procedures.

4.       Job Briefing

         The supplier and its subcontractors shall ensure that the employee in charge conducts a job briefing with employees involved before they start each job. The briefing shall cover at least the procedures involved, special precautions, energy source controls, and personal protective equipment required.

         If the work or operations to be performed during the work day or shift are repetitive and similar, at least one job briefing shall be conducted before the start of the first job of each day or shift. Additional job briefings shall be held if significant changes which might affect the safety of the employees occur during the course of the work.

5.       Safety Meetings

         A project safety meeting shall be conducted weekly by the Supplier's Site Manager or Project Safety Engineer with Company's Representative to coordinate related activities among each craft and to facilitate site safety training.

6.       Tool Box Safety Meeting

         A safety meeting shall be conducted weekly by each foreman with their respective crew, using prepared safety discussion topics or other related items applicable to current job





                                    - J16 -
         conditions.

7.       Employee Safety Meeting

         A safety meeting shall be conducted monthly by Supplier's Site Manager and Project Safety Engineer with a representative from each craft working on the project and Company's Safety Coordinator. Employee safety concerns shall be reviewed during this meeting.

8.       Meeting Minutes

         Documentation showing the specifics of safety meetings conducted and a list of attendees (employees signatures) shall be maintained by Supplier and kept on file at the site.

9.       Safety Inspections

         In addition to daily walk-through, Supplier's Project Safety Engineer or designee shall conduct a weekly inspection of all Supplier controlled work areas. The weekly inspection shall be documented with corrective actions and maintained on file at the site. In the event no discrepancies are found, documentation showing that an inspection was conducted shall be made. Periodically, Company's Safety Coordinator shall conduct a safety inspection of Supplier-controlled areas to include, but not be limited to, laydown areas, fabrication shops, and relevant paperwork. Any discrepancies shall be documented denoting corrective action to be taken.

10.      Medical/First Aid

         Upon mobilization, Supplier shall ensure qualified first aid/medical care is available to anyone who may be injured in connection with the Work. An adequate supply of first-aid materials shall be maintained at all times. Additionally, a first-aid log shall be kept by Supplier. Supplier shall also ensure that each employee who performs work on or is associated with exposed lines or exposed energized equipment at 50 volts or more can be reached within 4 minutes by a person trained in CPR and first aid.

11.      Rescue Contingency Plans

         Supplier and its subcontractors shall develop written rescue contingency plans for high risk tasks including but not limited to, permit-required confined spaces, working on or in stacks, and work involving trenching and shoring. Rescue contingency plans shall be discussed with the appropriate company representative(s) prior to performing the task.

12.      Safety Glasses

         Supplier and its subcontractor(s) shall have a 100 percent eye protection program (ANSI Z.87 approved) for all personnel, including visitors, while on Company's premises. Commercially procured sunglasses are not approved eye protection and shall not be worn. All eye protection specifically designed to be worn over personal glasses is acceptable on a temporary basis only. Personnel who require prescription glasses while on site more than five (5) days shall have ANSI Z.87 approved safety glasses. Approved goggles or face shields as appropriate shall be used to afford adequate protection when performing any


                                    - J17 -
         operation where known hazards of flying particles exist.

13.      Hard Hats

         Supplier and its subcontractor's personnel shall wear hard hats with applicable logo at all times and in all areas of Company's power stations (visitors included). All hard hats shall meet the requirements as stated in ANSI Z89.2. Only welding shields designed to be attached to the hard hat shall be used. Adjustable-type head band welding shield is not approved for use. Hard hats shall not be reversed with the exception of welders who may reverse their hats during welding operations only.

14.      Protective Clothing

         Supplier and its subcontractors who perform work on or are associated with exposed electrical lines or exposed electrical equipment energized at greater than 50 volts shall wear clothing made of 100% natural fibers or flame resistant or flame retardant clothing. (This standard includes under garments.)

15.      Foot Protection

         Supplier and its subcontractor personnel shall wear appropriate foot protection in all areas of Company's property where head and/or eye protection is required. Foot protection shall meet the requirements as stated in ANSI Z-41.

16.      Boatswain's Chair

         Supplier may use a boatswain's chair only when other means of access have been determined to be more hazardous or impractical. Any boatswain's chair so used shall be made by a reputable manufacturer.

         The top and bottom blocks used for raising and lowering the boatswain's chair shall be metal and shall be equipped with eyes not hooks.

         The boatswain's chair shall be secured to the block eye by a carabiner or equivalent locking device.

         The worker shall be protected by a safety harness attached to a lifeline.

17.      Supplier's Equipment Inspection

         Supplier and its subcontractor(s) shall comply with the required inspections of all web or wire slings, welding leads, ladders, electrical tools/cords, safety belts/lanyards, hoists and jacks. Such equipment shall be removed from service if found non-inspected or in disrepair until it is inspected, repaired, or replaced. This inspection shall be documented quarterly and made available for review by Company's Safety Coordinator.

18.      Supplier Safety Requirements

         Supplier shall furnish any signs and other safety-related materials necessary to abide by all





                                    - J18 -
         applicable regulations and to maintain safe construction practices.

19.      Fire Protection

         Supplier shall provide and maintain all fire suppression equipment required for the protection of its equipment and materials.

         Supplier shall establish fire protection procedures which shall be followed throughout all phases of the work, including inspecting and maintaining proper fire fighting equipment that shall be readily accessible for use by its employees.

         Supplier shall also ensure that all its employees and subcontractors are familiar with Company fire alarms, location and use of fire suppression equipment, Gaitronics system, and procedures for reporting fires and other emergencies.

         No work activity requiring a shutdown or partial disablement of Company's fire protection system may be performed without obtaining Company's approval at least twenty-four (24) hours in advance.

20.      Hearing Protection

         Supplier shall monitor noise levels in its work area, post signs, and issue hearing protection to employees as required.

21.      Safety Signs

         Supplier shall be responsible for posting any signs or providing other notification requirements that will advise employees of unsafe areas, conditions, or problems.

22.      Contaminant Control

         Supplier shall monitor work areas subject to air, ground, and water contamination to maintain safe working conditions.

23.      Barricades

         Supplier shall be responsible for erecting and maintaining any and all barricades that may be needed to protect its employees and/or work areas.

24.      Scaffolds

         A. General - Scaffolding shall be erected in accordance with the requirements found in OSHA 29 CFR 1910.28 and 1926 subpart 1.

         B. Boiler scaffolding shall be designed and erected in accordance with OSHA Standards, Company's Safety Standards, and the following: The walking surface shall have handrails installed when the opening between the furnace wall and the walking working surface exceeds twelve (12) inches. The walking surface shall be a minimum width of thirty-six (36) inches and shall be tight with no spaces through





                                    - J19 -
                 which tools or fragments of material can fall [No opening shall exceed one (1) inch in the walking working surface].

25.      Floor/Roof Openings

         Supplier shall have a procedure for securing and marking floor/roof openings to protect its employees from falls.

26.      Safety Belts and Lanyards

         Supplier shall require the use of the appropriate class safety belt and lanyard where more appropriate fall protection may be required but cannot be used. Where lanyard securing points are not available, approved safety lines shall be used. 100% fall protection shall be implemented when potential fall is greater than 6 feet.

27.      Tagging and Lockout

         All mechanical and electrical systems shall be tagged in accordance with Company procedures. Supplier shall have a procedure to safeguard its employees. All Supplier procedures applying to tagging and lockout shall be coordinated with Company.

         Supplier shall not remove tags placed by company or operate any circuits or equipment unless coordinated with Company.

28.      Motorized Equipment Operator's Qualification

         Supplier shall evaluate its employees to ensure that they have the experience, ability, and training to properly operate assigned motorized equipment. Qualifications shall be determined by documented proof of experience and an observation period performed by the responsible Supplier supervisor. Additionally, all forklift operators shall have participated in a formal training program, acceptable to Company, designed specifically for forklift operators. All training shall be documented by Supplier.

29.      Motorized Equipment Inspection

         Supplier shall inspect all cranes and vehicles at the beginning of each shift to assure that all parts, equipment, and accessories that affect safe operation are in proper operating condition. Any defects shall be corrected before the vehicle is placed into service.

         Crane inspections shall be performed in accordance with manufacturer's recommendations. Documentation of annual and monthly crane inspections shall be maintained and made available upon request.

30.      Ground Fault Protection

         Supplier shall provide Ground Fault Circuit Interrupter (GFCI) protection or an Assured Equipment Grounding Conductor Program in accordance with 29 CFR 1926.404.(b)(i).

31.      Excavations and Trenching


                                    - J20 -

         Supplier shall have a procedure to safeguard its employees while working in and around excavations and trenches.

32.      Inorganic Arsenic

         When work must be performed inside a boiler, or on equipment or components that contain fly ash, there is a possibility of an overexposure to inorganic arsenic. Personal exposure monitoring results require that inorganic arsenic regulated areas be established for some jobs. The provisions of 29 CFR 1910.1018 and Company's Inorganic Arsenic Procedure shall be followed for those jobs.

33.      Working On Stacks

         When work must be performed on stacks, Supplier shall provide and require its employees to use, as a minimum, but not limited to, the following equipment: (a) appropriate respiratory protection, (b) two-way radios, (c) Safety-Climb units, (d) full body harness and lanyards. At least one employee shall remain on the ground to maintain radio communication and contact emergency assistance.

34.      Lead Based Paint

         If Supplier is performing work on coated (painted) surfaces, on which the coating has not been tested and documented as lead free (less than 0.06% lead in the dried film), Supplier shall comply with the provisions of 29CFR 1926.62 in performing the work.

35.      Housekeeping

         Supplier shall maintain its work areas and walkways clear of obstructions, accumulation of tripping hazards, combustible debris and open or unsecured chemical containers on a daily basis.

36.      Permits

         A.      Digging, Concrete Breaking, Cutting and Drilling Permit

                 Supplier shall obtain a permit from the responsible Company's Representative prior to digging, concrete breaking, cutting, or drilling.

         B.      Hot Work Operations

                 Supplier shall obtain a Company furnished Welding and Flame Permit prior to welding, cutting and burning operations.

         C.      Confined Entry

                 Supplier shall have a Confined Space Entry Permit procedure to safeguard its employees while working in confined spaces. Supplier shall also have approved monitoring devices, the calibration of which shall be current and re-calibrated monthly.

37.      Fitness For Duty





                                    - J21 -

         A.      General

                 Company has implemented a Fitness for Duty Program for its employees and suppliers. The goal of the program is to achieve a drug-free work place. Company may require chemical testing of the blood, breath or urine of Supplier personnel providing services at Company sites under the following conditions:

                 1.       After observed behavioral impairment.

                 2. After on-site accidents involving a failure in individual performance resulting in:

                          a.      a fatality

                          b. personal injury when off-site medical treatment is received

                          c.      property damage

                          d.      actual or potential degradation of safety

                 3. After a driver controllable vehicle accident on Company's property or involving a Company - owned or
                          - leased vehicle.

                 4.       After receipt of credible information.

         B.      Drug and Alcohol Tests

                 Upon occurrence of any of the above conditions, Supplier shall cooperate fully and ensure that its supervisors and employees cooperate fully in having the involved personnel chemically tested using Company's Fitness for Duty Drug and Alcohol Kit at Company approved and designated testing locations.

                 Testing for drugs other than alcohol shall be by urinalysis, using established standards. Laboratories used shall be certified by the U.S. Department of Health and Human Services. All tests shall be confirmed according to established standards. Testing for alcohol shall be by breath or blood analysis.

                 Any Supplier employee refusing to provide a specimen for chemical testing or refusing in any way to cooperate in the chemical testing program shall be denied access to Company's property.

38.      Supplier Safety Personnel Requirements

         A.      General

                 When total manning of Supplier's personnel (including Supplier's subcontractors' personnel) on site equals or exceeds seventy-five (75), Supplier shall provide on site, a competent, full time safety engineer and necessary assistants, all satisfactory to Company, who shall be responsible for the administration, management and





                                    - J22 -
                 performance of Supplier's Safety Program. If Supplier's work requires multiple shifts and manning equals or exceeds seventy-five (75) per shift, a competent full-time safety engineer will be required for each shift. A competent safety engineer is defined as "One with a college level degree in safety or related technical field or equivalent experience plus a minimum of three (3) years experience in construction safety."

                 When total manning of Supplier's personnel (including Supplier's subcontractors' personnel) on site is less than seventy-five (75), Supplier shall designate an appropriate Project Supervisor, satisfactory to Company, who shall be an employee of Supplier, as Supplier's Safety Coordinator. If Supplier's work requires multiple shifts and manning is less than seventy-five (75) per shift, Supplier shall designate a safety coordinator, satisfactory to Company, for each shift. The Project Supervisor's regular assignment as the designated Safety Coordinator shall include the duties of Safety Engineer as follows:


                 1. Apply policies, practices and standards to promote an appropriate safety program and administer assigned functions to aid in this overall responsibility.

                 2. Administer and coordinate medical and first aid services and programs.

                 3. Apply safety and health standards, codes and regulations to the work underway as they apply to personnel, structural and equipment operating standards.

                 4. Conduct required environmental tests in accordance with industry practices in order to eliminate or control hazards which could contribute to or result in an occupational illness.

                 5. Inspect equipment, structures and work in progress to ensure that safety and health standards of Company and all applicable codes are followed and determine corrective action to be taken, if required.

                 6. Investigate injuries, conditions, and incidents that do, or could involve actual or potential liability.

                 7. Plan and utilize promotional material to further safety and health education among job craft and supervisory personnel; conduct safety meetings.

         B.      Safety Certification

                 Supplier's Safety Engineer/Safety Coordinator shall be Red Cross or equivalent certified and report directly to Supplier's Project Manager.





                                    - J23 -

39.      Hazardous Chemicals

         COMPANY'S WORKSITE MAY CONTAIN HAZARDOUS CHEMICALS IN USE OR STORAGE WHICH ARE SUBJECT TO THE REQUIREMENTS OF 29 C.F.R. Section 1910.1200 or 29 CFR 1926.59, OSHA's HAZARD COMMUNICATION STANDARD ("THE STANDARD").

         Prior to commencing work, Supplier shall contact Company's Site Chemical Management Coordinator to arrange for information exchange under the requirements of paragraph "e" of the Standard. Also prior to commencing work, Supplier shall certify that each of Supplier's employees (including subcontractors) have been trained according to the requirements of paragraph "h" of the Standard by completing the Certificate of Hazard Communication Training form (Exhibit 1) and submitting it to Company's Site Chemical Management Coordinator.

         If the work pursuant to the Order is to be performed utilizing materials furnished by Supplier, Supplier shall provide a list of all chemical products to be used on Company's property to Company's site Chemical Management Coordinator. The list shall include the product name, the manufacturer's name, and the approximate quantity to be used. All documentation required by the Standard, such as the written hazard communication program, training records, etc., shall be maintained on site and be available for Company's inspection.

40.      Hazardous Waste

         In the event that performance of the Work pursuant to the Order generates hazardous waste as provided in 40 C.F.R. Section 261, Supplier shall certify that Supplier's employees are properly trained to handle or otherwise manage hazardous wastes in compliance with 40 C.F.R. Section 265.16. Supplier shall provide Company site Environmental Compliance Coordinator with a written hazardous waste management plan which at a minimum shall include 1) a description of the hazardous waste, 2) the amount of hazardous waste, 3) on-site handling plan, 4) off-site transportation and disposal plan, 5) emergency plan, 6) identification of all subcontracting transporters and treatment, storage, and disposal facilities, and 7) description of effort to minimize the generation of hazardous waste. Supplier shall provide Company's site Environmental Compliance Coordinator with copies of all analytical data, manifests, and documents related to the management and disposal of hazardous wastes. Supplier's hazardous waste management plan shall also include provisions that describe Supplier's or Company's ownership including financial and legal responsibility for all hazardous wastes generated during the performance of the Work on Company's facilities.

         Company, at its option, shall have the right to approve or disapprove of Supplier's hazardous waste management plan. If Company disapproves of Supplier's plan as submitted, Supplier shall revise its plan to Company's satisfaction, or shall subcontract for the management of hazardous waste with a hazardous waste contractor satisfactory to Company. Neither approval of Supplier's plan by Company nor such sub-contracting shall relieve Supplier of its responsibilities under the Order to safely and properly manage and dispose of hazardous wastes





                                    - J24 -
         in full compliance with all federal, state and local laws, rules, regulations and ordinances applicable to the handling, storage and disposal of such wastes.

         All unused chemicals brought on Company's property by Supplier shall be removed by Supplier upon completion of the Work.

41.      Respiratory Protection Requirements

         Supplier shall comply with all federal, state, and local laws, rules, regulations and ordinances relating to respiratory protection during the performance of the Work.

         Supplier shall supply and maintain such respiratory protection and testing equipment necessary to support the Work. Supplier shall be responsible for determining those areas requiring respiratory protection. However, some areas of Company's property or facilities may be designated by Company as requiring respiratory protection, and Supplier shall take such precautions as are required. Company may at its option, conduct periodic audits of Supplier's respiratory protection program. Such audits, if conducted, will be made by Company's Safety/Loss Prevention personnel to ensure compliance by Supplier with this provision.

42.      Asbestos

         A. Supplier may be performing work in areas where asbestos is present. Supplier shall comply with all applicable federal, state and local laws, regulations, ordinances or standards relating to asbestos whether or not such laws, regulations, ordinances or standards are specifically referred to in the Order.

         B. If the Work involves the inspection for, removal, encapsulation, disposal or installation of asbestos or asbestos-containing materials, Supplier:

                 1. Shall comply with all applicable requirements of the Clean Air Act, 42 U.S.C. Section 7401, et seq., as amended, all applicable requirements, procedures and standards of the United States Environmental Protection Agency as set forth at 40 C.F.R. Part 61, Subpart M, and of the United States Occupational Safety and Health Administration as set forth at 29 C.F.R. Part 1926.58, or their successor provisions.

                          a. For work performed in Virginia, Supplier shall also comply with all applicable provisions of Virginia Code Sections
                                  54.1-500 through 54.1-517; and all applicable requirements, procedures and standards of the Virginia Department of Labor and Industry, and the Virginia Department of Environmental Quality.

                          b. For work performed in West Virginia, Supplier shall also comply with all applicable provisions of West Virginia Code Sections 16-32-2


                                    - J25 -
                                  through 16-32-16; and all applicable
                                  requirements, procedures and standards of the West Virginia Department of Health and Human Resources, the West Virginia Department of Natural Resources, the West Virginia Department of Labor, and the West Virginia Air Pollution Control Commission.

                          c. For work performed in North Carolina, Supplier shall also comply with Sections 130A-444 through 130A-451 of the General Statutes of North Carolina as well as all applicable requirements, procedures and standards of the North Carolina Department of Environment, Health and Natural Resources.

                 2. Shall, prior to commencement of the Work, comply with all notification requirements including, but not limited to those set forth in 40 C.F.R. 61.145(b); and Virginia Code Section 40.1-51.20(A), West Virginia Code Section 16-32-11, or Sections 130A-449 of the General Statutes of North Carolina as appropriate. Supplier further agrees to comply with the record keeping and record retention provisions set forth in Virginia Code Section 40.1-51.20(C) or West Virginia Code Section 16-32-6(d)(3), as appropriate. Supplier shall provide Company's Corporate Services, Air Quality Department with copies of all required notifications.

                 3. Represents and warrants that it is a licensed asbestos and/or RFS Supplier pursuant to Virginia Code Section 54.1-503 or West Virginia Code Section 16-32-6 or Section 130A-447 of the General Statutes of North Carolina, as appropriate, and that each of its employees or agents who will come into contact with asbestos or who will have supervisory responsibility for the Work is licensed as an asbestos worker or supervisor.

         C. If the Work does not involve asbestos or asbestos-containing materials and Supplier, in performing such Work, discovers or suspects the presence of asbestos or asbestos-containing materials, Supplier shall immediately cease operations in the affected area and provide oral notification to Company of the discovery. Such oral notification shall be confirmed in writing within twenty-four (24) hours. Supplier shall take all reasonable steps to isolate such areas and prevent the intrusion thereafter of any personnel not authorized by Company. Supplier shall cooperate fully with Company in securing the affected area(s).

         D. Supplier shall not be entitled to extra compensation or extension of time for any period it or its employees, agents or subcontractors may be delayed due to Supplier's failure to comply with any of the laws, regulations, ordinances, requirements, procedures, or standards set forth herein.


                                    - J26 -

43.      Incentive Program

         Virginia Power has established a Supplier Safety Incentive Program to recognize suppliers for outstanding safety performance in each calendar year. Supplier's overall safety performance will be evaluated by Virginia Power at the conclusion of the Work and collated on an annual basis. Criteria to be considered can be obtained from Company's Safety Coordinator.





                                    - J27 -

           EXHIBIT 1 - CERTIFICATION OF HAZARD COMMUNICATION TRAINING
                       (For Informational Purposes Only)

With reference to Annex J - Performance Criteria for the Mount Storm Truck Dump Facility, Seller and Sellers subcontractor(s) hereby certifies that all personnel it utilizes under the performance of work under this Annex J have received hazard communication training as specified in 29 C.F.R. 1910.1200. This Training includes as a minimum the following:

         I. Methods and observations that may be used to detect the presence or release of a hazardous chemical in the work area.

         II. The physical and health hazards of the chemical in the work area.

         III. The measures employees can take to protect themselves from these hazards, such as appropriate work practices, emergency procedures, and personal protection equipment to be used.

         IV. The details of the hazard communication program to be used at the Work Site, including an explanation of the labeling system and the material safety data sheet(s), and how employees can obtain and use the appropriate hazard information.

Executed this          day of                      , 19     .
              --------        ---------------------    -----

                                                ----------------------------
                                                         (Contractor)


                                        By:
                                                ----------------------------


                                        Title:
                                                ----------------------------





                                    - J28 -

                                 ATTACHMENT 2

                                LEASE AGREEMENT

         THIS LEASE AGREEMENT ("Lease"), effective the 15th day of January, 1996, by and between VIRGINIA ELECTRIC AND POWER COMPANY, a Virginia public service corporation, doing business in Virginia as Virginia Power and North Carolina as North Carolina Power with its principal office in Richmond, Virginia ("LANDLORD") and METTIKI COAL CORPORATION, a Delaware corporation with its principal office in Tulsa, Oklahoma ("TENANT"). Both LANDLORD and TENANT are herein individually referred to as "party" and collectively referred to as "parties."

                                    RECITALS

         WHEREAS, LANDLORD is the sole owner of real estate located at Mt. Storm Power Station ("Station") in Grant County, West Virginia; and,

         WHEREAS, TENANT desires to lease a certain parcel of said land on the Station property from LANDLORD for the purpose of constructing, operating, using, maintaining, renewing, replacing and repairing a primary truck dump coal handling facility and conveyor system for the purpose of supplying coal to LANDLORD at the Station; and,

         WHEREAS, LANDLORD is willing to lease said parcel of land to TENANT pursuant to the terms and conditions of this Lease.

         NOW, THEREFORE, in consideration of the above Recitals, which are incorporated herein, and for and in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

1.       LEASE OF PREMISES.

         a. LANDLORD's obligations under this Lease are expressly contingent on the LANDLORD and TENANT having executed, on or before January 15, 1996, unless such date is mutually extended by the parties, an Agreement for the Supply of Coal to Mt. Storm Power Station having a term of ten years, eleven months and sixteen days commencing at one minute past midnight on January 15, 1996 and ending one minute before midnight on January 1, 2007 ("Agreement"), unless otherwise sooner terminated in accordance with the provisions of this Lease, and requiring, as part of TENANT's obligations pursuant to such Agreement, that TENANT construct and operate a primary truck dump coal handling facility and conveyor system for purposes of supplying coal to the Station pursuant to the Agreement ("Facility").

         b. LANDLORD hereby rents and leases to TENANT and TENANT hereby rents and leases from LANDLORD, upon the conditions hereinafter set forth, that certain parcel of land and access thereto, herein referred to as "Premises," described in the drawings included in Annex J of the Agreement, such drawings are incorporated into this Lease.

         c. TENANT leases the Premises "as is" and LANDLORD shall not be obligated to make any alterations or improvements thereto prior to or after commencement of this Lease, except as expressly provided in Section 4 of Annex J of the Agreement, or as otherwise required during the term of this Lease by applicable law or regulation.

         d. Unless required by the terms and conditions of the Agreement or any attachments thereto, nothing in this Lease shall be interpreted as granting TENANT access to any part of the Station other than the Premises and access thereto as described above.

         e. The parties acknowledge the content of the December 1995 GAI Report Project No. 92-417-85 regarding the condition of the Premises. Nothing herein shall require the TENANT to perform or bear the expense of remediation of environmental impacts existing prior to the effective date of this Lease.

2.       TERM OF LEASE.

         The term of this Lease shall be ten years, eleven months and 16 days commencing at one minute past midnight on the 15th day of January, 1996 and ending at one minute before midnight on the 1st day of January, 2007 unless otherwise sooner terminated in accordance with the provisions of this Lease.

3.       TERMINATION.

         This Lease shall automatically terminate upon the earlier of expiration, cancellation, or termination of the Agreement.

4.       RENT.

         The rental fee for the term of this Lease shall be One Dollar ($1.00), receipt of which LANDLORD hereby acknowledges.

5.       USE OF DEMISED PREMISES.

         a. TENANT shall be entitled to use the Premises only for the purposes of constructing, operating, using, maintaining, renewing, replacing and repairing the Facility, as such Facility is described in the Agreement, for purposes of supplying coal to LANDLORD's Station pursuant to the Agreement, and no other purpose unless written permission is first obtained from LANDLORD for another use. TENANT may NOT use the Premises to provide goods or services to parties other than LANDLORD, unless otherwise authorized in writing by the LANDLORD.

         b. TENANT's right to use the Premises as permitted herein may only be exercised by (i) TENANT and its employees, and (ii) TENANT's agents, contractors, and subcontractors who have been approved in writing by LANDLORD, such approval shall not be unreasonably withheld. LANDLORD shall have the right, in its sole discretion, to revoke such authorization in the event of violation of applicable laws and regulations, on-site safety and/or drug/alcohol violations, or threatened interference which are detrimental to the operation of the Station and/or the Facility. Removal from the Station and/or the Facility shall be immediate if required by LANDLORD, otherwise loss of authorization shall be effective thirty (30) days after TENANT's receipt of written notice stating the reason therefore.

         c. TENANT shall have access to the Premises along a roadway owned, used and controlled by LANDLORD. LANDLORD shall reasonably maintain the roadway used for such access but not leased hereunder so as not to unreasonably impair TENANT's performance under the Agreement. Provided, however, TENANT shall be responsible for the restoration of said roadway to its immediately prior condition for any damage to the condition of the roadway: (i) caused by TENANT, its employees or subcontractor(s), and (ii) beyond reasonable wear and tear considering the intended use of the roadway by TENANT, LANDLORD and LANDLORD's other subcontractors and suppliers.

         d.      (i)      TENANT shall have the right to construct, use,
                 operate, maintain and repair the Facility provided that all such work shall be done in a good and workmanlike manner in compliance with all applicable building codes, laws and regulations and as provided in the Agreement; and further provided that no liens shall attach to the demised Premises by reason thereof.

                 (ii) After completion of construction of the Facility, notice of any proposed major alterations, additions or improvements to the Premises or the Facility shall be submitted in writing to LANDLORD for LANDLORD'S approval, such approval shall not be unreasonably withheld. After completion of construction of the Facility, TENANT may make minor alterations, additions or improvements to the Premises or the Facility without LANDLORD'S approval. TENANT shall before beginning any alterations, additions or improvements, indemnify LANDLORD against liens, costs and damages arising out of the alterations, modifications or improvements as LANDLORD may reasonably require. All such alterations, additions, or improvements shall be done in a good and workmanlike manner in compliance with all applicable building codes and regulations, and no liens shall attach to the Premises by reason thereof. All such alterations, additions, or improvements shall become and be deemed to be a permanent part of the Premises and shall not be removed by TENANT upon expiration or termination of this Lease. TENANT shall also provide LANDLORD with updated "as-built" drawings of the Facility showing the impact of all alterations, additions or improvements to the Premises or the Facility.

         e. During the term of this Lease, the Facility shall remain the property of the TENANT, subject to any valid lien of the LANDLORD. Upon expiration or termination of this Lease, the Facility shall become the property of the LANDLORD in accordance with paragraph 8.

         f.      (i)      LANDLORD shall have no obligation to reimburse TENANT
                 for the cost of construction, operation, use, maintenance, or repair of the Facility except for: the costs specifically provided in the Agreement (e.g., Section 3.5 and Annex J of the Agreement), or any alterations, additions or improvements thereto as described above in paragraph 5.d.(ii).

                 (ii) LANDLORD shall reimburse TENANT for any alterations, additions or improvements to the Premises or Facility as requested by LANDLORD and not otherwise required of TENANT under the Agreement.

                 (iii) LANDLORD shall reimburse TENANT for any alterations, additions or improvements to the Premises or Facility made by TENANT as required by law or applicable regulation.

         g.      (i)      TENANT shall have the right to place on the demised
                 Premises such non-permanent machines, tools or other equipment and items as it shall consider necessary or desirable for the purpose for which this Lease is made (collectively, "Equipment"). Such Equipment shall at all times remain the personal property of TENANT and may be removed by TENANT at any time, whether at the termination of this Lease, or prior thereto. TENANT shall be responsible for property taxes on the Equipment.

                 (ii) Any machines, tools, equipment or other items which TENANT permanently affixes to the Facility or the Premises during the term of this Lease shall be deemed to be a part of the Facility.

         h.      (i)      TENANT shall not, at any time, use, store, or permit
                 the use or storage of, on the Premises, any material designated as hazardous or toxic (either in its original form or as waste upon disposal) unless reasonably required by TENANT or TENANT's subcontractor(s) for the construction, testing, startup, operation and maintenance of the Facility and such use or storage is conducted pursuant to applicable laws, rules, regulations or ordinances. TENANT agrees not to commit or permit any waste or nuisance on or about the Premises nor do or permit any act that poses a threat of environmental harm or damage. Without limitation of the foregoing, TENANT shall not dispose of any hazardous or toxic material or petroleum product in, or cause or permit release of any such material or product into, land, water, storm drains or sewers on or near the Premises.

                 (ii) LANDLORD shall provide TENANT written notice of violation of the provisions of paragraph 5.h.(i). If TENANT, in accordance with the applicable laws, fails to initiate correction of such violation and does not identify a cure reasonably acceptable to LANDLORD with a specified course of action within thirty (30) days of receipt of LANDLORD's written notice, TENANT will be in material default under this Lease and LANDLORD may terminate this Lease, take possession of the Premises and operate the Facility as provided in
                 Section 3.5.d of the Agreement. In addition, in the event TENANT fails to comply with paragraph 5.h.(i) above, and fails or refuses to remedy such noncompliance within thirty (30) days of receipt of written notice from LANDLORD, the LANDLORD may immediately take remedial action to prevent further noncompliance and contain and clean up releases of such materials or products, and TENANT shall indemnify LANDLORD for any reasonable costs and expenses LANDLORD so incurs.
                 LANDLORD may deduct such costs and expenses from amounts due TENANT under the Agreement. Any such action by LANDLORD shall not constitute a waiver of other rights available to LANDLORD under this Lease, including but not limited to termination rights. Nothing in this paragraph 5.h. shall relieve TENANT of any of its obligations or liabilities under this Lease or the Agreement.

         i. TENANT shall not place underground or aboveground storage tanks, other than those required for the operation of the Facility and shown in the "as-built" drawings provided to Buyer by Seller as required under Section 3.4.4 of Annex J, on the Premises without LANDLORD's prior written consent.

6.       DEFAULT.

         Except as otherwise provided herein, if TENANT materially fails to comply with any of the provisions of this Lease, and shall fail within thirty (30) days after written notice from LANDLORD to correct such noncompliance, LANDLORD may terminate this Lease by giving written notice to TENANT. Such termination shall be effective as specified in the notice but not earlier than one (1) day following TENANT's receipt of such notice. If LANDLORD terminates this Lease for TENANT's default pursuant to this paragraph or for default of TENANT as provided in paragraph 5.h., TENANT shall be in material breach of the Agreement as of the date of such termination of this Lease and LANDLORD may with respect to the Agreement exercise all remedies available to it at law, in equity or under the Agreement, including LANDLORD's operation of the Facility as given in Section 3.5.d of the Agreement. Termination pursuant to the provisions of this paragraph shall not constitute a waiver of any other right or remedy LANDLORD may have under this Lease.

7.       TENANT'S ADDITIONAL OBLIGATIONS.

         In addition to any obligation imposed by the laws of the State of West Virginia or any other provision of this Lease that is not in conflict with the Agreement, TENANT shall:

         a. Comply with all applicable state and federal spill reporting requirements and shall provide immediate notice to LANDLORD of all known events and occurrences which are regulated by the spill reporting laws.

         b. Be liable for, as required by applicable laws and regulations, the removal of, and performance of any remedial work required in connection with, any hazardous or toxic substance or petroleum product located, discharged, leaked or emitted on, in, above or under the Premises by TENANT or it's subcontractor(s) subsequent to the effective date of this Lease; and, be liable for the cost of LANDLORD's removal of, and performance of any remedial work required in connection with, any hazardous or toxic substance or petroleum product discharged, leaked or emitted off the Premises by TENANT or it's subcontractor(s) subsequent to the effective date of this Lease. TENANT and/or LANDLORD shall use best efforts to contain such regulated releases to minimize adverse impact on the environment.

         c. Maintain the Premises and Facility in good order, condition and repair and in a safe and hazard-free condition, all at TENANT's expense, except as expressly provided in paragraph 5.c.

         d. Post appropriate and customary warning signs concerning any hazards on the Premises or which might arise from the use of the Premises.

         e. Maintain any security fences surrounding the Premises. All costs for construction, repair and maintenance of the security fences shall be paid by the LANDLORD, except where damage to the security fences is caused by TENANT or its subcontractor(s), in which case TENANT shall bear the cost of repair.

         f. Be responsible for maintaining security and safety of the Premises and the Facility.

         g. At no cost to LANDLORD, provide LANDLORD with a copy of any environmental assessment TENANT performs or causes to be performed on the Premises except for such environmental assessments conducted at the request of counsel prepared in anticipation of litigation.

8.       VACATION OF PREMISES; PURCHASE OF FACILITY.

         a. Upon termination or expiration of this Lease, ownership of the Facility shall transfer to the LANDLORD pursuant to the terms of the Agreement. Transfer of ownership of the Facility shall be effective concurrently with expiration or termination of this Lease. The purchase price to be paid by LANDLORD for the Facility shall be the value set forth in the Agreement. The sale of the Facility shall be evidenced by a Bill of Sale.

         b. Notwithstanding anything to the contrary in the terms and conditions of the Agreement or this Lease, TENANT shall transfer the Facility to LANDLORD free and clear of any liens, encumbrances, claims, or other obligations or liabilities, including but not limited to obligations pursuant or incidental to contracts of employment or service or supply contracts or subcontracts related to the Facility.

         c. Upon transfer of the Facility, TENANT shall remove all of its Equipment from the Premises. If TENANT's Equipment is not so removed within 30 days following termination or expiration of this Lease, LANDLORD shall have the right to remove it at TENANT's expense and without obligation to account to TENANT for any Equipment so removed.

9.       LANDLORD'S AGENT.

         By written notice to TENANT, LANDLORD may designate an agent for the purposes of administering this Lease on its behalf.

10.      RIGHT OF ENTRY.

         a. Except as described in paragraph 10.b below, in addition to other rights reserved to LANDLORD herein, LANDLORD reserves the right for itself, its agents, employees and assigns, to enter upon the Premises at any time for any lawful purpose, including but not limited to LANDLORD's rights of entry and use of the Facility specified in the Agreement. Such purposes include but are not limited to LANDLORD's audit and inspection of TENANT's activities (including but not limited to TENANT's maintenance of the Facility) on the Premises at any time. Except for LANDLORD's agents, employees and assigns that are familiar with the operation and safety provisions of the Facility and the Station, LANDLORD, it's agents, employees and assigns must be escorted by TENANT or its subcontractor(s). TENANT shall have the right, in its sole discretion, to revoke such authorization in the event of violation of applicable laws and regulations, on-site safety and/or drug/alcohol violations, or threatened interference which are detrimental to the operation of the Facility. Removal from the Facility shall be immediate if required by TENANT, otherwise loss of authorization shall be effective thirty (30) days after LANDLORD's receipt of written notice stating the reason therefore.

         b. Consistent with the provisions of Article 3 of the Agreement LANDLORD and its contractors and suppliers may enter upon the Premises and use the Facility for purposes of supplying coal to the Station. LANDLORD's exercise of such right of entry and use of the Facility shall be without obligation or liability to TENANT, except as LANDLORD's responsibility for expenses of operation and reimbursement for damage to the Facility or for injury to TENANT or TENANT's subcontractor(s), property or personnel as is expressly provided for in the Agreement. LANDLORD's right of entry and use pursuant to this paragraph is a right which LANDLORD may, in its sole discretion, choose to exercise or not. Any exercise or failure to exercise such right by LANDLORD shall not relieve TENANT of any obligations or liabilities under this Lease or the Agreement and shall not limit or negate any other right LANDLORD may have under such agreements, including but not limited to termination rights.

         c. Responsibility for expenses incurred in operating and maintaining the Facility during such times as LANDLORD uses the Facility as permitted in this Lease or in the Agreement shall be as specified in the Agreement.

11.      TAXES.

         Except as otherwise provided in this Lease, during the term of this Lease, LANDLORD shall pay all taxes and assessments imposed on real estate constituting the Premises by the state, county or other taxing authority. TENANT shall be responsible for all taxes and assessments imposed on the Facility and TENANT's Equipment by any state, county or other taxing authority, including but not limited to any increase in LANDLORD's tax liability on the Premises on account of the Facility and Equipment.

12.      UTILITIES AND OTHER SERVICES.

         During the term of this Lease, LANDLORD agrees to provide TENANT, at LANDLORD's expense, electricity and water required for reasonable operation of the Facility. TENANT shall use electricity and water provided by LANDLORD only for purposes of operation of the Facility as permitted in this Lease. For purposes of supplying such electricity to the Facility, LANDLORD will construct and maintain a power line and controls to as set forth in Annex J. The power line and controls shall remain the property of the LANDLORD. For purposes of supplying such water to the Facility, TENANT will construct and maintain a water line and controls to the Premises which shall become a permanent part of the Facility. LANDLORD shall not be obligated to furnish TENANT any other utilities, equipment, or services necessary for the purposes for which the Premises may be used as given in Annex J of the Agreement.

13.      INSURANCE

         Prior to the arrival of TENANT's personnel on the Premises, TENANT shall obtain and maintain, and require its contractors and subcontractors to obtain and maintain, all policies and coverages of insurance as required under Section 12.10 of the Agreement during the term of this Lease.

14.      MAINTENANCE AND REPAIRS.

         Throughout the entire term of this Lease TENANT shall maintain the Facility as set forth in Article 3 and Annex J of the Agreement.

15.      DAMAGE OR DESTRUCTION BY CASUALTY.

         During the term of this Lease, TENANT shall maintain adequate "all risk" property insurance covering the Facility on a replacement cost basis in order to repair or replace the Facility in the event of damage or destruction. If, during the term of this Lease, the Facility is damaged or destroyed by fire, flood, windstorm, natural causes, strikes, riots, acts of public enemy, acts of God, or other casualty, TENANT shall with due diligence repair or replace the Facility regardless of insurance proceeds.

16.      INDEMNITY.

         a.      TENANT agrees to indemnify LANDLORD as set forth in Section
                 12.11 of the Agreement, the terms of which are hereby incorporated into this Lease.

         b.      LANDLORD agrees to indemnify TENANT as set forth in Section
                 12.11 of the Agreement, the terms of which are hereby incorporated into this Lease.

17.      WAIVER OF LIENS.

         a. TENANT waives, and shall require its contractors, subcontractors and suppliers of any tier to waive, any and all liens and claims, and the right to file and enforce or otherwise assert any such liens and claims, against LANDLORD or LANDLORD's property or facilities for work done, services performed or materials or equipment furnished in connection with any work on the Premises for or on behalf of TENANT.

         b. If any liens or claims are filed or asserted against LANDLORD or LANDLORD's property or facilities for services performed or material or equipment furnished by

                 TENANT's contractors, subcontractors or suppliers of any tier in connection with work performed on the Premises, TENANT shall promptly discharge or remove any such lien or claim by bonding, payment or otherwise and shall notify LANDLORD promptly when it has done so. TENANT assumes all liability for, and will indemnify, protect, save and hold harmless LANDLORD and LANDLORD's directors, officers and employees from and against all such liens and claims.

18.      LIMITATION OF LIABILITY.

         Section 10.2 of the Agreement is hereby incorporated into this Lease. The reference to "this Article 10" in such section shall mean "this
         Article 18" for purposes of this Lease. In addition, except as expressly otherwise provided in this Lease or the Agreement, LANDLORD shall not be liable to TENANT for injury or death of persons or damage to property arising on account of any latent or patent defects in the Premises. LANDLORD shall be liable for any losses, claims or liabilities for loss of or damage to the Facility as the result of the negligence or willful misconduct of the LANDLORD, its agents, contractors, or subcontractors.

19.      COMPLIANCE WITH LAWS.

         TENANT and LANDLORD shall comply with all federal, state and local laws, rules, regulations, orders and ordinances applicable to its performance hereunder and its use of the Premises. If fines, penalties or legal costs are assessed against a party by any government agency or court due to the other party's noncompliance with such laws, rules, regulations or ordinances, the non-complying party shall indemnify and hold harmless the other party against any and all losses, liabilities, damages, claims and costs suffered or incurred because of the failure of the non-complying party to comply therewith. The non-complying party shall reimburse the other party for any and all legal or other expenses, including attorneys' fees through the appellate level, reasonably incurred by the party in connection with such losses, liabilities, damages or claims.

20.      PERMITS AND LICENSES.

         a. Subparagraphs 3.3.1, 3.4.3 and 4.2.4 of Annex J of the Agreement sets forth the permitting obligations of both the TENANT and LANDLORD and is hereby incorporated into this Lease. Other than those permits that LANDLORD shall provide as required under this Lease or the Agreement, TENANT warrants that it has or will obtain and maintain at all times during the term of this Lease, all licenses, permits, rights, variances, or other approvals which, under the laws, rules, regulations or ordinances of any federal, state or local government, TENANT may be required to hold in order to use the Premises for the purposes permitted herein. At TENANT's request and at TENANT's expense, LANDLORD shall provide TENANT with reasonable assistance in obtaining such licenses, permits, rights, variances or approvals.

         b. In the event LANDLORD, because of TENANT's unapproved alterations, additions or improvements to the Premises or the presence of non-essential Equipment on the Premises that is not required for TENANT's performance under this Lease or the Agreement, is required to obtain or maintain any license, permit, right, variance or other approval, TENANT shall reimburse LANDLORD for all of LANDLORD's costs and expenses associated therewith.

21.      ASSIGNMENT AND SUBLETTING.

         a. The provisions of Section 12.1 of the Agreement shall apply to this Lease with regard to assignment and the parties recognize that such assignment shall not alter the rights and obligations of the assigned party with respect to this Lease and the Agreement. TENANT shall not sublease this Lease without LANDLORD's prior written consent. Any sublease without LANDLORD's prior written consent shall be void.

         b. Nothing herein shall be construed to restrict the right of LANDLORD freely to convey, assign, or otherwise dispose of or encumber its title, rights, and interests in the Premises.
                 Any assignment made as provided herein shall not relieve LANDLORD of any responsibility for the due and faithful performance hereof. LANDLORD shall be liable for all acts and omissions of its assignee.

22.      SUBORDINATION OF LEASE.

         This Lease and TENANT's leasehold interest hereunder are and shall be subject, subordinate to, and inferior to any lien or encumbrance now or hereafter placed on the Premises by the LANDLORD, all advances made under any such lien or encumbrance, the interest payable on any such lien or encumbrance, and any and all renewals or extensions of such liens or encumbrances.

23.      NOTICES.

         Any notice required or permitted to be given in writing hereunder shall be executed in the manner set forth under Article 13 of the Agreement.

24.      REGULATORY CHANGES.

         In the event that a governmental agency has authority to regulate the charges for, and conditions of, facility leasing such as that described in this Lease, or acquires such authority subsequent to the effective date of this Lease, then this Lease shall be subject to regulation by such governmental agency ("Regulatory Change"). In such event, this Lease shall be modified but only to the extent necessary to comply with such regulations. Any provisions of this Lease not subject to regulation shall remain in full force and effect.

25.      REGULATORY PROHIBITION.

         Both parties recognize that governmental or regulatory authorities having jurisdiction over LANDLORD or the activities contemplated by this Lease, including but not limited to the Virginia State Corporation Commission, may take action which prevents LANDLORD from performing its obligations under this Lease. If any court, governmental or regulatory authority for any reason substantially prevents LANDLORD from performing its obligations under this Lease, LANDLORD may, by written notice to TENANT, immediately terminate this Lease without obligation or liability to TENANT, except for obligations and liabilities arising from any prior performance or breach of this Lease. Such termination shall be effective upon the date specified in LANDLORD's notice, but in no event earlier than TENANT's receipt of LANDLORD's notice or if permitted by said court, governmental or regulatory authority thirty (30) days after TENANT's receipt of LANDLORD's notice.

         Termination of this Lease due to "Regulatory Prohibition" as described above, shall not be cause for termination of the Agreement by either party. LANDLORD agrees to operate the Facility in a manner that is consistent with the terms and conditions set forth in the Agreement and shall operate the Facility as contemplated by the parties prior to the imposition of the "Regulatory Prohibition" (i.e., as described in Section 3.1.d of the Agreement). Upon termination of this Lease due to Regulatory Prohibition, LANDLORD will operate the Facility. LANDLORD and TENANT will meet to mutually agree to adjustments, at a minimum, to Price under the Agreement. Until the parties reach such mutual agreement, responsibility for all costs of operation for the Facility shall be determined as given in Section 3.5.d of the Agreement except that TENANT's costs will be the prorated by the total tons of coal received into the Facility by LANDLORD. Payment for the above costs shall be completed as given in the Agreement.

26.      MISCELLANEOUS.

         a.      Governing Law

                 This Lease and the rights of the parties hereunder shall be governed by, construed and enforced in accordance with the laws of the State of West Virginia. This Lease shall be deemed to have been executed in West Virginia regardless of the actual place of signing or the actual place of performance.

         b.      Non-Waiver of Rights

                 The failure of LANDLORD to demand strict performance of the terms of, or to exercise any right conferred in, this Lease shall not be construed as a waiver or relinquishment of its right to assert or rely upon any such term or right in the future, or a consent to any continuing or subsequent failure or breach.

         c.      Severability

                 Section 12.6 of the Agreement is hereby incorporated into this Lease.

         d.      Survival

                 Section 12.4 of the Agreement is hereby incorporated into this Lease.

         e.      Relationship of the Parties

                 This Lease does not and shall not be construed to establish a partnership, joint venture or other form of business association between LANDLORD and TENANT, and neither party shall have the authority to obligate the other without the other's prior written consent. LANDLORD shall not be considered an employer, either individually or jointly with TENANT, of any of TENANT's personnel or the personnel of TENANT's contractors, subcontractors or suppliers.

         f.      Headings

                 Article and paragraph headings contained herein are inserted for convenience and shall have no effect on interpretation or construction of this Lease.

         g.      Publicity

                 No information relative to this Lease shall be released by TENANT for publication, advertising or for any other purpose without the prior written approval of LANDLORD.

         h.      Successors and Assigns

                 Section 12.3 of the Agreement is hereby incorporated into this Lease.

         i.      Confidentiality

                 Section 12.7 of the Agreement is hereby incorporated into this Lease.

         j.      Quiet Enjoyment

                 LANDLORD covenants that TENANT, upon performing the covenants and conditions contained in this Lease, shall and may peaceably and quietly have, hold and enjoy the leased Premises.

         k.      Authority

                 Each of the parties executing this Lease warrants and represents that they have been duly and properly authorized to execute this Lease on behalf of their principal.

         l.      Provisions Incorporated by Reference

                 Where provisions of the Agreement are expressly incorporated into this Lease, the term "Agreement" used in such provisions shall mean "Lease" for this Lease.

27.      MODIFICATION.

         No amendment or modification of this Lease shall be valid unless in writing and executed by the duly authorized representatives of both parties.

28.      ENTIRETY.

         This Lease and the provisions of the Agreement that are incorporated herein by reference embodies the entire agreement between LANDLORD and TENANT with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding between the parties. The parties shall not be bound by or be liable for any statement, representation, promise, inducement or understanding of any kind or nature not set forth or provided for herein. No prior course of dealing, usage of trade or course of performance shall be used to supplement or explain any term, condition or instruction used in this Lease, nor be deemed to effect any amendment.

29.      ORDER OF PRECEDENCE

         In the event of a conflict between the terms and conditions of this Lease, the Agreement and the provisions of any Annex to the Agreement; the terms and conditions of the Agreement shall have precedence over the conflicting provisions of the Annex and this Lease; and, the terms and conditions of the Annex of the Agreement shall have precedence over the conflicting provisions of this Lease.

         IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed by their respective officers thereunto duly authorized, in duplicate originals, as of the date and year first above written.

                                  VIRGINIA ELECTRIC AND POWER COMPANY


                                  By    /s/William R. Cartwright
                                        ---------------------------------------
                                  Title Senior Vice President - Fossil & Hydro
                                        ---------------------------------------
                                  Date  December 22, 1995
                                        ---------------------------------------

                                  METTIKI COAL CORPORATION


                                  By    /s/Gary J. Rathburn
                                        ---------------------------------------
                                  Title Vice President-Marketing
                                        ---------------------------------------
                                  Date  January 4, 1996
                                        ---------------------------------------

                                  ATTACHMENT 1

                              GUARANTEE AGREEMENT

          In consideration of the award by Virginia Electric and Power Company ("Virginia Power") to Mettiki Coal Corporation ("Mettiki"), a wholly owned subsidiary of MAPCO Coal Inc. ("MAPCO"), of an agreement for the supply of coal to Virginia Power's Mt. Storm Power Station (the "Station") effective January 15, 1996 (the "Agreement"), MAPCO hereby agrees as follows:

          1. MAPCO guarantees the full and faithful performance by Mettiki of all of the covenants and obligations to be performed by Mettiki under the Agreement, subject to the following conditions:

              (a) Except for the effects of force majeure events claimed by Virginia Power as set forth in Article 9 of the Agreement, and except for Seller's failure to deliver the annual quantity of coal for any reason including force majeure which is firmly ordered by Buyer as provided in Section 3.1(d) of the Agreement, Virginia Power must, for the full term of the Agreement, purchase an annual average quantity of not less than 2,025,000 tons of 1.5 lb sulfur/mmBtu coal per year (2,250,000 ton nominal annual tonnage minus 10%). If the tonnage purchased combined with a projected minimum monthly tonnage of 187,500 tons for the remaining months of the year which have not yet been firmly ordered by Virginia Power as set forth in Section 3.1(d) of the Agreement, results in an annual quantity below 2,025,000 tons per year, this Guarantee Agreement by MAPCO is null and void. Virginia Power's minimum annual tonnage requirement as set forth in this Section 1(a) shall in no way reduce Virginia Power's obligation to purchase 11,250,000 tons +- 5% during the first five-year period, and 11,250,000 tons +- 8% during the second five-year period of the Agreement as set forth in Section 3.1(b) of the Agreement.

              (b) Notwithstanding the provisions of Section 1(a) above, if, based upon the projected calendar year tonnage as set forth in Section 1(a) above, Virginia Power's annual purchase is projected to be below 1,750,000 tons for any reason, including but not limited to force majeure events claimed by Virginia Power (but excluding force majeure events claimed by

Mettiki or Mettiki's failure to deliver coal which is firmly ordered by Virginia Power), this Guarantee Agreement by MAPCO shall be null and void.

              (c) All annual tonnage levels referenced in Sections 1(a) and 1(b) above are based upon 1.5 lb. sulfur/mmBtu coal and shall be increased by the appropriate conversion factor for adjustment to a 1.9 lb. sulfur/mmBtu coal if Virginia Power elects to purchase 1.9 lb sulfur/mmBtu coal for such calendar year as set forth in Section 3.1(f) of the Agreement.

              (d) For purposes of determining whether Virginia Power has met the annual tonnage conditions under Sections 1(a) and 1(b) above, tonnage suspended under Sections 3.9 and 4.4 of the Agreement, and tonnage canceled under Section 4.4 of the Agreement shall be credited toward Virginia Power's satisfaction of such annual tonnage conditions.

              (e) Notwithstanding the provisions of Sections 1(a) and/or 1(b) above:

                       (i) In the event there is a good faith claim of gross inequity made by either party as set forth in Section 9.3 of the Agreement, and if, after six (6) months following receipt of notice of the gross inequity claim, the parties have not agreed in writing upon a mutually acceptable solution to the gross inequity, this Guarantee Agreement by MAPCO shall be null and void.

                       (ii) In the event Mettiki asserts a good faith claim that Virginia Power has materially breached the Agreement, and Virginia Power has failed or refused to cure the breach within thirty (30) days after receiving written notice and appropriate documentation of such breach from Mettiki, this Guarantee Agreement shall be null and void.

          2. Subject to the conditions of Section 1 above, whenever Mettiki shall breach any covenant or obligation under the Agreement and has failed or refused to cure such breach within thirty (30) days after Virginia Power has provided Mettiki with notice and appropriate documentation of such breach, Virginia Power shall have the right to notify MAPCO of such breach. Subject to MAPCO's rights in the second sentence of Section 3 of this Guarantee Agreement, within a reasonable time after receipt of such notice from Virginia Power (subject to the time limits set forth below) , MAPCO shall forthwith, at MAPCO's option, either take all




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
such action necessary to cure the breach or indemnify Virginia Power for any damages, costs, expenses, and/or losses (as limited by Section 10.2 of the Agreement) that are recoverable by Virginia Power from Mettiki in connection with the performance or nonperformance of the Agreement. MAPCO shall notify Virginia Power of its election to indemnify or cure the breach within seven (7) days following receipt of notice from Virginia Power. If MAPCO elects to cure such breach, in no event shall the period of time for initiation of the cure (e.g., delivering a substantial amount of impacted coal) exceed forty five
(45) days after Virginia Power's notice of breach to Mettiki provided under
Section 2 of this Guarantee Agreement, and such cure shall include but not be limited to reimbursement for excess costs (as described in the second preceding sentence) incurred by Virginia Power as a result of the breach while awaiting cure. If MAPCO elects to indemnify Virginia Power, MAPCO shall provide such remedy on a schedule reasonably established by Virginia Power in good faith after substantive discussions with MAPCO and considering MAPCO's input. In no event shall MAPCO's choice of cure or indemnity hereunder result in additional cost to Virginia Power, starting at the point in time the breach initially occurred. Cure by MAPCO hereunder shall be deemed to cure breach by Mettiki under the Agreement, and if MAPCO provides such cure, cure hereunder shall be Virginia Power's exclusive remedy for such breach. If indemnity is provided by MAPCO hereunder, indemnity shall not be nor shall it be deemed to be Virginia Power's exclusive remedy against Mettiki for such breach. Cure or indemnity by MAPCO hereunder shall be deemed to be Virginia Power's exclusive remedy against MAPCO for breach of the Agreement by Mettiki.

          3. Subject to the conditions set forth above, Virginia Power may bring a separate action against MAPCO to enforce this Guarantee Agreement, whether or not an action may be commenced against Mettiki. If Virginia Power asserts any rights under or brings any action to enforce this Guarantee Agreement, MAPCO may assert any rights or privileges of Mettiki as set forth in the Agreement and may assert any defenses available to either MAPCO or Mettiki, including, but not limited to, the right to contest whether either MAPCO or Mettiki has any obligation to Virginia Power in event of an alleged breach, including without limitation the right





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
to contest whether an alleged breach has occurred and/or has been cured. Notwithstanding the foregoing, Virginia Power and MAPCO acknowledge that any final, binding and non-appealable judgment for monetary damages against Mettiki for material breach of the Agreement or, alternatively, against MAPCO for material breach of this Guarantee Agreement shall be a sufficient basis for a claim by Virginia Power against MAPCO which claim shall obligate MAPCO under this Guarantee Agreement. However, Virginia Power and MAPCO agree that such judgment shall be satisfied first by MAPCO's application of the judgment lien(s), if any, against the assets of Mettiki and, if such assets are not sufficient or legally available to satisfy such judgment lien(s), then against the assets of MAPCO, if necessary and as appropriate.

          4. MAPCO agrees that Virginia Power, without notice to or demand upon MAPCO, and without affecting in any way whatever the obligations of MAPCO under this Guarantee Agreement, may at any time, and from time to time, agree with Mettiki to amend the terms and conditions of the Agreement affecting the obligations of Mettiki thereunder.

          Except as it otherwise expressly provides, this Guarantee Agreement will terminate upon the satisfaction of all of Mettiki's obligations to Virginia Power under the Agreement, or upon the written release of Mettiki and/or MAPCO by Virginia Power from such obligations. Nothing in this Guarantee Agreement shall be interpreted to limit, negate or alter the obligations and rights of Virginia Power and Mettiki under the Agreement.

                               MAPCO COAL INC.

                               By:    /s/Gary J. Rathburn
                                      ------------------------------
                               Title: Vice President-Marketing
                                      ------------------------------
                               Date:  January 4, 1996
                                      ------------------------------





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